As Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-57384

The information contained in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.



                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 27, 2001

PROSPECTUS  SUPPLEMENT
(TO PROSPECTUS DATED APRIL 6, 2001)


                                6,000,000 Shares

                                [GRAPHIC OMITTED]

                  Charter Municipal Mortgage Acceptance Company

                                  Common Shares

        We are selling all of the common shares of beneficial interest offered pursuant to this prospectus supplement. Our common shares trade on the American Stock Exchange under the symbol "CHC." On April 26, 2001, the last sale price for our common shares as reported on the American Stock Exchange was $15.15 per share.

        INVESTING IN OUR COMMON SHARES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-16 OF THIS PROSPECTUS SUPPLEMENT.

                           ---------------------------

                                                 PER SHARE          TOTAL
                                                 ---------          -----
        Public offering price                     $                  $
        Underwriting discount                     $                  $
        Proceeds, before expenses, to us          $                  $

        We have granted the underwriters a 30-day option to purchase up to 900,000 additional common shares at the public offering price less the underwriting discount to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The common shares offered hereby will be ready for delivery on or about _____________, 2001.

UBS WARBURG
            FIRST UNION SECURITIES, INC.
                        LEGG MASON WOOD WALKER
                                  INCORPORATED

                           ---------------------------

          The date of this prospectus supplement is ___________, 2001.

            Properties Financed by CharterMac as of December 31, 2000

                                [GRAPHIC OMITTED]

                                TABLE OF CONTENTS


                              Prospectus Supplement
                                                                            PAGE
                                                                            ----

Prospectus Supplement Summary................................................S-4

Risk Factors................................................................S-16

Use of Proceeds.............................................................S-34

Price Range of Common Shares and Distribution History.......................S-35

Our Company.................................................................S-36

Management..................................................................S-60

Federal Income Tax Considerations...........................................S-69

Underwriting................................................................S-74

Legal Matters...............................................................S-76

Experts.....................................................................S-76

Forward-Looking Information.................................................S-77

                                   Prospectus

Our Company....................................................................1

Description of Our Shares......................................................2

Use of Proceeds................................................................8

Plan of Distribution...........................................................8

Ratio of Earnings To Combined Fixed Charges and Preference Dividends...........9

Experts ......................................................................10

Legal Matters.................................................................10

Where You Can Find More Information...........................................10

Incorporation of Certain Documents by Reference...............................11

                           ---------------------------

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information included or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of their dates. Our business, financial condition, results of operations and prospects may have changed since each such date.

                           ---------------------------

                          PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement. It is not complete and may not contain all of the information that is important to you. To understand this offering of our common shares, you should read the entire prospectus supplement and accompanying prospectus, including all documents incorporated by reference herein and therein, carefully. Unless otherwise indicated, all of the following information assumes that the underwriters have not exercised their option to purchase up to an additional 900,000 common shares within 30 days of the date of this prospectus supplement.

        In this prospectus supplement, "we," "us," "our" or "ours" and the "Company" each refers to Charter Municipal Mortgage Acceptance Company. The term "Manager" refers to Related Charter LP, and the term "Related Capital" refers to Related Capital Company.

                                   OUR COMPANY

        We are Charter Municipal Mortgage Acceptance Company, a business trust formed under the laws of the State of Delaware. We commenced our operations in October 1997. We invest primarily in affordable multifamily housing revenue bonds, a portion of which are participating bonds, and other investments that produce interest or distributions which are excluded from gross income for purposes of federal income taxation. A small portion of our investments is comprised of first or second mortgage bonds and other investments which produce taxable income. We refer to our investments in bonds as "revenue bonds." Substantially all of our investments are held indirectly through our subsidiaries. Our common shares trade on the American Stock Exchange under the symbol "CHC."

        We select our investments based upon investment advice provided by our Manager, Related Charter LP, pursuant to management agreements between our Manager and us, and our Manager and each of our subsidiaries. Our Manager, which is an affiliate of Related Capital, has subcontracted its obligations under these management agreements to Related Capital and uses Related Capital's resources and real estate and investment expertise to advise us. The management team that provides us with investment advice has an average of 12 years of experience with our Manager and/or Related Capital and 20 years of experience in the real estate industry.

        We are classified as a partnership for federal income tax purposes and, thus, are not subject to federal income taxation. As such, we pass through to our shareholders, in the form of distributions, income, including tax-exempt income, derived from our investments. Although the exact percentage may vary from quarter to quarter, we expect that a substantial percentage of each of our distributions to shareholders will be excludable from gross income for federal income tax purposes. For the calendar year ended December 31, 2000, 96% of our distributions qualified as tax-exempt income. See "Risk Factors--Publicly traded partnership status" and "Federal Income Tax Considerations" below.

        Our principal executive offices, as well as those of our Manager and Related Capital, are located at 625 Madison Avenue, New York, New York 10022. Our phone number is (212) 421-5333.

                     OUR STRATEGY AND COMPETITIVE ADVANTAGE

        In order to generate tax-exempt income to pass through to our shareholders and, as a result, enhance the value of our common shares, we invest in or acquire tax-exempt revenue bonds secured by multifamily properties. We believe that we can earn above market rates of interest on our revenue bond investments by offering one stop shopping to developers of affordable multifamily housing and leveraging our affiliation with Related Capital, a dominant provider of affordable multifamily housing.

        We commenced operations in October of 1997 with a portfolio of 31 revenue bonds with an aggregate face amount of approximately $349 million which were secured by 31 affordable multifamily properties containing 8,043 units. Since then, we have invested in 83 new revenue bonds with an aggregate face amount of approximately $583 million which are secured by 70 affordable multifamily properties containing 13,686 units. Additionally, five revenue bonds from our original portfolio of revenue bonds have been sold or repaid with an aggregate face amount of approximately $40 million which were secured by five affordable multifamily properties containing 1,088 units. As of December 31, 2000, our portfolio included direct or indirect interests in 109 revenue bonds with an aggregate face amount of approximately $892 million secured by 96 affordable multifamily properties containing 20,641 units located in 18 states and the District of Columbia.

        The following chart depicts the aggregate face amount of our portfolio of revenue bonds at December 31 for the last three fiscal years, reflecting the face amount of the original revenue bond portfolio and the cumulative face amount of our new revenue bonds.


                               [GRAPHIC OMITTED]

        The following chart depicts our revenue bond portfolio as of December 31, 2000 by the type of investments in revenue bonds based on face amount. As of December 31, 2000, 39% of our revenue bond portfolio was represented by bonds secured by affordable multifamily housing properties owned by for-profit entities that do not benefit from federal low income housing tax credits ("80/20"); 53% was represented by revenue bonds secured by affordable multifamily housing properties owned by for-profit entities that do benefit from federal low income housing tax credits ("LIHTCs"); 6% was represented by bonds secured by affordable multifamily housing properties owned by charitable organizations described in Section 501(c)(3) of the Internal Revenue Code ("501(c)(3)"); and 2% was represented by subordinate revenue bonds. Because our investment strategy focuses on new revenue bonds secured by properties which benefit from federal LIHTCs, we expect the ratio of LIHTC bonds to the overall portfolio of revenue bonds to increase over time.


                               [GRAPHIC OMITTED]

INVESTMENT FUNDAMENTALS

        Investments in New Revenue Bonds
        --------------------------------

        We believe that affordable multifamily housing, especially those properties which benefit from federal LIHTCs, represents an attractive form of collateral for our tax-exempt revenue bonds.

        The demand for affordable multifamily housing is extremely strong. According to a United States Department of Housing and Urban Development report dated January 2001, 4.9 million households are in need of quality affordable housing.

        Our Manager estimates that nearly one-third of new multifamily construction annually contains an affordable component (approximately 62,000 to 126,000 units) that produces federal LIHTCs pursuant to Section 42 of the Internal Revenue Code, as amended (the "Code"). Developers who utilize tax-exempt revenue bonds to finance their properties are able to receive federal LIHTCs as long as rents are set at certain levels. See "Our Company--Regulatory Environment". We believe that multifamily properties that benefit from federal LIHTCs are less likely to have a foreclosure during their first 11 years of operations for the following reasons:

        o It has been our experience that properties financed with tax-exempt revenue bonds and federal LIHTCs have a capital structure comprised of 25% to 35% in cash equity (which our Manager believes represents a higher level of equity investment compared to conventionally financed multifamily housing);

        o The beneficial equity owners of these properties are typically one or more Fortune 500 companies;

        o In order to receive federal LIHTCs, a property must either be newly constructed or substantially rehabilitated, and is therefore less likely to become functionally obsolete during the first 11 year operating period;

        o Federal law requires that affordable housing units be leased at rents that are targeted for affordability, and therefore, they generally operate at high occupancy levels;

        o The beneficial equity owners of these properties receive significant tax benefits over the first 11 year operating period. The tax benefits that equity owners expect from the federal LIHTC properties we have financed are equivalent to, and in many cases greater than, the total debt service on our revenue bonds during the first 11 year operating period. If the mortgage respecting the property is foreclosed, the equity owners will lose their prospective tax benefits, and potentially suffer a recapture of the tax benefits that they have already received and incur interest and penalties. Therefore, the equity owners have a large incentive to support a property that is experiencing negative cash flow.

        Federal LIHTCs inure to the benefit of the property owner; therefore, in the event of a foreclosure, these credits become the property of the lender and can be resold to reduce our total investment in the property.

        Citing some of the reasons above, Fitch, IBCA has indicated in several CMBS ratings that multifamily properties that benefit from federal LIHTCs have a low default rate and that the federal LIHTCs provide collateral enhancement. In addition, a 2001 survey conducted by an international accounting firm of the five largest sponsors of federal LIHTC housing equity investments, which included Related Capital, determined that of 2,062 federal LIHTC properties financed since 1987 and syndicated to corporate investors, only one property suffered a foreclosure.

        The following chart depicts the aggregate face amount of $583 million of the different types of revenue bonds that we have invested in since we commenced operations in October 1997 through December 31, 2000. One or more Fortune 500 companies is the beneficial equity owner of the properties securing our federal LIHTC revenue bonds.


                               [GRAPHIC OMITTED]



















        Original Revenue Bond Portfolio
        -------------------------------

        When we commenced operations in October 1997, our original revenue bond portfolio consisted of 31 non-LIHTC bonds with an aggregate face amount of approximately $349 million. Through December 31, 2000, these seasoned bonds, which were acquired by our predecessor in the period 1986 to 1989, have produced an aggregate stable level of cash flow for over 11 years (46 consecutive quarters). Although some of the properties financed by these revenue bonds have experienced financial difficulties, the properties are currently performing, based on either the original or modified terms of such revenue bonds, and have maintained consistently high levels of occupancy for many years. As of December 31, 2000, we continued to own 26 of these seasoned bonds with an aggregate face amount of approximately $309 million; the weighted average occupancy of the properties securing these revenue bonds was 95.5%.

        The following chart depicts the net operating income on an annual basis from the 26 properties which secure the seasoned revenue bonds that have remained in our portfolio for each full fiscal year of our operations:

                               [GRAPHIC OMITTED]














        The following chart depicts the weighted average year-end occupancy of the 26 properties which secure the seasoned revenue bonds that have remained in our portfolio for each full fiscal year of our operations:

                               [GRAPHIC OMITTED]

DIRECT PURCHASE PROGRAM AND ONE STOP SHOPPING

        The traditional methods of financing affordable multifamily housing with tax-exempt revenue bonds are complex and time consuming, and involve the participation of many intermediaries. Through our Manager, we have streamlined the process with our "Direct Purchase Program." Our Direct Purchase Program removes all intermediaries from the financing process (except the governmental issuer of the revenue bond) and enables developers to deal directly with one source. This program reduces the financing life cycle, often by several months, and also reduces the bond issuance costs, usually by 30% or more. In dealing directly with us, developers feel more certain about the terms and timing of their financing. Our Direct Purchase Program is extremely beneficial to developers because the state agencies that allocate bond volume capacity limit the amount of time that a developer has to secure financing and still remain eligible to use the bond capacity.

        Related Capital believes that it has always been a leader in creating innovative strategies for financing affordable multifamily housing as it is constantly developing new products to assist developers with the entire development process. Our ability to utilize our relationship with Related Capital allows us to provide developers with different products for all of their financing needs, including pre-development loans, bridge loans and federal LIHTC equity. This "one stop shopping" enables developers to have a single, streamlined underwriting process, which reduces the time and cost of financing.

        We believe the savings in time and up-front costs and the certainty of execution that we offer developers allows us to receive above-market rates of interest on our revenue bonds.

AFFILIATION WITH MANAGER AND RELATED CAPITAL

        We believe that we are well positioned to market our Direct Purchase Program as a result of our Manager's affiliation with Related Capital. Our Manager is a single purpose affiliate of Related Capital and is controlled by the same individuals and entities that own Related Capital. This affiliation allows our Manager to utilize Related Capital's resources and relationships in the affordable multifamily housing finance industry to attract developers and identify potential investments.

        Affordable housing is and has always been one of Related Capital's primary businesses. Related Capital and its predecessor companies have specialized in offering debt and equity products to mid-market multifamily owners and developers of affordable housing for over 29 years. Related Capital has provided debt and equity financing for over 1,200 properties located in 45 states and Puerto Rico, valued at over $11 billion. According to the 2001 National Multihousing Council survey, Related Capital is the third largest owner of apartments in the United States with an ownership interest in 160,860 apartment units. Our Manager believes that Related Capital is currently the nation's largest non-agency provider of financing for multifamily federal LIHTC housing. During 2000 alone, Related Capital and its affiliated entities provided over $900 million of debt and equity financing for affordable multifamily housing.

        We also benefit from Related Capital's underwriting and asset management expertise, as well as expertise in monitoring affordable multifamily developments for regulatory compliance. Related Capital, through 13 asset management locations throughout the country, currently asset manages a portfolio of over 765 multifamily properties.

        We are able to benefit from the marketing efforts of Related Capital's extensive origination groups, which offer our Direct Purchase Program in connection with federal LIHTC equity to developers nationally, except in the small number of states that require revenue bonds to be credit enhanced. Related Capital's LIHTC origination group is organized by territory and each territory is serviced by one or more senior originators who specializes in financing affordable housing and who has a support staff to help process business. Related Capital also employs a separate group of originators that are exclusively dedicated to bond originations for us. As a result, we have access to Related Capital's proprietary client base, which includes the nation's most active and respected developers of affordable multifamily housing. This access allows us to invest in and acquire a nationally diversified pool of revenue bonds.

GEOGRAPHIC DIVERSITY

        We have a geographically diversified pool of revenue bonds and underlying collateral. As of December 31, 2000, our portfolio included direct or indirect interests in 109 revenue bonds secured by 96 properties located in 18 states and the District of Columbia.

        The map on the inside cover of this prospectus supplement depicts the locations of the properties which secure our revenue bonds, the states in which Related Capital has ownership interests in real estate assets, and the location of Related Capital's corporate and asset management offices. As indicated on the map, Related Capital has an asset management office within driving distance from most of the properties which secure our revenue bond portfolio.

Diverse Access to Capital

        We use a combination of equity offerings and securitizations of our assets in order to finance additional investments in revenue bonds. Our diverse access to capital provides us with financial flexibility and enables us to avoid using one single source of debt or equity. Further, the underlying structure of each capital source has attributes that may make it more accommodating to certain investors or more favorable to the then current temperament of the capital markets. Pursuant to our trust agreement, we are only able to incur leverage or other financing up to 50% of our total market value. This limitation requires periodic equity offerings to maintain a balanced capital structure.

        Securitizations of our revenue bonds typically offer the lowest cost of capital. We use two primary securitization programs: the Private Label Tender Option Program and the P-FLOATs/RITES(SM) program. See "Our Company--Raising Capital". In general, in our securitization programs, we sell a short-term variable rate senior position in our long-term fixed rate revenue bonds to investors and retain a residual interest, representing the difference in the amount of interest received on the revenue bonds and the aggregate amount paid to investors, plus all program costs. For the year ended December 31, 2000, the fixed rate revenue bonds securitized in these two programs had a weighted average fixed interest rate of approximately 7.34% and the short-term variable rate paid to the senior investors, plus all program costs (i.e., our cost of funds) averaged approximately 5.25%.

                        SUMMARY OF REGULATORY ENVIRONMENT

        We operate in a regulatory environment that is governed primarily by two sections of the Code relating to affordable multifamily housing. The first is
Section 142(d) of the Code, which governs the issuance of tax-exempt revenue bonds for affordable multifamily housing to be owned by private, for-profit developers, and the second is Section 42 of the Code, which authorizes federal LIHTCs for qualifying affordable multifamily housing properties. Generally, under Section 142(d) multifamily properties financed with tax-exempt revenue bonds must set aside a certain number of units for qualifying low-income tenants for a prescribed number of years. Multifamily properties financed with tax-exempt revenue bonds owned by charitable organizations described in Section 501(c)(3) of the Code, rather than owned by private, for-profit developers, must generally set aside a significantly greater number of units for qualifying low and moderate income tenants for a prescribed number of years. Under Section 142(d), there is no limit on the rent that may be charged by the owners. However, under Section 42, which governs federal LIHTCs, similar rules apply, but there is a limit on the amount of rent that may be charged.

        The availability of tax-exempt bond financing for affordable multifamily housing to be owned by private, for-profit developers in each state in each calendar year is limited by the statewide volume cap contained in Section 146 of the Code. At the end of last year, the volume cap was increased, for the first time since its inception in 1986, by 50% (to be phased-in during 2001 and 2002), and will be indexed for inflation in the future. We believe that the increase in the volume cap will cause a increase in the number of tax-exempt revenue bonds that are issued each year and therefore will create additional opportunities for us to acquire new revenue bonds. See "Our Company--Regulatory Environment."

                                 OUR INVESTMENTS

        As of December 31, 2000, the aggregate face amount of revenue bonds held directly or indirectly by us or our subsidiaries (including the full face amount of the revenue bonds underlying the Private Label Tender Option Program and secured borrowings under the P-FLOATs/RITES(SM) program) was approximately $892 million with a weighted average stated annual interest rate of 7.27% and a weighted average maturity of December 2030. The stated annual interest rates on such revenue bonds range from 4.87% to 11.00%, and, as of December 31, 2000, certain of the issues bore additional interest at contingent or participating rates payable to the extent of a percentage of available cash flow and/or sale or refinancing proceeds from the respective properties securing those investments. As of December 31, 2000, the size of the properties securing our revenue bonds ranged from 70 to 550 apartment units, with an average of 215 units.

        The following table sets forth summary data with respect to our revenue bonds as of December 31, 2000:



                                                                  WEIGHTED      WEIGHTED
                                                                   AVERAGE       AVERAGE
                                          FACE        CARRYING     STATED        OPTIONAL
                                       AMOUNT (1)    VALUE (1)     ANNUAL       REDEMPTION          WEIGHTED
                                         ($ IN         ($ IN      INTEREST       WITHOUT             AVERAGE
                                       THOUSANDS)    THOUSANDS)     RATE         PENALTY            MATURITY
                                       ----------    ----------  ----------     ----------         ----------
Investments in Revenue Bonds:
Tax-Exempt First Mortgage Bonds
   Stabilized Bond Portfolio.........   $ 418,246    $ 385,362      6.97%     October 2004         June 2022
   Construction Bond Portfolio.......     264,698      257,229      7.46%       March 2016    September 2041
   Rehabilitation Bond Portfolio.....     187,102      180,801      7.51%   September 2014     February 2035
                                        ----------   ----------
                                        $ 870,046    $ 823,392      7.23%        June 2010      January 2031

Taxable First Mortgage Bonds.........       6,195        6,513      9.60%                -        March 2021
Tax-Exempt Subordinate Bonds.........      15,500       15,500      8.56%        July 2007      October 2028
                                        ----------   ----------

TOTAL/WEIGHTED AVERAGE...............   $ 891,741    $ 845,405      7.27%         May 2010     December 2030
                                        ==========   ==========



(1) In most cases, we have a right to require redemption of our revenue bonds held for investment prior to their maturity, although we can and may elect to hold them up to their maturity dates. As such, we account for our investment in revenue bonds as "available-for-sale debt securities." Accordingly, for financial reporting purposes, our investments in revenue bonds are carried at their estimated fair values, which we refer to as their "carrying values," with unrealized gains and losses reported in other comprehensive income on our "Consolidated Statements of Changes in Shareholders' Equity." Unrealized gains and losses do not affect the cash flow generated from operations, net income, distributions to shareholders, the characterization of the tax-exempt income stream or the financial obligations under the revenue bonds.



        Some of the revenue bonds we invest in are secured by affordable multifamily housing properties that are still in various stages of construction. Construction of such properties generally takes approximately 12 to 18 months. Since inception, we or our subsidiaries have required most developers to arrange for construction lenders to post a letter of credit for properties that are under construction or the subject of a substantial rehabilitation. These letters of credit are equal to the full face amount of our revenue bonds and they are issued by banks that have investment grade ratings or better. In the event the construction or substantial rehabilitation of a property securing any of such revenue bonds is not completed on time or the construction or rehabilitation costs are not fully paid by the developer, we can direct the bond trustee to draw on the bank's letter of credit and purchase such revenue bonds from us at par. Our Manager will also endeavor to obtain, in most instances, one or more additional types of security during such period, including a construction completion guarantee from the principals of the property owner, personal recourse to the property owner and payment and performance bonding of the general contractor, if any, with respect to a property securing our revenue bonds.

                        RECENT REVENUE BOND TRANSACTIONS

        Since December 31, 2000 we have consummated the following transactions:

Revenue bonds acquired between December 31, 2000 up to and
including April 27, 2001
--------------------------------------------------------------------------------

                                                REVENUE                 FACE AMOUNT     INTEREST   CLOSING      MATURITY
PROJECT          LOCATION           UNITS   BOND DESCRIPTION         ($ IN THOUSANDS)     RATE       DATE        DATE
-------          --------           -----   ----------------         ----------------   --------   ----------   ---------
Draper Lane      Silver Spring, MD  406     Tax-Exempt Subordinate       11,000          10.00%    02/28/2001   Mar 2040*
Sherwood Lake    Tampa, FL          149     Tax-Exempt First              4,100           7.45%    04/24/2001   Sept 2037
                                            Mortgage--Rehabilitation
Magnolia Arbors  Covington, GA      250     Tax-Exempt First             12,500           7.50%    04/26/2001   Apr 2043
                                            Mortgage--Construction
Magnolia Arbors  Covington, GA       **     Taxable First Mortgage        1,000           8.95%    04/26/2001   July 2018
                                                                       ---------
   Total                                                                 28,600
                                                                       =========



REVENUE BONDS DISPOSED OF BETWEEN DECEMBER 31, 2000 UP TO AND
INCLUDING APRIL 27, 2001
-------------------------------------------------------------------------------------------------
                                                           FACE AMOUNT                      DISPOSITION
PROJECT           REVENUE BOND DESCRIPTION               ($ IN THOUSANDS)   INTEREST RATE       DATE
-------           ------------------------               ----------------   -------------   -----------
Greenway Chase    Tax-Exempt First Mortgage--Stabilized       12,850            8.50%        02/28/2001


----------
*   Subject to mandatory tender on March 1, 2006.
**  Not applicable to avoid duplication.

                                  THE OFFERING

Common shares offered........ 6,000,000
Common shares outstanding
after the offering........... 28,700,340 shares.
Use of proceeds.............. We estimate that the net proceeds from this offering will be approximately $_____ million, after deduction of the underwriting discount and offering expenses. We intend to use the net proceeds from the sale of our common shares primarily to acquire additional revenue bonds and other investments that are expected to produce tax-exempt income. Any remaining net proceeds will be used for general business purposes, including reduction of our indebtedness.

Risk Factors................. See "Risk Factors" and other information included in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common shares.

AMEX symbol.................. "CHC"

        The number of common shares outstanding after this offering excludes options to purchase 297,830 common shares at an exercise price equal to the trading price of our common shares on the date the options were issued ($11.5625 per share), which were granted to our officers and certain employees of an affiliate of our Manager (see "Management--Our Manager--Incentive Share Option Plan"), and 2,416,891 common shares reserved for issuance upon the conversion of our Convertible Community Reinvestment Act Preferred Shares ("Convertible CRA Shares"), held by our Convertible CRA shareholders. See "Our Company--Raising Capital--Equity Offerings--Convertible Community Reinvestment Act Preferred Share Offerings". To date, none of the Convertible CRA Shares have been converted into common shares. Furthermore, we are currently offering up to 7,000,000 Convertible CRA Shares on a best efforts basis to only qualified institutional buyers, none of which have been sold to date. In addition, we have granted an option to the underwriters to purchase up to an aggregate of 900,000 common shares to cover over-allotments, if any. If the underwriters exercise their over-allotment option in full, we will issue an additional 900,000 common shares.

                               DISTRIBUTION POLICY

        Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, if, when and as authorized by our board of trustees, out of funds legally available for distributions to our shareholders. One of our subsidiaries has completed two offerings of preferred shares which effectively rank, with respect to payment of distributions, senior to our common shares and Convertible CRA Shares. See "Our Company--Raising Capital--Equity Offerings--Preferred Equity Issuances by Subsidiary".

        We anticipate that we will pay distributions quarterly. Although the exact percentage may vary from quarter to quarter, we expect that a substantial percentage of each distribution to shareholders will be excludable from their gross income for federal income tax purposes. For the calendar year ended December 31, 2000, 96% of our distributions qualified as tax-exempt income.

        We expect to make distributions on the common shares offered hereby beginning with the quarter ending June 30, 2001, subject to the declaration of distributions by our board of trustees.

                             SUMMARY FINANCIAL DATA

        The following table sets forth our summary financial data. The following information should be read in conjunction with the financial statements and notes included or incorporated by reference in this prospectus supplement or the accompanying prospectus. The financial data as of and for the three years ended December 31, 2000 have been derived from audited financial statements incorporated by reference in this prospectus supplement or accompanying prospectus.



INCOME STATEMENT DATA:                                   YEARS ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                  2000              1999             1998
                                               -----------       -----------       -----------
Total Revenues..........................       $59,090,561       $40,437,190       $27,940,120
Interest expense, fees and minority
    interest............................        16,488,180         8,768,245         3,523,252
Income allocated to preferred
    shareholders of subsidiary..........         8,593,956         3,014,375                 -
Other...................................         3,917,369         5,472,752         2,390,996
                                               -----------       -----------       -----------
Net Income..............................       $30,091,056       $23,181,818       $22,025,872
                                               ===========       ===========       ===========
Net income allocated to common and
    Convertible CRA shareholders........       $27,074,115       $20,951,366       $20,342,594
                                               ===========       ===========       ===========
Weighted average diluted shares
    outstanding.........................       $22,152,239       $20,580,756       $20,740,641
                                               ===========       ===========       ===========
Net income per diluted share............             $1.22             $1.02             $0.98
                                                     =====             =====             =====
Balance Sheet Data (at period end):
Revenue Bonds (1).......................      $845,405,056      $587,892,000      $458,662,600
Other assets............................        79,830,809        85,899,224        33,923,206
                                              ------------      ------------      ------------

Total assets............................      $925,235,865      $673,791,224      $492,585,806
Total liabilities.......................      $124,222,017       $91,238,729       $15,091,600
Minority interest in subsidiary (subject
    to mandatory redemption)............      $275,000,000      $177,000,000      $150,000,000
Preferred shares of subsidiary..........      $169,000,000       $90,000,000                 -
Total shareholders' equity..............      $357,013,848      $315,552,495      $327,494,206


(1) In most cases, we have a right to require redemption of our revenue bonds held for investment prior to their maturity, although we can and may elect to hold them up to their maturity dates. As such, we account for our investment in revenue bonds as "available-for-sale debt securities". Accordingly, for financial reporting purposes, our investments in revenue bonds are carried at their estimated fair values, which we refer to as their "carrying values", with unrealized gains and losses reported in other comprehensive income on our "Consolidated Statements of Changes in Shareholders' Equity". Unrealized gains and losses do not affect the cash flow generated from operations, net income, distributions to shareholders, the characterization of the tax-exempt income stream or the financial obligations under the revenue bonds.

                                  RISK FACTORS

        You should consider carefully the following risk factors together with all of the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus before you decide to purchase our common shares. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page S-78 of this prospectus supplement.

OUR INCOME IS SUBJECT TO THE RISKS OF INVESTMENTS IN AFFORDABLE MULTIFAMILY HOUSING PROPERTIES.

        We derive income by investing in revenue bonds secured by multifamily residential properties. Investing in such revenue bonds subjects us to various types and degrees of risk that could adversely affect the value of our assets and our ability to generate revenue. The factors that may reduce our revenues, net income and cash available for distributions to shareholders include the following:

        o the property securing a revenue bond may not generate income sufficient to meet its operating expenses and debt service on the related revenue bond;

        o economic conditions, either local, regional or national, may limit the amount of rent that can be charged for rental units at the properties, and may result in a reduction in timely rent payments or a reduction in occupancy levels;

        o changes in market interest rates and/or changes in the economic climate or recession may reduce the cash flow from our residual interests and could adversely affect the market value of our shares;

        o occupancy and rent levels may be affected by construction of additional housing units and national, regional and local politics, including current or future rent stabilization and rent control laws and agreements;

        o federal LIHTC and city, state and federal housing subsidy or similar programs which apply to many of the properties, could impose rent limitations and adversely affect the ability to increase rents to maintain the properties in proper condition during periods of rapid inflation or declining market value of such properties; and

        o if a revenue bond defaults, the value of the property securing such bond (plus, for properties that have availed themselves of the federal LIHTC, the value of such credit), may not be sufficient to pay the amount due and owing on such bond.

RISKS ASSOCIATED WITH INVESTING IN REVENUE BONDS.

        We invest primarily in revenue bonds. By investing in revenue bonds, we expose ourselves to several risks that may adversely affect both our revenues, net income, and cash available for distribution, as well as our ability to adhere to our investment strategy. These risks include:

        o competition with private investors, mortgage banking companies, lending institutions, trust funds, mutual funds, domestic and foreign credit enhancers, bond insurers, investment partnerships and other entities that have similar investment objectives to ours;

        o  government regulations;

        o no recourse against state or local governments if a revenue bond defaults;

        o decrease in value of our revenue bonds caused by changes in interest rates;

        o changes in restrictions imposed by the governmental issuer of a revenue bond;

        o  changes in federal and state tax laws; and

        o  changes in market interest rates.

POSSIBLE ADVERSE EFFECT ARISING FROM SHARES AVAILABLE FOR FUTURE SALE.

        Our board of trustees is permitted to offer additional common shares or other equity or debt securities of our Company in exchange for money, property or otherwise. We have previously issued, and may in the future issue, a series of shares called the Convertible CRA Shares. Our Convertible CRA Shares were previously issued in two private placements pursuant to Rule 144A under the Securities Act of 1933, as amended. These Convertible CRA Shares are convertible into our common shares. The sale in the public market of such common shares could, and depending upon the number of shares of common shares involved, likely would, adversely affect prevailing market prices. In addition, such sales could adversely affect our ability to raise additional capital through equity markets. As of December 31, 2000, we had 2,590,000 Convertible CRA Shares outstanding, which are convertible into 2,416,891 common shares. See "Our Company--Raising Capital--Equity Offerings--Convertible Community Reinvesment Act Preferred Share Offerings."

        Our ability to sell any additional securities which we may offer, including our Convertible CRA Shares, is subject to risks, including:

        o  conditions then prevailing in the relevant capital markets;

        o our results of operations, financial condition, investment portfolio and business prospects; and

        o the timing and amount of distributions to the holders of our shares which could negatively affect the price of a common share.

        Furthermore, the issuance of additional securities means that our shareholders are subject to the following risks:

        o we generally do not need shareholder approval to issue additional securities;

        o our shareholders do not have any preemptive rights in connection with the issuance of any additional securities; and

        o  your investment may be diluted.

POTENTIAL CONFLICTS OF INTEREST DUE TO COMPETITION WITH OUR MANAGER, RELATED CAPITAL AND AFFILIATES.

        Our Manager has subcontracted with Related Capital to provide the services which our Manager is required to provide under management agreements with us and each of our subsidiaries. There are risks involved with this arrangement. Under these management agreements, our Manager and Related Capital are permitted to act as manager to other clients or investment vehicles (affiliated or otherwise) which invest in tax-exempt debt instruments. To the extent that other programs with similar investment objectives have funds available for investment at the same time as us, and/or an investment is potentially suitable for more than one such entity, conflicts of interest could arise as to which entity should acquire the investment. In such situations, our Manager and its affiliates will review the investment portfolio of each such entity and will make the decision as to which such entity will acquire the investment on the basis of such factors as the effect of the acquisition on each such entity's portfolio and objectives, the amount of funds available and the length of time such funds have been available for investment, and the cash requirements of each such entity. If funds should be available to two or more programs to purchase a given investment and the other factors enumerated above have been evaluated and deemed equally applicable to each entity, then our Manager and such affiliate will acquire such investment for the programs on a basis of rotation with the initial order of priority determined by the dates of formation of the entities. Neither our Manager nor Related Capital currently provides management services to any entity whose investments are similar to ours.

        We have invested in, and may in the future invest in, revenue bonds secured by properties in which either direct or indirect affiliates of Related Capital own equity interests in the borrower. Our trust agreement contains a limitation, equal to 15% of our total market value, on the aggregate amount of revenue bonds either we or our subsidiaries may hold where the borrowers under such revenue bonds are either direct or indirect affiliates of Related Capital and Related Capital generally has a controlling economic interest (which we refer to as "15% Affiliates"). Our trust agreement also requires that we obtain a fairness opinion from an independent adviser before investing under any circumstance in revenue bonds involving 15% Affiliates. For purposes of the foregoing limitations, a borrower in which Related Capital or its affiliates owns a partnership or joint venture interest merely to facilitate an equity financing on behalf of one of Related Capital's investment funds is not deemed a 15% Affiliate under our trust agreement by virtue of such relationship (which we refer to as a "non-15% Affiliate" and, together with the 15% Affiliates, the "RCC Affiliates"). A typical non-15% Affiliate borrower would be structured as a limited partnership as follows: the general partner would be an unaffiliated third party with a 1% general partnership interest and the 99% limited partner would itself be a limited partnership in which an affiliate of Related Capital would own a 1% general partnership interest and one or more Fortune 500 companies would own a 99% limited partnership interest.

        Every transaction entered into between us and an RCC Affiliate raises a potentially ongoing inherent conflict of interest. In addition to the initial determination to invest in revenue bonds secured by properties in which an RCC Affiliate owns an equity interest, such conflicts of interest with respect to these revenue bonds include, among others, decisions regarding (i) whether to waive defaults of such RCC Affiliate, (ii) whether to foreclose on a loan, and
(iii) whether to permit additional financing on the properties securing our investments other than financing provided by us. Although not required by our trust agreement, our board of trustees has adopted the following policy to address certain of such conflicts: In the event that we are required to take any of the following actions with respect to a revenue bond secured by properties in which an RCC Affiliate owns equity interests, the approval of a majority of the independent trustees shall be required (i) modification of our material rights and obligations respecting the RCC Affiliate, (ii) our waiver of material rights under the affiliated loan documents, (iii) the advancement of a material amount of additional funds to an RCC Affiliate and (iv) forbearing to exercise any of our rights or collect any material costs due to us from an RCC Affiliate.

        In addition, The Related Companies, L.P. (which is affiliated with both Related Capital and our Manager) effectively controls two Delaware limited liability companies whose principal lines of business have been the arrangement of credit enhancements for revenue bonds. As of the date of this prospectus supplement, neither entity is actively operating. However, The Related Companies, L.P. hopes to establish a new vehicle whose business will be the arrangement of credit enhancements for revenue bonds, and is currently seeking financing to fund this new vehicle. In the past these limited liability companies have not provided credit enhancement to properties that rely on federal LIHTCs for a significant part of their total capitalization similar to the properties underlying our revenue bonds, and it is not expected that any future venture would look to provide credit enhancement to such properties. Therefore, it is not likely that a new venture would directly compete with our primary business. However, there can be no assurance that we, and a new credit enhancement vehicle would not directly compete for similar products in the future.

WE MAY SUFFER ADVERSE CONSEQUENCES FROM CHANGING INTEREST RATES.

        An increase in market interest rates may lead prospective purchasers of our existing investments to demand a higher annual yield than they currently receive. This may reduce the market value of our investments, including our residual interests in tax-exempt securitization transactions, decrease the amount we could realize on the sale of those investments and could adversely affect the amount of funds available for distribution to the holders of shares. Since a significant portion of our investments represents residual interests in revenue bonds or other securities whose cash flow is used to pay senior securities with short-term floating interest rates, any increase in market interest rates will reduce the cash flow from our residual interests and could adversely affect the market value of our shares.

        A decrease in market interest rates may lead to the refinancing of some of the revenue bonds we or our affiliates own, through redemption thereof by the issuing entities or the borrowers. We may not be able to reinvest the proceeds of any such redemption at an attractive rate of return. In addition, we may not be able to purchase new revenue bonds at the same interest rates as we have in the past. This may affect our ability to generate sufficient tax-exempt income to make distributions and other payments in respect of our shares.

        Various financial vehicles exist which would allow our Manager to mitigate the impact of interest rate fluctuations on our earnings and cash flow. Our Manager continually monitors and evaluates the interest rate environment and the costs of such strategies. Currently, we manage a portion of our interest rate risk through TBMA-indexed interest rate swaps. As of March 31, 2000, we had entered into two such swaps: one has a notional amount of $50 million fixed at an annual rate of 3.98% which expires in January 2006 and the other has a notional amount of $100 million fixed at an annual rate of 3.64% which expires in February 2004. The combined notional amount of these swaps is $150 million, which represented approximately 40% of our floating rate exposure in our securitization programs as of March 31, 2001. As of March 31, 2001, the annual weighted average fixed interest rate payable by us on these swaps was 3.75%. Upon expiration of these swaps, our Manager will evaluate whether we should enter into replacement swaps and there can be no assurance that our Manager will advise us to enter into such swaps.

UNDERLYING PROPERTIES OWNED BY CHARITIES.

        We may acquire revenue bonds issued on behalf of non-profit organizations described in Section 501(c)(3) of the Code and finance low income multifamily properties and facilities for the elderly (including retirement centers, assisted living properties and nursing homes). Because an allocation of volume cap is not needed for these revenue bonds, they may be more readily available than revenue bonds which require an allocation of volume cap. However, because charities are not profit-motivated, they may not operate properties as efficiently as for-profit owners. In addition, investing in revenue bonds owned by charities are subject to other risks, including:

        o  changes in governmental sponsorship of subsidized programs;

        o subsidization of indigent persons who use their facilities, which may reduce the cash flow available to pay debt service on revenue bonds of such facilities;

        o the possibility that a charity's charitable status could be revoked (resulting in the interest on the revenue bonds issued for the benefit of such charity becoming includable in gross income for purposes of federal income taxation from the date of issue of the respective revenue bond); and

        o the inability of the owner of the revenue bond to recover sufficient value in the event of a default and subsequent foreclosure, because of the loss of the benefit of the tax-exempt financing and, in some cases, real estate tax abatements, unless the project is promptly resold to another qualifying non-profit.

POSSIBLE NEGATIVE EFFECTS OF REQUIREMENTS WITH RESPECT TO RENT RESTRICTIONS AND PERMISSIBLE INCOME OF OCCUPANTS OF PROPERTIES SECURING OUR REVENUE BONDS.

        All of the properties securing our revenue bonds are subject to certain federal, state and/or local requirements with respect to the permissible income of their tenants. The federal LIHTC program and, often, state or local law establish a rent ceiling for some or all tenants. In addition, pursuant to the Code, all of the properties securing our revenue bonds are required to have at least 20% (and in the case of low income properties owned by charities, at least 75%) of the units held for occupancy by low- or moderate-income persons or families. The Code provides that, as a general rule, for obligations issued on or after January 1, 1986, the income limitations for low- or moderate-income tenants will be adjusted for family size. Since federal subsidies are not generally available in connection with the mortgage loans, rents must be charged on such portions of the units at a level to permit such units to be continuously occupied by low- or moderate-income persons or families, which rents may not be sufficient to cover all operating costs with respect to such units and debt service on the applicable revenue bond. In such event, the rents on the remaining units may have to be higher than they would otherwise be and may, therefore, exceed competitive rents, which may adversely affect the occupancy rate of a property securing an investment and the developer's ability to service its debt.

WE HAVE NO RECOURSE AGAINST STATE OR LOCAL GOVERNMENT UPON DEFAULT OF OUR REVENUE BONDS OR UPON THE BANKRUPTCY OF A BORROWER UNDER A MORTGAGE LOAN.

        Although state or local governments or their agencies or authorities issue the revenue bonds we purchase, the revenue bonds are not general obligations of any state or local government. No government is liable to repay the revenue bonds, nor is the taxing power of any government pledged to the payment of principal or interest under the revenue bonds. An assignment of the related mortgage loan to a bond trustee on behalf of us or one of our subsidiaries, or in some cases, an assignment to the bondholder, secures each revenue bond we directly or indirectly own. The loan is secured by a mortgage on the properties securing our investments and an assignment of rents. The underlying mortgage loans are nonrecourse other than customary recourse carve-outs for bad acts such as fraud; that is, the owners of the properties securing the revenue bonds that we directly or indirectly own are liable for the payment of principal and interest under the loans only to the extent of cash flow from and sale proceeds of such properties. Accordingly, the revenue derived from the operation of the properties securing the revenue bonds that we directly or indirectly own and amounts derived from the sale, refinancing or other disposition of the these properties are the sole sources of funds for payment of principal and interest under the revenue bonds.

        Our revenue may also be adversely affected by the bankruptcy of an owner of properties securing the revenue bonds that we directly or indirectly own. An owner of such properties under bankruptcy protection may be able to forcibly restructure its debt payment and stop making, temporarily or otherwise, debt payments. Our rights in this event would be defined by applicable law.

POSSIBLE DIFFICULTY OF REPAYMENT; LOAN TO VALUE RATIO.

        Full principal or the unamortized balance of a mortgage loan is generally required to be repaid as a lump-sum "balloon" payment. A significant portion of the tax-exempt revenue bonds held by us and our subsidiaries have balloon payments. If revenue bonds are put by us on their put dates (which are prior to their maturity dates), all of such revenue bonds will also require balloon payments. The ability of the property owners to repay the mortgage loans with balloon payments is dependent upon their ability to sell the properties securing our investments or obtain refinancing. As is the case with the revenue bonds in the existing portfolio, the new mortgage loans are not expected to be personal obligations of the property owners, and we will be relying solely on the value of the properties securing our investments for security.

        Pursuant to our trust agreement, in no event will the principal amount of a first mortgage loan at the time our investment is made, together with all other mortgage loans on the subject property securing our revenue bond, exceed 85% of the appraised fair market value of the property securing our revenue bond unless our Manager or our board of trustees determines that substantial justification exists because of the other aspects of the loan. Such other aspects may include the net worth of the property owner, the credit rating of the property owner based on historical financial performance, additional collateral (such as a pledge or assignment of other real estate or another real estate mortgage) or an assignment of rents under a lease or where we have purchased a revenue bond at a price that is no more than 85% of the value of the property securing the revenue bond (notwithstanding that the face amount of the outstanding mortgage loans with respect to such property exceed 85% of the appraised fair market value of such property), provided that any loans relating to such property which are advanced by third parties (and which cause the aggregate amount of all mortgage loans outstanding on such property to exceed 85% of the appraised fair market value of such property) are subordinated to our revenue bond and do not entitle such third party lender to any rights upon default without our consent until after our revenue bond and related mortgage loan with respect to such property securing our revenue bond have been repaid. In addition, if we choose to foreclose on a mortgage loan which is in default, it may result in us realizing taxable income.

THERE ARE RISKS ASSOCIATED WITH INVESTING IN REVENUE BONDS THAT ARE PARTICIPATING INTEREST BONDS.

        A significant portion of the revenue bonds we directly or indirectly own are participating interest bonds. Participating interest bonds are bonds that bear interest at rates which include participating or otherwise contingent interest payable from a percentage of net cash flow generated from the operation of and/or sale or refinancing proceeds respecting the properties securing our mortgage loan investments. There are risks associated with investing in participating interest bonds which could adversely affect income realized by us and our cash available for distribution. In the event a property securing one of our participating interest bonds is not sold prior to the maturity or remarketing of the participating interest bond, any participating or contingent interest payable by virtue of our participation in the net sale or refinancing proceeds of this underlying property will be determined on the basis of the appraised value of the underlying property. Real estate appraisals represent only an estimate of the value of the property being appraised and are based on subjective determinations, such as the extent to which the properties are comparable to the property being evaluated and the rate at which a prospective purchaser would capitalize the cash flow of the property to determine a purchase price. Accordingly, such appraisals may result in us realizing more or less participating interest from the revenue bond than would have been realized had such underlying property been sold, and the amount realized may, to a certain extent, be based on subjective decisions by the independent appraisers. Therefore, the risks involved in investing in participating interest bonds include:

        o the possibility that a real estate appraisal, which is a subjective assessment of value, could be necessary if a property securing one of our participating interest bonds is not sold prior to maturity;

        o the possibility that there will not be sufficient cash flow and proceeds to pay the participating or contingent interest;

        o the chance that participating interest may not be paid, or, if paid, the uncertain amount of such payments in a given year, thereby adversely affecting our rate of return; and

        o the chance that borrowers will either fail to make payments due under the mortgage loans or default, reducing the amount of participating or contingent interest to be realized by us.

        The properties underlying nine of our participating interest bonds originated by our predecessor (Greenway Chase, Cypress Run, Cedar Creek, the four Sunset bonds, Loveridge and Highpointe) with an aggregate face amount of approximately $99 million, while enjoying consistent high levels of occupancy for many years, have not been able to generate sufficient revenue after payment of operating expenses to pay any participating interest or the full amount of the initial stated "base interest" due and owing on such revenue bonds. As a result, at various times between 1987 and 1995, each of the properties financed by these nine revenue bonds was transferred through deed-in-lieu of foreclosure or similar transfer or out of bankruptcy to an entity owned in whole or in part by officers, employees or former employees of The Related Companies, L.P. or its affiliates. See "--The value of our common shares, our Convertible CRA Shares and our preferred shares, if any, and our ability to make distributions of tax-exempt income depends upon the application of tax laws--Tax-exemption of our revenue bonds; and--"Substantial User" Limitation". We (or our predecessor) have entered into modification agreements with each of the owners of the properties underlying those revenue bonds, which either reduced the base interest rate or deferred certain interest payments, or both. These revenue bonds, as of December 31, 2000, are paying interest at annual rates ranging from 4.72% to 8.50% with a weighted average of 5.92% and in some cases continue to owe certain current or deferred base interest. As of December 31, 2000, the properties securing each of these revenue bonds was currently performing and able to timely pay all interest on and principal of such revenue bonds, as modified.

OUR REVENUE BONDS AND MORTGAGE LOANS MAY BE CONSIDERED USURIOUS.

        State usury laws establish restrictions, in certain circumstances, on the maximum rate of interest that may be charged by a lender and impose penalties of the making of usurious loans, including monetary penalties, forfeiture of interest and unenforceability of the debt. Although we do not intend to acquire revenue bonds secured by mortgage loans at usurious rates, there is a risk that our revenue bonds and mortgage loans could be found to be usurious as a result of uncertainties in determining the maximum legal rate of interest in certain jurisdictions, especially with respect to participating interest. Therefore, the amount of interest to be charged and our return from our revenue bonds will be limited by the state usury laws. In order to minimize the risk of making a usurious loan, our trust agreement requires our Manager to obtain an opinion of local counsel to the effect that the interest rate of a proposed revenue bond is not usurious under applicable state law. We also intend to obtain an opinion of local counsel to the effect that the interest on the proposed mortgage loan is not usurious. To obtain such opinions, we may have to agree to defer or reduce the amount of interest that can be paid in any year. Some states may prohibit the compounding of interest, in which case we may have to agree to forego the compounding feature of our revenue bond structure.

UNINSURED LOSSES.

        There are certain types of losses (generally of a catastrophic nature, such as earthquakes, floods and wars) which are either uninsurable or not economically insurable. Should such a disaster occur to, or cause the destruction of, one of the properties securing a revenue bond that we directly or indirectly own, it is possible that we could lose both our invested capital and anticipated profit.

Other parties may have the first right to income from and principal of, and control of foreclosure on, some of our investments.

        As of the date of this prospectus supplement, a small portion of our investments consist of securities that are subordinated securities or that represent interests in bonds, notes or other instruments that may be junior in right of payment to other bonds, notes or instruments. There are risks in investing in subordinated securities that could adversely affect our ability to make expected distributions to shareholders, including:

        o the risk that borrowers may not be able to make payments on both the senior and the junior interest, resulting in us, as a holder of the junior security, receiving less than the full and timely repayment of our investment;

        o the possibility that the holders of the senior interests may control the ability to enforce remedies, limiting our ability to take actions that might protect our interests; and

        o the chance that cash flow will not be sufficient to make full payments on junior securities.

WE HOLD MOST OF OUR INVESTMENTS THROUGH SUBSIDIARIES.

        We hold most of our investments through our subsidiaries, which have a contractual first priority on the income generated from these investments. Certain of our subsidiaries were formed as financing vehicles for us, and, together with third party creditors, may have contractual first priorities on the income from and principal of the investments held by some of our subsidiaries. In particular, the holders of the preferred shares of one of our subsidiaries are entitled to receive preferential distributions with respect to revenues generated by investments held directly or indirectly through that subsidiary, which constitute a substantial portion of our assets. Accordingly, the earnings on these investments may not be available for payments in respect of our common shares.

Certain of the revenue bonds held by us and our subsidiaries are subject to a pledge.

        All of the revenue bonds currently held by two of our subsidiaries, the Origination Trust and the Owner Trust, have been pledged to MBIA Insurance Corp. ("MBIA") and to a consortium of foreign banks (the "Liquidity Banks") that serve as liquidity providers under the Private Label Tender Option

Program, to secure the credit enhancement and liquidity provided by MBIA and the Liquidity Banks, respectively. Through our subsidiaries, as of December 31, 2000, we have raised $275 million through the Private Label Tender Option Program to purchase revenue bonds and other related investments. Upon the occurrence of an event of default under the Private Label Tender Option Program documents, which events of default include the failure of the underlying revenue bonds to generate sufficient income to pay distributions on the floater certificates issued in connection with the Private Label Tender Option Program, MBIA and the Liquidity Banks may exercise their rights as pledgees, which includes the right to compel a sale of all or a portion of the underlying revenue bonds and/or pledged revenue bonds. We will only recover proceeds from such sale to the extent the value of such revenue bonds exceeds the amounts owed to MBIA and/or the Liquidity Banks. In the event such value is insufficient, payments in respect of our common shares may be delayed, reduced or eliminated.

        We and our subsidiaries have securitized certain revenue bonds through the Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") P-FLOATs/RITES(SM) program. Certain of the revenue bonds held directly by one of our subsidiaries have been pledged to the credit enhancer of the revenue bonds underlying the P-FLOATsSM and RITES(SM), to secure that subsidiary's obligations in respect of the RITES(SM). Upon the occurrence of an event of default under the P-FLOATs/RITES(SM) program documents, which events of default include our failure to maintain certain specified levels of collateral and the failure of the underlying revenue bonds to generate sufficient interest to pay distributions on the P-FLOATsSM issued in connection with the P-FLOATs/RITES(SM) program, the credit enhancer may exercise its rights as pledgee in the same manner as noted above with respect to the Private Label Tender Option Program. See "Our Company--Raising Capital".

CONSTRUCTION COMPLETION RISKS.

        Some of the revenue bonds we invest in are secured by affordable multifamily housing properties which are still in various stages of construction. Construction of such properties generally takes approximately 12 to 18 months. The principal risk associated with construction lending is the risk of noncompletion of construction which may arise as a result of: (i) underestimated initial construction costs; (ii) cost overruns during construction; (iii) delays in construction; (iv) failure to obtain governmental approvals; and (v) adverse weather and other unpredictable contingencies beyond the control of the developer. If a mortgage loan is called due to construction not being completed as required in the mortgage loan documents, we may suffer a loss of capital in order to preserve our investment.

        In order to minimize certain risks which may occur during the construction phase of a property, our Manager will endeavor to obtain in most instances one or more types of security during such period, including a construction completion guarantee from the principals of the property owner, personal recourse to the property owner and payment and performance bonding of the general contractor, if any, with respect to a property securing our investment. In addition, our Manager may require principals of the property owner to provide us and our subsidiaries with an operating deficit guarantee, covering operating deficits of a property securing an investment during an agreed-upon period, or a letter of credit from a financial institution, which letter of credit would secure the construction lender's obligation to purchase the bonds if tendered by our subsidiaries in the event that construction is not timely completed. Since inception, we or our subsidiaries have required most developers to arrange for construction lenders to post such letters of credit for properties which are under construction or the subject of a substantial rehabilitation. These letters of credit are equal to the full face amount of our revenue bonds and they are issued by banks that have investment grade ratings. In the event a property underlying our revenue bonds is not completed on time or the construction costs are not fully paid by the developer, we can put the bond to the bank and collect our full face amount pursuant to the letter of credit. We and our subsidiaries may not be able, however, to obtain such security with respect to certain properties; in other cases, we and our subsidiaries may decide to forego certain types of available security if we or our subsidiaries determine that the security is not necessary or is too expensive to obtain in relation to the risks covered. Recently, our Manager has endeavored to make our mortgage loan products more competitive with other mortgage loan products in the market. Our Manager has expanded its loan origination staff to more closely review construction loan risks and it expects that, depending on the financial strength of a developer, we may make certain construction loans without requiring the developer to post a letter of credit.

ERISA PLANS MAY NOT PURCHASE THE COMMON SHARES.

        Our common shares are not an appropriate investment for ERISA plans. Each shareholder and other transferee of our shares will be deemed to have represented and agreed that it is not (and is not deemed for purposes of ERISA and Section 4975 of the Code to be) and will not be (or be deemed for such purposes to be) an ERISA plan or an entity whose underlying assets include the assets of such a plan.

OUR BOARD OF TRUSTEES CAN CHANGE OUR BUSINESS POLICIES UNILATERALLY.

        Our shareholders have no control over changes in our policies, including our business policies with respect to acquisitions, financing, growth, debt, capitalization and distributions, which are determined by our board of trustees. Although our board of trustees has no present intention to change its business plan, it may amend or revise these and certain other policies from time to time without shareholder vote. There is a risk that changes in our business policies may not fully serve the interests of all of our shareholders.

OUR INVESTMENTS ARE ILLIQUID.

        Our investments are illiquid. This means that our investments lack a regular trading market, particularly during turbulent market conditions or if any of our tax-exempt bonds become taxable or are in default. There is no limit to the percentage of our investments that may be illiquid and we do not expect to invest a substantial portion of our assets in liquid securities. There is a risk involved in investing in illiquid securities, particularly in the event that we need additional cash. If a situation arises where we would require additional cash, we could be forced to liquidate some of our investments on unfavorable terms that could substantially reduce the amount of distributions available and payments made in respect of our shares.

RISKS RELATED TO ANTI-TAKEOVER PROVISIONS.

        Certain provisions of our trust agreement and our management agreements may have the effect of discouraging a third party from making an acquisition proposal for our Company. This could inhibit a change in control of our Company under circumstances that could give our shareholders the opportunity to realize a premium over the then-prevailing market prices. Such provisions include the following:

        Additional Classes and Series of Shares. Our trust agreement permits our board of trustees to issue additional classes or series of beneficial interests and to establish the preferences and rights of any such issued. Thus, our board of trustees could authorize the issuance of beneficial interests with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of our shares might receive a premium for their shares over the then-prevailing market price of such shares.

        Staggered Board. Our board of trustees has three classes of Managing Trustees. The terms of the first, second and third classes will expire in 2001, 2002 and 2003, respectively. Managing Trustees for each class will be chosen for a three-year term upon the expiration of the current class' term. Managing Trustees may be removed by the holders of a majority of the outstanding common shares only for cause, which is referred to as gross negligence or willful misconduct, prior to October 1, 2001, and with or without cause after such date. The use of a staggered board makes it more difficult for a third-party to acquire control over us.

        Manager's Rights Under our Management Agreements. Our management agreement cannot be terminated by us prior to October 1, 2001 and our subsidiaries' management agreements cannot be terminated prior to October 1, 2001, other than for cause, and we cannot dissolve and liquidate prior to such date except upon a recommendation of our Manager. After October 1, 2001, the vote of the holders of 66-2/3% of our then outstanding common shares is required to approve a dissolution and liquidation of our Company that is not recommended by our Manager and the holders of a majority of the outstanding common shares are required to approve a dissolution and liquidation of our Company that is recommended by our Manager. The inability to terminate our management agreement and the other management agreements prior to October 1, 2001 could discourage third parties willing to acquire a controlling interest in us from doing so especially if they were seeking to replace our Manager in order to permit them to provide advisory services to us and our subsidiaries and receive the fees otherwise payable to our Manager.

POSSIBLE LIABILITY OF SHAREHOLDERS.

        We are governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Business Trust Act, as amended ("Delaware Act"), our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. In general, stockholders of Delaware corporations are not personally liable for the payment of corporation debts and obligations, and are liable only to the extent of their investment in the Delaware corporation.

        The properties securing our investments are dispersed in numerous states and the District of Columbia. In jurisdictions which have not adopted legislative provisions regarding business trusts similar to those of the Delaware Act, questions exist as to whether such jurisdictions would recognize a business trust, absent a state statute, and whether a court in such jurisdiction would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that our shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, be personally liable for our debts and obligations.
We invest in revenue bonds secured by real estate, which involves risk of liability under the environmental laws.

        Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released on, above, under or in such property. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. As a result, the owners of the real estate securing our investments could be required to pay removal or redemption costs. These costs of removal or remediation could be substantial and could negatively impact the availability of property cash flow for payments on our investments. Phase I reports have been obtained for all of the properties securing our investments, and in certain instances, because of findings in the Phase I reports, Phase II reports have also been obtained. The results of such reports were that no material violations of applicable regulations were found and such reports concluded that there has been no verifiable or apparent adverse environmental impact from past or present land use which has not been or will not be remediated. Other than such Phase I and Phase II reports, no further environmental analyses have been performed with respect to the properties securing our investments. Other than the results of the reports described above, our awareness of environmental problems associated with the properties securing our investments is derived, for the most part, from information obtained from owners of the properties which secure our investments, due diligence inquiries when our investments were financed or visual inspections of properties by independent appraisers. There may, however, be environmental problems associated with a property securing an investment not known to us and our subsidiaries and not revealed by the reports described above. Our intention is that all investments acquired in the future will have Phase I environmental site assessments and, if necessary, Phase II environmental site assessments and other analyses.

WE ARE NOT REQUIRED TO BE REGISTERED UNDER THE INVESTMENT COMPANY ACT AND WOULD NOT BE ABLE TO CONDUCT OUR BUSINESS AS WE CURRENTLY CONDUCT IT IF WE WERE TO BECOME REQUIRED TO BE REGISTERED.

        We at all times intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate", which we refer to as "qualifying interests". Under current interpretation of the staff of the Securities and Exchange Commission, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in qualifying interests and the balance in real estate-type interests. For example, unless certain mortgage securities represent all of the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying mortgage loans and, thus, may not be considered qualifying interests for purposes of the 55% requirement. Similar interpretations mandate that we own "whole" bonds in order for our revenue bonds to be qualifying interests. We believe we meet the 55% test. However, our RITESSM and certain of our revenue bonds may not be qualifying interests. The requirement that we maintain 55% of our assets in qualifying interests may inhibit our ability to acquire certain kinds of assets or to securitize additional interests in the future. If we fail to qualify for exemption from registration as an investment company, our ability to maintain our financing strategies would be substantially reduced, and we would be unable to conduct our business as described herein. Such a failure to qualify could have a material adverse effect upon our ability to make distributions to our common shareholders.

WE AND OUR SUBSIDIARIES ARE DEPENDENT ON OUR MANAGER.

        We and our subsidiaries have no employees (although, for administrative convenience, we have appointed officers) and are dependent on our Manager and its affiliates for the management and administration of our business and investments. We and each of our subsidiaries have entered into a separate management agreements with our Manager pursuant to which our Manager provides each respective entity with investment advice, portfolio management and all of the other services vital to such entity's operations. The original term of each management agreement will terminate on October 1, 2001. Neither we nor our subsidiaries may terminate our respective management agreements prior to October 1, 2001 other than for cause. Thereafter, each management agreement will be renewed annually, subject to evaluation of the performance of our Manager by the relevant entity's board of trustees. Each management agreement may be terminated
(i) without cause by our Manager, or (ii) for cause by a majority of such entity's independent trustees, in each case without penalty and each upon 60 days' prior written notice to the non-terminating party. If our Manager terminates any of these entity's management agreements, such entity may not be able to find an adequate replacement manager.

SHAREHOLDERS MUST RELY ON OUR MANAGER.

        Our shareholders have no right or power to take part in the management of our Company. While our shareholders have been granted certain voting rights set forth in our trust agreement, all decisions with respect to the management or control of our Company, subject to the supervision of our board of trustees, will be made exclusively by our Manager. This includes, without limitation, the determination as to how we choose our investments. Our success will, to a large extent, depend on the identification and selection of attractive investments and the general quality of our Manager.

PUBLICLY TRADED PARTNERSHIP STATUS.

        We have chosen to operate as a partnership for federal income tax purposes. Operating as a partnership for federal income tax purposes allows us to pass through our income and deductions to our shareholders. The listing of our common shares on the American Stock Exchange causes us to be treated as a "publicly traded partnership" for federal income tax purposes. We, and Paul, Hastings, Janofsky & Walker LLP, our counsel (which we also refer to as "Paul Hastings"), believe that we have been and are properly treated as a partnership for federal income tax purposes. However, the Internal Revenue Service ("IRS") could challenge our partnership status and we could fail to qualify as a partnership in future years. Qualification as a partnership involves the application of highly technical and complex Code provisions. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is "qualifying" income (which includes interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items). We have represented that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to conduct our operations in a manner such that at least 90% of our gross income will constitute qualifying income. Subject to the discussion below entitled "Federal Income Tax Considerations--General", in the opinion of Paul Hastings, although the issue is not free from doubt, we have been and are properly treated as a partnership for federal income tax purposes.

        In determining whether interest is treated as qualifying income under these rules, interest income derived from a "financial business" and income and gains derived by a "dealer" in securities is not treated as qualifying income. We have represented that we are acting as an investor with respect to our investments and that we have not engaged in, and will not engage in, a financial business. There is no clear guidance on what constitutes a financial business. We have taken the position that for purposes of determining whether we are in a financial business, the bond origination activities of our Manager conducted on our behalf would not be attributed to us and that our bond acquisition and financing activities as well as our proposed activities would not cause us to be engaged in a financial business or to be considered a "dealer" in securities. The IRS could assert that our activities constitute a financial business. Even if we were considered to be engaged in a financial business, we believe that we would satisfy the requirement that 90% or more of our income constitutes qualifying income. If our bond acquisition and financing activities, including any activities of our Manager that could be attributed to us, constitute (or as a result of increased volume constitute) a financial business or cause us to be treated as a dealer, there is a substantial risk that more than 10% of our gross income would not constitute qualifying income.

        In addition, in determining whether interest is treated as qualifying income, interest income that is determined based upon the income or profits of any person is not treated as qualifying income. A portion of the interest payable on participating interest bonds owned by us and our subsidiaries is determined based upon the income or profits of the properties securing our investments. Accordingly, if we were to receive more than 10% of their interest income in any given year from such "contingent interest," the IRS could take the position that we and/or our subsidiaries should be treated as publicly traded partnerships, taxable as associations. We carefully monitor the type of interest income we receive to avoid such a circumstance. However, there can be no assurance that such monitoring would be effective in all events to avoid the receipt of more than 10% contingent interest in any given year, because circumstances outside of the control of us and our subsidiaries could cause such a result.

        If for any reason less than 90% of our gross income constitutes qualifying income, items of income and deduction would not pass through to our shareholders and our shareholders would be treated for federal income tax purposes as stockholders in a corporation. We would be required to pay income tax at regular corporate rates on any portion of our net income that did not constitute tax-exempt income. In addition, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. Distributions by us to our shareholders would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, which would include tax-exempt income, as well as any taxable income we might have, and the payment of these dividends would not be deductible by us. These consequences would have a material adverse effect on us.

TAX TREATMENT OF RESIDUAL INTERESTS.

        We hold, directly or indirectly, residual interests in certain tax-exempt revenue bonds through securitization programs, such as the Private Label Tender Option Program and P-FLOATs/RITES(SM) program, which entitle them to a share of the tax-exempt interest of such revenue bonds. Special tax counsel have each rendered an opinion to the effect that the issuer of the RITES(SM) and the Private Label Tender Option Program Residual, respectively, will be classified as a partnership for federal income tax purposes and the holders of the RITES(SM) and the Private Label Tender Option Program Residual will be treated as partners of such partnership. Consequently, as the holder of the RITES(SM) and the Private Label Tender Option Program Residual, we are entitled to treat our share of the tax-exempt income allocated and distributed to us as tax-exempt income. However, it is possible that the IRS could disagree with those conclusions and an alternative characterization could cause the income we receive from the RITES(SM) and the Private Label Tender Option Program Residual to be treated as ordinary taxable income.

THE VALUE OF OUR COMMON SHARES, OUR CONVERTIBLE CRA SHARES AND OUR PREFERRED SHARES, IF ANY, AND OUR ABILITY TO MAKE DISTRIBUTIONS OF TAX-EXEMPT INCOME DEPENDS UPON THE APPLICATION OF TAX LAWS.

        The following discussion relates only to those investments which generate tax-exempt income.

        Tax treatment of our revenue bonds. We will primarily acquire and hold tax-exempt investments that we reasonably believe will generate interest or distributions excludable from the gross income of the holders thereof for federal income tax purposes. Certain of the revenue bonds acquired directly or indirectly by us bear interest at rates which include participating or otherwise contingent interest. These revenue bonds are called participating interest bonds.

        Tax-exemption of our revenue bonds. On the date of original issuance or reissuance of each revenue bond, nationally recognized bond counsel or special tax counsel rendered its opinion to the effect that, based on the law in effect on the date of original issuance or reissuance, interest on such revenue bonds is excludable from gross income for federal income tax purposes, except with respect to any revenue bond (other than a revenue bond, the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the
Code) during any period in which it is held by a "substantial user" of the property financed with the proceeds of such revenue bond or a "related person" of such a "substantial user". In the case of participating interest bonds, such opinion assumes, in certain cases in reliance on another opinion, that such participating interest bond constitutes debt for federal income tax purposes.

See "--Treatment of revenue bonds as equity" below. Each opinion speaks only as of the date it was delivered. In addition, in the case of revenue bonds which, subsequent to their original issuance, have been reissued for federal tax purposes, nationally recognized bond counsel or special tax counsel has delivered opinions to the effect that interest on the reissued revenue bond is excludable from gross income of the bond holder thereof for federal income tax purposes from the date of reissuance or, in four cases (Clarendon Hills, The Lakes and the two Highpointe bonds), to the effect that the reissuance did not adversely affect the excludability of interest on the revenue bonds from the gross income of the holders thereof. (In these latter cases, bond counsel has not delivered any opinion with respect to the exclusion from gross income of the interest on the revenue bonds upon such reissuance). However, unlike a ruling from the IRS, an opinion of counsel has no binding effect, and no assurances can be given that the conclusions reached will not be contested by the IRS, or, if contested, will be sustained by a court. We will contest any adverse determinations by the IRS on this issue. Any such contest will result in the incurrence of additional expenses by us.

        The Code establishes certain requirements which must be met subsequent to the issuance and delivery of tax-exempt revenue bonds for interest on such revenue bonds to remain excludable from gross income for federal income tax purposes. Among these continuing requirements are restrictions on the investment and use of the revenue bond proceeds and, for revenue bonds the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, the continued exempt status of such borrower. In addition, the continuing requirements include tenant income restrictions, regulatory agreement compliance and compliance with rules pertaining to arbitrage. Each issuer of the revenue bonds, as well as each of the underlying borrowers, has covenanted to comply with certain procedures and guidelines designed to ensure satisfaction with the continuing requirements of the Code. Failure to comply with these continuing requirements of the Code may cause the interest on such bonds to be includable in gross income for federal income tax purposes retroactively to the date of issuance, regardless of when such noncompliance occurs.

        We and our subsidiaries owned, as of December 31, 2000, nine participating interest bonds (Greenway Chase, Cypress Run, Cedar Creek, the four Sunset bonds, Loveridge and Highpointe) that are part of our original portfolio with an aggregate face amount of approximately $99 million. Prior to our inception, during the period between 1987 and 1995, the properties financed by these revenue bonds experienced financial difficulties and, as a result, these revenue bonds were modified by written, and in some instances oral, agreements. Certain of these modifications, depending upon their materiality, scope and duration, may have resulted in a reissuance of the modified bonds for purposes of federal income taxation.

        The reissuance of a revenue bond generally does not, in and of itself, cause the interest on such bond to be includable in the gross income of the holder thereof for federal income tax purposes. However, if a revenue bond is treated as reissued and the appropriate federal tax information return, a Form 8038, has not been timely filed or a late filing has not been accepted by the IRS, interest on such revenue bond could be includable in the gross income of the holder thereof for federal income tax purposes from and after the reissuance date. In addition, if a participating interest bond is treated as reissued, there can be no assurance that such bond would continue to be characterized as debt, as described below, insofar as the facts and circumstances underlying such characterization may have changed. Furthermore, pursuant to regulations generally effective as of June 30, 1993, if an issue of the revenue bonds is treated as reissued within six months of the transfer of the project financed by such issue of bonds by the owner of such project to an unrelated party the interest on such revenue bonds could become includable in gross income for purposes of federal income taxation. In addition, if a participating interest bond is reissued after August 13, 1996, the reissued bond is or would become subject to certain regulations concerning contingent payments which would cause some or all of the interest payable on such participating interest bond to become includable in gross income of the holder thereof for federal income tax purposes, unless such participating interest bond is modified at the time of reissuance to comply with the contingent payment regulations.

        On the basis of the filing of the Forms 8038 and, in some instances the entering into a written modification agreements to assure compliance with the contingent payment regulations, in June 1999 Greenberg Traurig, LLP, our bond counsel (also referred to as "Greenberg Traurig"), rendered unqualified legal opinions with respect to all but one of the nine modified participating interest bonds (Highpointe, with a face amount of approximately $9 million discussed below), to the effect that interest on the participating interest bond is excludable from the gross income of the holder thereof for federal income tax purposes. However, an opinion of or advice from counsel has no binding effect, and no assurances can be given that the conclusions reached will not be contested by the IRS or, if contested, will be sustained by a court. Furthermore, there can be no assurance that the IRS will not treat certain of the modifications of the participating interest bonds as resulting in a reissuance after the date on which Greenberg Traurig determined that a reissuance had occurred in its unqualified opinions rendered in June 1999, in which case such revenue bonds may suffer adverse tax consequences, as more fully described in the previous paragraph, and such bond would not have the benefit of an opinion that interest on such bond is excludable from gross income for federal income tax purposes. We will contest any adverse determination by the IRS on these issues.

        Since June 1999, there have been the following developments with respect to the nine participating interest bonds referenced above:

        Greenway Chase. This bond, with a face amount of approximately $13 million, was sold on February 28, 2001, and is no longer owned by us or any of our subsidiaries.

        Cypress Run. In the case of this revenue bond, with a face amount of approximately $15 million, a 99% limited partnership interest in the owner of the underlying property has been transferred to a new third party investor. The existing modification agreement was amended in October 1999, in connection with this transfer of partnership interests. Although no formal opinion was obtained to such effect, Greenberg Traurig has advised us that such modifications were not material and no reissuance occurred. The bond is expected to be restructured and reissued for federal income tax purposes by October 2001, at which point a Form 8038 is expected to be filed and an opinion of nationally recognized bond counsel as to the continuing exclusion from gross income of interest on the revenue bond is expected to be delivered.

        Cedar Creek. In the case of this revenue bond, with a face amount of approximately $8 million, 49% of the equity interests in the owner of the underlying property have been transferred to new third party investors, along with an option to acquire the remaining equity interests at a later date. In addition, the bond is subject to an agreement entered into in September 2000, which materially modified the terms of the bond as of October 1, 2000, subject to formal approval of the issuer of the bonds. Such formal approval is in the process of being obtained and is expected shortly, at which point a Form 8038 will be late filed with respect to such modifications, indicating a reissuance of the bond for federal tax purposes as of October 1, 2000. Approximately thirty days after receipt of the Form 8038 by the IRS, we expect to receive a legal opinion from nationally recognized bond counsel to the effect that such revenue bond was "reissued" for federal income tax purposes and that the interest on such revenue bond, as reissued, is excludable from gross income for purposes of federal income taxation.

        Sunset Bonds. The shareholders of the owners of the properties underlying four of our revenue bonds, with an aggregate face amount of $45 million (the Sunset bonds), sold all of their stock to a third party investor in December 1999. At about the same time, certain amendments were made to the existing modification agreements to reduce the interest rate on those revenue bonds and eliminate the contingent interest payments. The consent of the issuer to those amendments was obtained in February 2001. Forms 8038 have been filed for each of these four revenue bonds, indicating a current reissuance date, although certain of the modifications became effective earlier. Greenberg Traurig has rendered unqualified opinions to the effect that the interest on each of these revenue bonds, as reissued, is excludable from gross income for purposes of federal income taxation.

        Loveridge. The owners of the property underlying this revenue bond, with a face amount of approximately $9 million, have entered into a subscription agreement dated as of March 31, 2001, pursuant to which 49% of the equity interests in the owner of the underlying property is to be transferred to new third party investors, along with an option to acquire the remaining equity interests at a later date. This revenue bond is currently subject to a modification agreement. The initial transfer of the equity interests is contingent upon certain formal amendments to the revenue bond being approved by the issuer. The amendments would eliminate certain existing interest deferrals and terminate the prior modification agreement. These amendments will result in the reissuance of the revenue bond for federal tax purposes. Upon the reissuance of this revenue bond, a Form 8038 is expected to be timely filed and an unqualified opinion of nationally recognized bond counsel is expected to be rendered concerning the continuing exclusion from gross income of the interest on this bond, as reissued.

        Highpointe. The Highpointe participating interest bond, with a face amount of approximately $9 million, has been subject to an oral modification agreement for several years. It is possible, given the scope and duration of the modification agreement that the IRS may treat the modifications effected by the agreement as resulting in a reissuance of this revenue bond for federal income tax purposes. No Form 8038 has been filed with respect to this revenue bond and there is no opinion of bond counsel addressing the possible effect of the modification agreement on the continuing exclusion from gross income of interest on this issue of revenue bonds. We will, however, continue to treat the interest on this revenue bond as excludable from gross income for federal income tax purposes. There can be no assurance, however, that the IRS will not challenge such treatment. In addition, we own a second revenue bond with respect to the Highpointe property. This bond, which has an outstanding face amount of approximately $3 million is not (and has not been) a participating interest bond. However, a determination by the IRS that the interest on the approximately $9 million revenue bond was includable in gross income for federal income tax purposes could have an adverse affect on the approximately $3 million revenue bond issue, including a diminution in value or a determination of taxability (or both).

        Greenberg Traurig, as our bond counsel, and Paul Hastings, as our securities counsel (Greenberg Traurig and Paul Hastings are collectively referred to herein as our "Counsel"), have not, in connection with the offering of the common shares pursuant to this prospectus supplement, passed upon and do not assume any responsibility for, but rather have assumed the continuing correctness of, the opinions of bond counsel or special tax counsel (including opinions rendered by Greenberg Traurig) relating to the exclusion from gross income of interest on the revenue bonds and have not independently verified whether any events or circumstances have occurred since the date such opinions were rendered that would adversely affect the conclusions set forth therein. However, except as described above with respect to certain of our participating interest bonds that have been modified, as of the date of this prospectus supplement, neither we, nor our subsidiaries, our affiliates or our Counsel have knowledge of any events that might adversely affect the tax-exempt status of our revenue bonds, including any notice that the IRS considers interest on any of our revenue bonds to be includable in gross income.

        Treatment of revenue bonds as equity. Payment of a portion of the interest accruing on each participating interest bond depends in part upon the cash flow from, and proceeds upon sale of, the property securing our investment financed by such revenue bond. An issue may arise as to whether the relationship between us and the respective obligors is that of debtor and creditor or whether we are engaged in a partnership or joint venture with the respective obligors. If the IRS were to determine that one or more of the participating interest bonds represented or contained an equity investment in the respective property securing our investment because of this feature, all or part of the interest on such participating interest bond, could be viewed as a taxable return on such investment and would not qualify as tax-exempt interest for federal income tax purposes.

        To our knowledge, neither the characterization of the participating interest bonds as debt, nor the characterization of the interest thereon as interest excludable from gross income of the holders thereof, has been challenged by the IRS in any judicial or regulatory proceeding. In certain instances, opinions rendered by bond counsel provided that the characterization of the bonds as debt was not free from doubt and that all or a portion of the interest on such bonds, including "contingent interest" and "deferred interest," may not be treated as interest for state and federal law but that it is more likely than not that such interest is interest for state and federal law purpose or otherwise similarly limited.

        We or our predecessors received opinions of counsel from Willkie, Farr & Gallagher LLP and other counsel retained by us or our predecessor respecting each of our participating interest bonds to the effect that, based upon assumptions described in such opinions, which assumptions included the fair market value of the respective properties upon completion and economic projections and guarantees, the participating interest bonds "would" be treated for federal tax purposes as representing debt. The implicit corollary of these opinions is that the participating interest bonds do not constitute the following: (i) an equity interest in the underlying borrower; (ii) an equity interest in a venture between the underlying borrower and us; or (iii) an ownership interest in the properties securing our investments. Although we assume the continuing correctness of these opinions, and will treat all interest received with respect to these bonds as tax-exempt income, there can be no assurance that such assumptions are correct, such treatment would not be challenged by the IRS, or that intervening facts and circumstances have changed the assumptions and basis for providing such opinions.

        Most of the opinions described in the preceding paragraph were not rendered by Greenberg Traurig, which has not passed on or assumed any responsibility for the opinions of other counsel on this issue, nor made any independent determination as to whether any events or circumstances have occurred or intervened since the original issuance of the "indebtedness" opinions that would adversely affect such opinions (including the defaults respecting certain of the participating interest bonds described below). In addition, the opinions discussed above speak only as of their respective delivery dates, and our Counsel has not passed upon or assumed any responsibility for reviewing any events that may have occurred subsequent to the delivery of such opinions which could adversely affect the conclusions contained therein.

        "Substantial User" Limitation. Interest on a revenue bond owned by us or our subsidiaries, other than a bond the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, will not be excluded from gross income during any period in which we are a "substantial user" of the facilities financed with the proceeds of such revenue bond or a "related person" to a "substantial user." A "substantial user" generally includes any underlying borrower and any person or entity who uses the financed facilities on other than a de minimis basis. We would be a "related person" to a "substantial user" for this purpose if, among other things, (i) the same person or entity owned more than a fifty percent interest in both us and in the ownership of the facilities financed with the proceeds of a bond owned by us or one of our subsidiaries, or (ii) if we owned a partnership or similar equity interest in the owner of a property financed with the proceeds of a bond. Additionally, a determination that we are a partner or a joint venturer with a mortgagor involving an equity interest, as described above under "Treatment of revenue bonds as equity," could cause us to be treated as a "substantial user" of the properties securing our investments. In the event that the ownership entity which owns a property securing our investment financed with the proceeds of a revenue bond owned by us were to acquire shares of us, the IRS, if it became aware of such ownership, could take the position that the substantial user and related person rules require that the interest income on such revenue bond allocable to all of our investors, including the holders of the shares, be included in gross income for federal income tax purposes. Greenberg Traurig, has advised us that in its opinion such a result is not supported by the Code and treasury regulations; however, there can be no assurance that the IRS would not take such a position.

        We have received advice from our counsel with respect to our revenue bonds to the effect that we are not a "substantial user" of any facilities financed with the proceeds of such bonds or a "related person" thereto.

        As of December 31, 2000, the owners of two of the properties securing our investments (Highpointe and Loveridge), which were financed by three revenue bonds with an aggregate face amount of approximately $21 million, have been replaced (through bankruptcy proceedings, deed-in-lieu of foreclosure or other similar transfer). These two properties are each owned by a non-capitalized entity owned in whole or in part by officers, employees or former employees of The Related Companies, L.P. or its affiliates, who have not made an equity investment in the properties, but have assumed the day-to-day responsibilities and obligations of operating the properties and making interest payments under the bonds. In addition, affiliates of our Manager have an investment interest in the obligors of certain other of our revenue bonds. Additionally, our Manager and certain of its affiliates own a portion of our outstanding common shares. Such ownership of the obligors of certain of our revenue bonds and our common shares were considered when we received advice that we are not a "substantial user" of the facilities financed by such revenue bonds or a "related party" to a "substantial user." Greenberg Traurig has reviewed the revenue bonds owned by us and our subsidiaries, the ownership of the obligors of our revenue bonds and the ownership of our shares and our subsidiaries' shares, and concurs in the conclusion that we and our subsidiaries are not "substantial users" of the facilities financed with the proceeds of the revenue bonds or related parties thereto. There can be no assurance, however, that the IRS would not challenge such conclusion. If such challenge were successful, the interest received on any bond respecting which we or our subsidiaries were treated as a "substantial user" or a "related party thereto" would be includable in gross income for federal income tax purposes.

        Taxable income. We primarily invest in investments that produce only tax-exempt income. However, the IRS may seek to recharacterize a portion of our tax-exempt income as taxable income as described above. If the IRS were successful, a shareholder's distributive share of such income will be taxable to the shareholder, regardless of whether an amount of cash equal to such distributive share is actually distributed. Any taxable income will be allocated pro rata between our Convertible CRA Shares and our common shares. We may also have taxable income in the form of gain on the sale or other disposition of our investments and market discount, and we expect to own investments that will generate taxable income. See "Federal Income Tax Considerations--Our Income."


                                 USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $_____million, after deduction of the underwriting discount and offering expenses. We intend to use the net proceeds from the sale of our common shares offered hereby primarily to acquire additional revenue bonds, and other investments that are expected to produce tax-exempt income. Any remaining net proceeds will be used for general business purposes, including reduction of our indebtedness.

              PRICE RANGE OF COMMON SHARES AND DISTRIBUTION HISTORY

        Our common shares have been publicly traded since October 1997 on the American Stock Exchange. The table below sets forth the quarterly high and low closing price per share of our common shares as reported on the American Stock Exchange for the quarters indicated and the distributions we paid with respect to each such quarter.




                                               HIGH-LOW CLOSING PRICE   DISTRIBUTION
                                                  PER COMMON SHARE           PER
                                               ----------------------      COMMON
QUARTER                                           HIGH         LOW          SHARE
-------                                        ---------    ---------   -------------

1999:
   First Quarter..............................   $13.375     $11.938       $0.240
   Second Quarter.............................   $13.313     $12.188       $0.245
   Third Quarter..............................   $13.063     $12.313       $0.245
   Fourth Quarter.............................   $13.188     $11.250       $0.265

2000:
   First Quarter..............................   $12.375     $11.250       $0.265
   Second Quarter.............................   $12.813     $11.375       $0.265
   Third Quarter..............................   $14.250     $12.188       $0.265
   Fourth Quarter.............................   $13.930     $12.400       $0.275

2001:
   First Quarter..............................   $16.100     $13.300       $0.275
   Second Quarter (through April 26, 2001)...    $15.800     $14.750          *


* Has not yet been declared.


        On April 26, 2001, the last reported sales price of our common shares on the American Stock Exchange was $15.15 per share.

        Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, if, when and as authorized by our board of trustees, out of funds legally available for distributions to our shareholders. One of our subsidiaries has completed two offerings of preferred shares which effectively rank, with respect to payment of distributions, senior to our common shares and Convertible CRA Shares. See "Our Company--Raising Capital--Equity Offerings--Preferred Equity Issuances by Subsidiary".

        We anticipate that we will pay distributions quarterly. Although the exact percentage may vary from quarter to quarter, we expect that a substantial percentage of each distribution to shareholders will be excludable from gross income for federal income tax purposes. For the calendar year ended December 31, 2000, 96% of our distributions qualified as tax-exempt income.

        We expect to make distributions on the common shares offered hereby beginning with the quarter ending June 30, 2001, subject to the declaration of distributions by our board of trustees.

                                   OUR COMPANY

General

        We are a Delaware business trust which commenced operations in October 1997. We and our subsidiaries, each of which is also a Delaware business trust, are either treated as partnerships or disregarded for federal income tax purposes. Therefore, we and our subsidiaries pass through to our shareholders, in the form of distributions, income, including tax-exempt income, derived from our investments without paying federal income tax. We intend to operate so that a substantial portion of our ordinary income will be excluded from gross income for federal income tax purposes. Other income, such as capital gains and taxable interest income, generally will be subject to tax.

        As of March 31, 2001, we had 22,700,340 common shares outstanding. Our common shares are listed for trading on the American Stock Exchange under the symbol "CHC". We have also issued a series of shares called the Convertible CRA Shares, which are entitled to the same economic benefits as our common shares but receive a preference with respect to certain regulatory benefits which are described below and in the accompanying prospectus. These Convertible CRA Shares, which are not listed on any exchange, were previously issued in two private placements pursuant to Rule 144A under the Securities Act of 1933, as amended, and are convertible into our common shares under the first and second offerings at conversion rates of .9217 and .9678, respectively. As of March 31, 2001, we had 2,590,000 Convertible CRA Shares outstanding which are convertible into 2,416,891 common shares. See "--Raising Capital--Equity Offerings--Convertible Community Reinvestment Act Preferred Share Offerings" below. In addition, one of our subsidiaries, the Charter Mac Equity Issuer Trust, which we refer to as the "Equity Trust," completed two preferred share offerings. See "--Raising Capital--Equity Offerings--Preferred Equity Issuances by Subsidiary" below.

        We were created as the result of the consolidation of three publicly registered limited partnerships, Summit Tax Exempt Bond Fund, L.P., Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III. One of the general partners of these partnerships was an affiliate of Related Capital. Pursuant to this consolidation, we issued our common shares to all partners in each of the partnerships in exchange for their interests in each of the partnerships based upon each partner's proportionate interest in the common shares issued to their partnership.

        Our trust agreement provides that we may only incur leverage or other financing in an amount up to 50% of our total market value. Our trust agreement defines "total market value" as the greater of (i) the sum of (a) the aggregate market value of all of our outstanding beneficial interest (including, without limitation, our common shares and preferred shares, if any), and (b) our total leverage or (ii) the aggregate value of our assets as determined by our Manager based upon third-party or management appraisals and other criteria as our board of trustees shall determine in its sole discretion. See "Risk Factors--We may suffer adverse consequences from changing interest rates."

OUR INVESTMENTS

        We invest primarily in revenue bonds secured directly or indirectly by first mortgages, with a smaller portion secured by second mortgages and other investments designed to produce tax-exempt income, although a small portion of our investments produce taxable income. Although we and our subsidiaries currently hold participating investments, we and our subsidiaries do not expect to acquire a significant amount of participating investments in the future.

        Although we hold a small portion of our investments directly, we hold substantially all of our investments indirectly through our subsidiaries. See "--Entity Structure" below for a more complete description of our relationship with our subsidiaries.

        As of the date of this prospectus supplement, we and our subsidiaries hold, and continue to seek, investments that are expected to produce mostly tax-exempt income. The types of investments we and our subsidiaries held as of December 31, 2000 are described below.

        Revenue Bonds
        -------------

        The proceeds of the revenue bonds we directly or indirectly hold were used to make mortgage loans for the construction, rehabilitation, acquisition or refinancing of affordable multifamily housing properties throughout the United States. The various loan documents that were negotiated at the creation of the loans and the issuance of the revenue bonds define our rights and the specific terms of those revenue bonds which generate tax-exempt income. All of the underlying properties are "qualified residential rental properties" under
Section 142(d) of the Code (or a predecessor provision), which requires that a specified percentage of rental units of these properties be rented to individuals or families whose incomes do not exceed certain local median income levels. Accordingly, our revenue bonds are "qualified bonds" within the meaning of Section 141(e) of the Code and, based upon the opinions issued by bond counsel or special tax counsel at the time of initial issuance or reissuance of each revenue bond, interest paid on our revenue bonds is excludable from gross income for federal income tax purposes.

        The terms of the related mortgage loans, which secure the payment of principal and interest on our revenue bonds, define our rights under all of the revenue bonds we hold. The security for our revenue bonds also includes mortgages on the properties securing our investments and assignments of rents.

        As of December 31, 2000, we owned, directly or indirectly, 18 separate issues of tax-exempt revenue bonds a portion of which were participating interest bonds. The interest payments on our participating interest bonds are based, in part, upon property performance, providing us with the opportunity to realize greater returns if and to the extent property performance improves. With limited exception as indicated in "Portfolio Statistics", each issue of bonds consists of the entire outstanding issue of revenue bonds issued by a state and local government or instrumentality thereof with respect to the subject project. As of December 31, 2000, certain of the properties securing our investments were stabilized, while a majority were under construction or undergoing substantial rehabilitation. See "Risk Factors--Construction completion risks." Each of the properties securing our investments is owned by a separate third-party single-purpose entity. As of December 31, 2000, four of the properties securing our investments were owned by charitable organizations described in Section 501(c)(3) of the Code. None of our revenue bonds are rated by any nationally recognized rating agency.

        All of our revenue bonds are secured by properties which are governed primarily by two sections of the Code relating to affordable housing which impose requirements on the rental of their apartment units. The regulatory environment in which we operate is described in detail under the heading "--Regulatory Environment" below.

        For the year ended December 31, 2000, approximately 96% of our distributions to common shareholders were tax-exempt and approximately 4% were taxable. Although we invest primarily in revenue bonds that produce tax-exempt income, this percentage may fluctuate from year to year. Furthermore, our subsidiaries have agreed, in connection with various issuances of their securities, to allocate any taxable income, such as market discount, away from the holders of such securities and, indirectly, to us as their common shareholder. Such allocations, unless successfully challenged by the IRS, would result in such taxable income being allocated to us and our common shareholders.

        As of December 31, 2000, approximately 92% of our tax-exempt income constituted an item of tax preference for purposes of the federal alternative minimum tax. This percentage is expected to change as we and our subsidiaries acquire or sell investments. To the extent our income is such an item of tax preference, a proportional amount of the income allocable to a holder of our common shares also will be a tax preference item. See "Federal Income Tax Considerations--Certain income tax considerations relating to our Company and our shareholders--Alternative minimum tax."

        As of December 31, 2000, the aggregate face amount of revenue bonds held directly or indirectly by us or our subsidiaries (including the full face amount of the revenue bonds underlying the Private Label Tender Option Program and secured borrowings under the P-FLOATs/RITESSM program) was approximately $892 million. The stated annual interest rates on such revenue bonds range from 4.87% to 11.00%, with a weighted average annual interest rate of 7.27%, and certain of the issues bore additional interest at contingent or participating rates payable to the extent of a percentage of available cash flow from the respective properties securing our investments. As of December 31, 2000, the number of dwelling units in the properties securing our investments ranged from 70 to 550 apartment units, with an average of 215 units.

        As of December 31, 2000, no single revenue bond accounted for more than 2.89% of our portfolio based on face amounts. The weighted average debt service coverage ratio, as of December 31, 2000, for the revenue bonds secured by stabilized properties was 1.29x and the post-construction debt service coverage ratios for the properties securing our investments in construction and rehabilitation are expected to be no less than 1.10x.

        Generally, the properties securing our revenue bonds are located near major employers and employment centers as well as shopping centers, and they have good access, visibility and curb appeal. Most of the properties have one or more amenities, which may include clubhouses, exercise rooms, swimming pools, tennis courts, volleyball, basketball and/or racquetball courts, garages, carports, concierge services and business centers. Generally, they are of garden-apartment style construction, with units arrayed in two- or three-story buildings, typically spread out over landscaped grounds, which may include lakes, ponds and/or wooded areas. Some are three- to five-story mid-rise construction with underground garages and elevator service.

        Tax-Exempt Stabilized Revenue Bonds. As of December 31, 2000, stabilized properties securing our tax-exempt revenue bonds were located in 17 major markets in 10 states across the United States. They range in size from 70 to 550 apartment units, averaging 232 units. As of December 31, 2000, the average face amount of the stabilized revenue bonds was approximately $10 million, ranging from approximately $2 million to $19 million. The stated annual interest rates on these revenue bonds at December 31, 2000 ranged from 4.87% to 9.00% with a weighted average annual interest rate of 6.97%. Overall, approximately 47% of the face amount of our revenue bonds were stabilized revenue bonds as of December 31, 2000. The average occupancy of the stabilized properties as of December 31, 2000 was 95.4%.

        As of December 31, 2000, our tax-exempt revenue bonds secured by stabilized properties had maturity dates ranging from June 2000 to November 2040, with a weighted average maturity during June 2022. As is deemed appropriate from time to time, the maturity of some of our revenue bonds may be extended from time to time with the approval of the respective obligors and issuers. The tax-exempt revenue bonds secured by stabilized properties may be repaid without penalty on dates ranging from December 1991 to June 2019, with a weighted average date of October 2004.

        Tax-Exempt Construction Revenue Bonds. As of December 31, 2000, certain of our tax-exempt revenue bonds were secured by mortgages on properties that were in construction. All of these revenue bonds were issued in 1998, 1999, and 2000. Except for two revenue bonds issued in 2000 to 501(c)(3) organizations, these revenue bonds are secured by properties which are intended for residents who all qualify as low income persons so that the owners of the properties may take full advantage of the federal LIHTCs described in Section 42 of the Code.

        As of December 31, 2000, the properties underlying the construction revenue bonds were located in nine states. They ranged in size from 92 units to 304 units with an average of 179 units. The average face amount of these revenue bonds was approximately $9 million, ranging in size from approximately $4 million to $20 million. The stated annual interest rates on these bonds, at December 31, 2000, ranged from 6.75% to 8.50%, with a weighted average annual interest rate of 7.46%. Overall, approximately 30% of the face amount of our revenue bonds were construction revenue bonds as of December 31, 2000.

        The maturities of these revenue bonds range in dates between August 2038 and May 2043, with a weighted average maturity during September 2041. The tax-exempt construction bonds can be repaid without penalty on dates ranging from January 2001 through April 2027, with a weighted average date of March 2016.

        Construction completion of the properties securing our new construction revenue bonds is typically expected to occur over a 12 to 24 month period from bond issuance.

        Tax-Exempt Rehabilitation Revenue Bonds. As of December 31, 2000, a number of our tax-exempt revenue bonds were secured by mortgages on properties that were undergoing substantial rehabilitation. All of these properties are intended for residents who qualify as low income persons allowing the owners of the properties to take advantage of the federal LIHTCs described in Section 42 of the Code.

        The properties underlying the rehabilitation bonds were located in eight states and the District of Columbia. They average 220 units, ranging in size from 75 units to 549 units. The average face amount of these revenue bonds was approximately $8 million, with a low of $360,000 and a high of approximately $26 million. The stated annual interest rates on these bonds range between 6.80% to 8.55%, with a weighted average annual interest rate of 7.51%. Overall, approximately 21% of the face amount of our revenue bonds were rehabilitation revenue bonds as of December 31, 2000.

        The tax-exempt rehabilitation bonds may be repaid without penalty on dates ranging from July 2004 through August 2017, with a weighted average date of September 2014. The maturities of the rehabilitation bonds range from May 2014 through August 2040, with a weighted average maturity during February 2035.

        Taxable Revenue Bonds. Included in the aggregate face amount of the revenue bonds mentioned above as of December 31, 2000, are ten taxable revenue bonds which we directly own. These bonds aggregate approximately $6 million and have stated annual interest rates ranging from 9.00% to 11.00%, with a weighted average annual interest rate of 9.60%. These taxable revenue bonds were acquired simultaneously with the acquisition of a tax-exempt revenue bond, each of which financed a specific property securing our investments. The taxable revenue bonds may be repaid at any time without penalty. Overall, less than 1% of the face amount of our revenue bonds were taxable revenue bonds as of December 31, 2000.

        Subordinate Tax-Exempt Revenue Bonds. Also included in the aggregate face amount of the revenue bonds mentioned above as of December 31, 2000 are two subordinate tax-exempt revenue bonds which we indirectly own. These bonds aggregate $15.5 million and have stated annual interest rates ranging from 8.25% to 8.75%, with a weighted average annual interest rate of 8.56%. The subordinate revenue bonds are secured by either a second mortgage and/or pledges of the partnership interests of the entity that owns the underlying properties. Overall, approximately 2% of the face amount of our revenue bonds were subordinate tax-exempt revenue bonds as of December 31, 2000.

        Promissory Notes Receivable
        ---------------------------

        From time to time we have advanced funds to owners of certain properties securing our investments in order to preserve the value of the underlying asset. Such advances have been used to complete construction, fund operating deficits and pay past due real estate taxes and deferred maintenance items or other capital items. Such advances typically are evidenced by taxable promissory notes, some of which are secured by second mortgages. As of December 31, 2000, the face amount of such advances was approximately $15 million, and their carrying value was approximately $10 million, with a reserve for collectability of $138,000. These ancillary investments are our only long-term investments that are not revenue bonds.

                              PORTFOLIO STATISTICS
                                  REVENUE BONDS
                                   (unaudited)
                             As of December 31, 2000


                                                           LAST YEAR                                           OPTIONAL
                                                             OF CON-   PARTICI-            MONTH/              REDEMP-
                                                           STRUCTION/  PATING    BOND      YEAR      CALL      TION      MATURITY
     PROPERTY                 LOCATION     STATE    UNITS    REHAB(1)  BOND      TYPE      ACQUIRED  DATE(2)   DATE(3)     DATE
---------------------------------------------------------------------------------------------------------------------------------
Tax-Exempt First Mortgage Revenue Bonds
Stabilized Bond Portfolio
Bristol Village             Bloomington      MN       290     1989        No     80/20     Jul-87    Jan-10    Jan-05    Dec-27
Carrington Point            Los Banos        CA        80     1999        No     LIHTC     Sep-98    Oct-17    Oct-10    Sep-40
Cedar Creek                 McKinney         TX       250     1988        No     80/20     Dec-86    Oct-10    Oct-03    Oct-20
Cedar Pointe                Nashville        TN       210     1989       Yes     80/20     Apr-87    Nov-06    Mar-04    Apr-17
Cedarbrook                  Hanford          CA        70     1999        No     LIHTC     Apr-98    May-17    Jun-10    May-40
Clarendon Hills             Hayward          CA       285     1989       Yes     80/20     Dec-86    Dec-03    Dec-91    Dec-03
College Park                Naples           FL       210     2000        No     LIHTC     Jul-98    Jul-25    Jul-10    Jul-40
Country Lake                W. Palm Beach    FL       192     1985        No     80/20     Nov-99    Jun-00    Sep-04    Jun-00
Crowne Pointe               Olympia          WA       160     1986       Yes     80/20     Dec-86    6 mo.     Sep-11    Aug-29
Cypress Run                 Tampa            FL       408     1988       Yes     80/20     Aug-86    Dec-29    Dec-04    Dec-29
Greenway Chase(9)           St. Louis        MO       312     1987       Yes     80/20     Oct-86    6 mo.     Oct-96    Sep-06
Highland Ridge              St. Paul         MN       228     1989       Yes     80/20     Dec-86    Jun-10    Jun-03    Jun-18
Highpointe                  Harrisburg       PA       240     1991       Yes     80/20     Jul-86    6 mo.     Jun-96    Jun-06
Highpointe                  Harrisburg       PA         *       *         No     80/20     Nov-00    Jun-06      -       Jun-06
Jubilee Courtyards          Florida City     FL        98     1999        No     LIHTC     Sep-98    Oct-25    Oct-10    Sep-40
Lake Park(12)               Turlock          CA       104     2000        No     LIHTC     Jun-99    Oct-15    Oct-16    Sep-35
Lakepoint                   Atlanta          GA       360     1989        No     80/20     Nov-87    Jul-05    Jul-05    Jun-17
Lakes Edge at Walden(12)    Miami            FL       400     1986        No     80/20     Jun-99    Jun-13    Jun-19    May-35
Lakes, The                  Kansas City      MO       400     1989       Yes     80/20     Dec-86    Dec-06      -       Dec-06
Lexington Square            Clovis           CA       130     2000        No     LIHTC     Aug-98    Sep-17    Sep-10    Aug-40
Lexington Trails            Houston          TX       200     1997        No     501(c)(3) Nov-00    May-07    May-06    May-22
Loveridge                   Pittsburg        CA       148     1987       Yes     80/20     Nov-86    6 mo.     Nov-96    Nov-06
Mansions, The               Independence     MO       550     1987        No     80/20     May-86    Jan-11    Jan-06    Apr-25
Newport Village             Tacoma           WA       402     1987       Yes     80/20     Feb-87    6 mo.     Sep-06    Aug-29
North Glen                  Atlanta          GA       284     1987       Yes     80/20     Sep-86    Jul-05    Jul-05    Jun-17
Orchard Hills               Tacoma           WA       176     1987       Yes     80/20     Dec-86    6 mo.     Sep-11    Aug-29
Orchard Mill                Atlanta          GA       238     1990       Yes     80/20     May-89    Jul-05    Jul-05    Jun-17
Pelican Cove                St. Louis        MO       402     1989        No     80/20     Feb-87    Oct-10    Oct-03    Oct-20
Phoenix                     Stockton         CA       186     2000        No     LIHTC     Apr-98    Nov-16    Nov-10    Oct-29
Reflections                 Casselbery       FL       336     1995       Yes     80/20     Nov-00    Dec-05    Dec-04    Dec-25
River Run                   Miami            FL       164     1987       Yes     80/20     Aug-87    6 mo.     Aug-97    Aug-07
Rolling Ridge               Chino Hills      CA       110     1996       Yes     80/20     Nov-00    Aug-06    Aug-05    Aug-26
Shannon Lake                Atlanta          GA       294     1988       Yes     80/20     Jun-87    Jul-05    Jul-05    Jun-17
Silvercrest                 Clovis           CA       100     1999        No     LIHTC     Sep-98    Oct-17    Oct-10    Sep-40
Stonecreek                  Clovis           CA       120     2000        No     LIHTC     Apr-98    May-17    May-10    Apr-40
Sunset Creek(12)            Lancaster        CA       148     1989        No     80/20     Mar-88    Dec-09    Mar-98    Dec-19





                                                    LETTER                     EFFECTIVE          MO. UNIT
                            BOND FACE      FAIR       OF     STATED    FUTURE   DATE OF            RENTAL
                              AMOUNT      VALUE(4)  CREDIT  INTEREST  INTEREST  FUTURE   RENTAL     RATES     YEAR 2000
     PROPERTY                  ($)          ($)     PUT(5)   RATE(6)   RATE(7)  RATE(7)  OCCUP.      ($)         DSCR     ENTITY(**)
----------------------------------------------------------------------------------------------------------------------------------
Tax-Exempt First Mortgage Revenue Bonds
Stabilized Bond Portfolio
Bristol Village             17,000,000   16,973,000    -     7.500%      -         -      93.7%   400 - 2,398    1.63x       Owner
Carrington Point             3,375,000    2,864,000    -     6.375%      -         -      98.7%   448 -   565    1.38x       Owner
Cedar Creek                  8,100,000    8,011,000    -     7.430%      -         -      93.5%   250 -   940    1.40x       Owner
Cedar Pointe                 9,500,000    8,852,000    -     7.000%      -         -      95.7%   540 -   860    1.13x       Orig
Cedarbrook                   2,840,000    2,691,000    -     7.125%      -         -     100.0%   418 -   517    1.17x       Owner
Clarendon Hills             17,600,000   12,933,000    -     5.520%      -         -      99.7%   619 - 1,700    1.45x       Orig
College Park                10,100,000    9,748,000    -     7.250%      -         -      89.8%   451 -   780    N/A(8)      Owner
Country Lake                 6,255,000    6,255,000    -     6.000%      -         -      96.3%   647 -   995    1.41x       Owner
Crowne Pointe                5,075,000    4,898,000    -     7.250%      -         -      97.4%   485 -   845    1.46x       Owner
Cypress Run                 15,402,428   13,156,000    -     5.500%      -         -      89.0%   485 -   855    1.18x       Orig
Greenway Chase(9)           12,850,000   14,540,000    -     8.500%      -         -      99.7%   535 -   625    1.28x       Orig
Highland Ridge              15,000,000   14,477,000    -     7.250%      -         -      94.7%   850 - 1,460    1.28x       Owner
Highpointe                   8,900,000    5,591,000    -     8.500%      -         -      96.2%   450 -   830    1.00x(10)  Issuer
Highpointe                   3,250,000    3,927,000    -     9.000%      -         -       *           *         3.07x      Holding
Jubilee Courtyards           4,150,000    3,867,000    -     7.125%      -         -      96.9%   525 -   710    N/A(11)     Owner
Lake Park(12)                3,638,000    3,511,000    -     7.250%      -         -      98.0%   452 -   634    1.35x      Equity
Lakepoint                   15,100,000   12,061,000    -     6.000%      -         -      98.3%   462 -   895    1.26x       Orig
Lakes Edge at Walden(12)    14,850,000   13,640,000    -     6.900%      -         -      97.5%   618 -   944    1.73x      Equity
Lakes, The                  13,650,000   10,636,000    -     4.870%      -         -      92.4%   495 -   700    1.65x       Orig
Lexington Square             3,850,000    3,267,000    -     6.375%      -         -      96.9%   393 -   471    1.50x       Orig
Lexington Trails             4,900,000    5,921,000    -     9.000%      -         -      88.9%   435 -   700    1.19x      Holding
Loveridge                    8,550,000    5,691,000    -     8.000%      -         -      95.6%   650 - 1,300    1.00x(10)   Orig
Mansions, The               19,450,000   19,124,000    -     7.250%      -         -      93.0%   410 - 1,350    1.61x       Owner
Newport Village             13,000,000   12,546,000    -     7.250%      -         -      95.1%   376 -   690    1.41x       Owner
North Glen                  12,400,000   12,380,000    -     7.500%      -         -      95.1%   575 - 1,010    1.23x       Owner
Orchard Hills                5,650,000    5,453,000    -     7.250%      -         -      99.4%   475 -   815    1.38x       Owner
Orchard Mill                10,500,000   10,483,000    -     7.500%      -         -      92.4%   459 -   900    1.21x       Owner
Pelican Cove                18,000,000   17,372,000    -     7.250%      -         -      99.0%   390 -   725    1.28x       Owner
Phoenix                      3,250,000    3,055,000    -     7.125%      -         -      99.5%   395 -   721    1.87x       Owner
Reflections                 10,700,000   12,929,000    -     9.000%      -         -      88.9%   280 -   780    1.11x      Holding
River Run                    7,200,000    7,668,000    -     8.000%      -         -      98.8%   351 - 1,034    1.32x       Owner
Rolling Ridge                4,925,000    5,951,000    -     9.000%      -         -      96.3%   830 - 1,005    1.64x      Holding
Shannon Lake                12,000,000   11,182,000    -     7.000%      -         -      94.3%   463 -   855    1.32x       Orig
Silvercrest                  2,275,000    2,158,000    -     7.125%      -         -     100.0%   300 -   393    1.60x       Owner
Stonecreek                   8,820,000    8,350,000    -     7.125%      -         -     100.0%   654 -   993    1.19x       Owner
Sunset Creek(12)             8,275,000    6,129,000    -     5.477%      -         -      98.6%   460 -   869    1.43x      Equity


                              PORTFOLIO STATISTICS
                                  REVENUE BONDS
                                   (unaudited)
                             As of December 31, 2000



                                                           LAST YEAR                                           OPTIONAL
                                                             OF CON-   PARTICI-            MONTH/              REDEMP-
                                                           STRUCTION/  PATING    BOND      YEAR      CALL      TION      MATURITY
     PROPERTY                 LOCATION     STATE    UNITS    REHAB(1)  BOND      TYPE      ACQUIRED  DATE(2)   DATE(3)     DATE
---------------------------------------------------------------------------------------------------------------------------------
Sunset Downs                Lancaster        CA       264     1987        No     80/20     Feb-87    Dec-09    Feb-97    Dec-19
Sunset Terrace              Lancaster        CA       184     1987        No     80/20     Feb-87    Dec-09    Feb-97    Dec-19
Sunset Village(12)          Lancaster        CA       204     1989        No     80/20     Mar-88    Dec-09    Mar-98    Dec-19
Sycamore Woods(12)          Antioch          CA       186     2000        No     LIHTC     May-99    May-17    May-17    May-36
Thomas Lake                 Eagan            MN       216     1988        No     80/20     Sep-86    Jan-10    Jan-05    Dec-27
Williams Run                Dallas           TX       252     1986        No     501(c)(3) Dec-00    Jan-11    Jan-14    Nov-40
Willow Creek                Ames             IA       138     1988       Yes     80/20     Feb-87    Jul-08    Jul-08    Jun-22
                                                   ----------------                                  ------    ------    ------
Stabilized Properties-Subtotal/Weighted Average     9,729     1990                                   Jan-11    Oct-04    Jun-22
                                                   ----------------                                  ------    ------    ------

Construction Bond Portfolio(14)
Armstrong Farm              Jeffersonville   IN       168       -         No     LIHTC     Oct-00    Oct-17    Oct-17    Oct-40
Bay Colony                  League City      TX       248       -         No     LIHTC     Aug-00    Aug-17    Jul-17    Aug-42
Chandler Creek              Round Rock       TX       216       -         No     501(c)(3) Oct-00    Dec-17    Dec-17    Nov-42
Chapel Ridge at Claremore   Claremore        OK       104       -         No     LIHTC     Oct-00    Oct-17    Oct-17    Oct-42
Chapel Ridge at Little Rock Little Rock      AR       128       -         No     LIHTC     Aug-99    Aug-15    Aug-16    Aug-39
Chapel Ridge at Texarkana   Texarkana        AR       144     2000        No     LIHTC     Sep-99    Oct-16    Oct-16    Sep-41
Columbia at Bells Ferry     Cherokee Co.     GA       272       -         No     LIHTC     Apr-00    Apr-17    Apr-17    Apr-42
Douglas Pointe(12)          Miami            FL       176       -         No     LIHTC     Sep-99    Oct-26    Oct-16    Sep-41
Falcon Creek                Indianapolis     IN       131     2000        No     LIHTC     Sep-98    Sep-16    Sep-10    Aug-38
Grace Townhomes             Ennis            TX       112       -         No     LIHTC     May-00    Jun-17    Jun-17    Jun-42
Grandview Forest            Durham           NC       92        -         No     LIHTC     Dec-00    Feb-18    Feb-18    Jan-43
Greenbridge at Buckingham   Richardson       TX       242       -         No     501(c)(3) Nov-00    Mar-17    Mar-17    Nov-40
Hidden Grove                Miami            FL       222       -         No     LIHTC     Sep-00    Oct-17    Oct-17    Oct-42
Lake Jackson(12)            Lake Jackson     TX       160     2000        No     LIHTC     Dec-98    Jan-18    Jan-11    Jan-41
Lakemoor(12)                Durham           NC       160       -         No     LIHTC     Dec-99    Jan-17    Jan-17    Dec-41
Lenox  Park(12)             Gainesville      GA       292     2000        No     LIHTC     Jul-99    Aug-21    Aug-16    Jul-41
Lewis Place(12)             Gainesville      FL       112     2000        No     LIHTC     Jun-99    Jun-16    Jun-16    Jun-41
Madalyn Landing             Palm Bay         FL       304     2000        No     LIHTC     Nov-98    Dec-17    Nov-10    Nov-40
Mountain Ranch(12)          Austin           TX       196       -         No     LIHTC     Dec-98    Jan-18    Jan-01    Jan-41
Newark Commons(12)          New Castle       DE       220       -         No     LIHTC     May-00    May-18    Nov-17    May-43
Oaks at Hampton(12)         Dallas           TX       250       -         No     LIHTC     Apr-00    Mar-27    Mar-17    Mar-40
Parks at Westmoreland       DeSoto           TX       250       -         No     LIHTC     Jul-00    Jul-17    Jul-17    Jul-40
Princess Anne House(12)     Virginia Beach   VA       186       -         No     LIHTC     Apr-00    Apr-25    Apr-16    Apr-42
Red Hill Villas             Round Rock       TX       168       -         No     LIHTC     Dec-00    Dec-17    Dec-17    Dec-40
Running Brook               Miami            FL       186       -         No     LIHTC     Sep-00    Jan-27    Jan-18    Dec-42
San Marcos                  San Marcos       TX       156       -         No     LIHTC     May-00    Mar-17    Mar-17    Mar-42
Southwest Trails            Austin           TX       160       -         No     LIHTC     Aug-00    Jun-17    Jun-17    Jun-42
Summer Lake                 Davie            FL       108       -         No     LIHTC     Mar-00    Apr-00    Apr-27    Mar-42






                                                    LETTER                     EFFECTIVE          MO. UNIT
                            BOND FACE      FAIR       OF     STATED    FUTURE   DATE OF            RENTAL
                              AMOUNT      VALUE(4)  CREDIT  INTEREST  INTEREST  FUTURE   RENTAL     RATES     YEAR 2000
     PROPERTY                  ($)          ($)     PUT(5)   RATE(6)   RATE(7)  RATE(7)  OCCUP.      ($)         DSCR     ENTITY(**)
----------------------------------------------------------------------------------------------------------------------------------
Sunset Downs                15,000,000   10,965,000    -     5.477%      -         -     96.6%    535 -   810    1.32x        Orig
Sunset Terrace              10,350,000    7,566,000    -     5.477%      -         -     95.6%    530 -   815    1.34x        Orig
Sunset Village(12)          11,375,000    8,434,000    -     5.477%      -         -     94.5%    520 -   840    1.38x       Equity
Sycamore Woods(12)           9,415,000    8,616,000    -     6.875%      -         -     97.8%    575 - 1,003    1.11x       Equity
Thomas Lake                 12,975,000   12,954,000    -     7.500%      -         -     95.3%    830 - 1,300    1.67x        Owner
Williams Run                12,650,000   12,650,000    -     7.650%      -         -     92.1%    554 -   751    N/A(13)     Equity
Willow Creek                 6,100,000    5,887,000    -     7.250%      -         -    100.0%    565 -   810    1.10x        Owner
                           -----------  -----------          ------                     ------                  -------
Stabilized Properties
-Subtatal/Weighted Average 418,245,428  385,362,000          6.965%                      95.4%                   1.29x
                           -----------  -----------          ------                     ------                  -------

Construction Bond Portfolio(14)
Armstrong Farm               8,246,000    8,246,000    Yes   7.500%      -         -      -           -             -        Equity
Bay Colony                  10,100,000   10,084,000    Yes   7.500%      -         -      -           -             -        Equity
Chandler Creek              15,850,000   15,850,000    Yes   8.500%    7.600%    Nov-02   -           -             -        Equity
Chapel Ridge at Claremore    4,100,000    4,100,000    Yes   7.500%      -         -      -           -             -        Equity
Chapel Ridge at Little Rock  5,600,000    5,311,000    Yes   7.125%      -         -      -           -             -        Owner
Chapel Ridge at Texarkana    5,800,000    5,694,000  Expired 7.375%      -         -     72.7%    320 -   685       -        Owner
Columbia at Bells Ferry     13,000,000   12,806,000    Yes   7.400%      -         -      -           -             -        Owner
Douglas Pointe(12)           7,100,000    6,616,000    Yes   7.000%      -         -     59.1%    504 -   604       -        Equity
Falcon Creek                 6,144,600    5,930,000  Expired 7.250%      -         -     97.0%    425 -   800       -        Owner
Grace Townhomes              5,225,600    5,217,000    Yes   7.500%      -         -      -           -             -        Equity
Grandview Forest             5,483,907    5,484,000    Yes   8.500%    7.500%    Jan-03   -           -             -        Equity
Greenbridge at Buckingham   19,735,000   19,735,000    Yes   7.400%      -         -      -           -             -        Equity
Hidden Grove                 8,600,000    8,472,000    Yes   7.400%      -         -      -           -             -        Equity
Lake Jackson(12)            10,934,000   10,189,000  Expired 7.000%      -         -     85.9%    550 - 1,095       -        Equity
Lakemoor(12)                 9,000,000    8,686,000    Yes   7.250%      -         -      -           -             -        Equity
Lenox  Park(12)             13,000,000   11,768,000  Expired 6.800%      -         -     47.2%    431 -   620       -        Equity
Lewis Place(12)              4,000,000    3,594,000  Expired 6.750%    7.000%    May-01  89.2%    529 -   642       -        Equity
Madalyn Landing             14,000,000   13,046,000    No    7.000%      -         -     67.6%    425 -   599       -        Owner
Mountain Ranch(12)           9,128,000    8,658,000    Yes   7.125%      -         -     99.5%    586 -   814       -        Equity
Newark Commons(12)          14,300,000   13,896,000    Yes   7.300%      -         -      -           -             -        Equity
Oaks at Hampton(12)          9,535,000    9,139,000    No    7.200%      -         -      -           -             -        Equity
Parks at Westmoreland        9,535,000    9,139,000    Yes   8.500%    7.500%    Oct-01   -           -             -        Equity
Princess Anne House(12)      7,500,000    7,488,000    Yes   7.500%      -         -      -           -             -        Equity
Red Hill Villas              9,900,000    9,900,000    No    8.400%    7.400%    Dec-02   -           -             -        Equity
Running Brook                8,495,000    8,368,000    Yes   7.400%      -         -      -           -             -        Equity
San Marcos                   7,231,000    7,099,000    Yes   7.375%      -         -      -           -             -         Orig
Southwest Trails             6,500,000    6,360,000    Yes   7.350%      -         -      -           -             -        Equity
Summer Lake                  5,600,000    5,516,000    Yes   7.400%      -         -      -           -             -         Orig


                              PORTFOLIO STATISTICS
                                  REVENUE BONDS
                                   (unaudited)
                             As of December 31, 2000




                                                           LAST YEAR                                           OPTIONAL
                                                             OF CON-   PARTICI-            MONTH/              REDEMP-
                                                           STRUCTION/  PATING    BOND      YEAR      CALL      TION      MATURITY
     PROPERTY                 LOCATION     STATE    UNITS    REHAB(1)  BOND      TYPE      ACQUIRED  DATE(2)   DATE(3)     DATE
---------------------------------------------------------------------------------------------------------------------------------
Tallwood(12)                Virginia Beach   VA       120     2000        No     LIHTC     Sep-99    Nov-17    Oct-16    Oct-41
Woods Edge                  Charlottesville  VA        97      -          No     LIHTC     Nov-00    Nov-17    Nov-17    Nov-40
                                                    -----                                            --------------------------
Construction - Subtotal / Weighted Average          5,380                                            Feb-19    Mar-16    Sep-41
                                                    -----                                            --------------------------


Rehabilitation Bond Portfolio(15)
Autumn Ridge                San Marcos       CA       192      -          No     LIHTC     Aug-00    Aug-27    Aug-17    Jul-37
Barnaby Manor(12)           Washington       DC       124      -          No     LIHTC     Nov-99    May-17    May-17    May-32
Casa Ramon                  Orange County    CA        75     1976        No     LIHTC     Jul-00    Oct-16    Oct-16    Sep-35
Del Monte Pines(12)         Fresno           CA       366     2000        No     LIHTC     May-99    May-17    May-17    May-36
Forest Hills(12)            Garner           NC       136     2000        No     LIHTC     Dec-98    Jun-16    Jul-04    Jun-34
Fort Chaplin(12)            Washington       DC       549      -          No     LIHTC     Dec-99    Jan-16    Jan-16    Jan-36
Franciscan Riviera(12)      Antioch          CA       129      -          No     LIHTC     Aug-99    Apr-16    Apr-16    Aug-36
Garfield Park               Washington       DC        94     2000        No     LIHTC     Aug-99    Aug-17    Aug-17    Aug-31
Greenbriar(12)              Concord          CA       199      -          No     LIHTC     May-99    May-17    May-17    May-36
Gulfstream                  Dania            FL        96     2000        No     LIHTC     Jul-98    Apr-16    Apr-10    Jul-38
Hamilton Gardens(12)        Hamilton         NJ       174      -          No     LIHTC     Mar-99    Mar-17    Mar-10    Mar-35
King's Village              Pasadena         CA       313      -          No     LIHTC     Jul-00    Dec-16    Dec-16    Dec-36
Marsh Landing               Portsmouth       VA       250      -          No     LIHTC     May-98    Jul-17    Jul-10    Jul-30
Millpond Village            East Windsor     CT       360      -          No     LIHTC     Dec-00      -         -       Dec-31
Northpointe Village         Fresno           CA       406     2000        No     LIHTC     Aug-98    Sep-17    Sep-10    Aug-40
Ocean Air                   Norfolk          VA       434      -          No     LIHTC     Apr-98    Jan-16    Jan-11    Nov-30
Park Sequoia                San Jose         CA        81      -          No     LIHTC     Oct-00    Mar-17    Mar-17    Mar-37
South Congress              Austin           TX       172      -          No     LIHTC     May-00    Oct-16    Oct-16    Sep-36
Standiford(12)              Modesto          CA       250      -          No     LIHTC     Sep-99    Apr-16    Apr-16    Aug-36
Village Green               Merced           CA       128      -          No     LIHTC     Aug-00    Jan-17    Jan-17    Jan-37
Village Green               Merced           CA         *      *          No     LIHTC     Aug-00      *         *       Aug-14
Walnut Creek                Austin           TX        98      -          No     LIHTC     May-00    Oct-16    Oct-16    Sep-36
Walnut Creek                Austin           TX         *      *          No     LIHTC     May-00      *         *       May-14
Walnut Park Plaza           Philadelphia     PA       224     2000        No     LIHTC     Apr-00      -       Apr-10    Oct-18
                                                   ------                                            --------------------------
Rehab Bonds - Subtotal / Weighted Average           4,850                                            May-17    Sep-14    Feb-35
                                                   ------                                            --------------------------
Subtotal- Tax-Exempt First Mortgage Bonds          19,959                                            Jan-15    Jun-10    Jan-31
                                                   ------                                            --------------------------

TAXABLE FIRST MORTGAGE BONDS
Owned by the Company (not including its consolidated subsidiaries)

Chandler Creek              Round Rock       TX         *     *           No     501(c)(3) Oct-00      -         -       Dec-42
Greenbriar                  Concord          CA         *     *           No     LIHTC     May-99      -         -       May-36
Greenbridge at Buckingham   Richardson       TX         *     *           No     501(c)(3) Nov-00      -         -       Feb-07
Lake Park                   Turlock Park     CA         *     *           No     LIHTC     Jun-99      -         -       Sep-35
Lakes Edge at Walden        Miami            FL         *     *           No     LIHTC     Jun-99      -         -       Aug-10
Oaks at Hampton             Dallas           TX         *     *           No     LIHTC     Apr-00      -         -       May-10





                                                    Letter                     Effective          Mo. Unit
                            Bond Face      Fair       of     Stated    Future   Date of            Rental
                              Amount      Value(4)  Credit  Interest  Interest  Future   Rental     Rates     Year 2000
     Property                  ($)          ($)     Put(5)   Rate(6)   Rate(7)  Rate(7)  Occup.      ($)         DSCR     Entity(**)
----------------------------------------------------------------------------------------------------------------------------------
Tallwood(12)                 6,205,000   5,988,000     No    7.250%      -         -     96.7%    597 -   680     -       Equity
Woods Edge                   4,850,000   4,850,000     No    7.800%    7.500%    Nov-02    -          -           -       Equity
                           -----------  -----------         -------                      -----
Construction - Subtotal /
Weighted Average           264,698,107  257,229,000          7.456%                      75.1%
                           -----------  -----------         -------                      -----


Rehabilitation Bond Portfolio(15)
Autumn Ridge                 9,304,230    9,475,000    No    8.000%    7.650%    Jul-01  95.6%    569 -   930     -       Owner
Barnaby Manor(12)            4,500,000    4,418,000    Yes   7.375%      -         -     82.5%    850 -   975     -       Equity
Casa Ramon                   4,744,000    4,736,000    No    7.500%      -         -    100.0%    652 - 1,086     -       Owner
Del Monte Pines(12)         11,000,000    9,957,000  Expired 6.800%      -         -     94.8%    388 -   544     -       Equity
Forest Hills(12)             5,930,000    5,580,000  Expired 7.125%      -         -     91.9%    550 -   650     -       Equity
Fort Chaplin(12)            25,800,000   23,698,000    No    6.900%      -         -     98.4%    419 - 1,032     -       Equity
Franciscan Riviera(12)       6,587,500    6,248,000    No    7.125%      -         -    100.0%    500 -   872     -       Equity
Garfield Park                3,260,000    3,146,000  Expired 7.250%      -         -    100.0%    585 -   946     -       Equity
Greenbriar(12)               9,585,000    8,772,000    No    6.875%      -         -     98.0%    750 - 1,100     -       Equity
Gulfstream                   3,500,000    3,371,000  Expired 7.250%      -         -     89.5%    502 -   633     -       Owner
Hamilton Gardens(12)         6,400,000    6,054,000    No    7.125%      -         -     98.3%    625 -   730     -       Equity
King's Village              17,650,000   17,622,000    No    8.500%    7.500%    Oct-01  80.2%    456 -   855     -       Owner
Marsh Landing                6,050,000    5,834,000    No    7.250%      -         -     72.7%    300 -   475     -       Owner
Millpond Village             14,300,00   14,300,000    No    8.550%    7.550%    Nov-01  62.5%    477 - 1,020     -       Equity
Northpointe Village          13,250,00   13,229,000    No    7.500%      -         -     93.5%    388 -   583     -       Owner
Ocean Air                    10,000,00    9,651,000   Yes    7.250%      -         -     78.3%    590 -   690     -       Owner
Park Sequoia                 6,740,000    6,740,000    No    8.500%    7.500%    Aug-01  78.2%    799 - 1,350     -       Owner
South Congress               6,300,000    6,290,000    No    7.500%      -         -     65.1%    303 -   504     -       Owner
Standiford(12)               9,520,000    9,029,000    No    7.125%      -         -     97.1%    395 -   650     -       Equity
Village Green                3,078,000    3,073,000    No    8.500%    7.500%    Jun-01  47.7%    380 -   485     -       Owner
Village Green                  503,528      503,000    No    8.500%    7.500%    Jun-01    *          *           -       Owner
Walnut Creek                 3,240,000    3,235,000    No    7.500%      -         -     76.5%    338 -   556     -       Owner
Walnut Creek                   360,000      349,000    No    7.500%      -         -       *          *           -       Owner
Walnut Park Plaza            5,500,000    5,491,000    No    7.500%      -         -     83.9%    597 -   650     -       Owner
                           -----------  -----------         -------                      -----
Rehab Bonds - Subtotal /
   Weighted Average        187,102,258  180,801,000          7.508%                      87.2%
                           -----------  -----------         -------                      -----
Subtotal- Tax-Exempt
   First Mortgage Bonds    870,045,793  823,392,000          7.231%
                           -----------  -----------         -------

Taxable First Mortgage Bonds
Owned by the Company (not including its consolidated subsidiaries)

Chandler Creek                 350,000      350,000   Yes    9.750%    9.250%    Nov-02    *          *           *       Issuer
Greenbriar                   2,015,000    2,015,000    No    9.000%      -         -       *          *           *       Issuer
Greenbridge at Buckingham      350,000      350,000   Yes   10.000%      -         -       *          *           *       Issuer
Lake Park                      375,000      375,000    -     9.000%      -         -       *          *           *       Issuer
Lakes Edge at Walden         1,400,000    1,711,111    -    11.000%      -         -       *          *           *       Issuer
Oaks at Hampton                525,000      525,000    No    9.000%      -         -       *          *           *       Issuer



                              PORTFOLIO STATISTICS
                                  REVENUE BONDS
                                   (unaudited)
                             As of December 31, 2000




                                                           LAST YEAR                                           OPTIONAL
                                                             OF CON-   PARTICI-            MONTH/              REDEMP-
                                                           STRUCTION/  PATING    BOND      YEAR      CALL      TION      MATURITY
     PROPERTY                 LOCATION     STATE    UNITS    REHAB(1)  BOND      TYPE      ACQUIRED  DATE(2)   DATE(3)     DATE
---------------------------------------------------------------------------------------------------------------------------------
Parks at Westmoreland       DeSoto           TX       *       *           No     LIHTC     Jul-00    -         -         Nov-09
Princess Anne House         Virginia Beach   VA       *       *           No     LIHTC     Apr-00    -         -         Jan-06
Red Hill Villas             Round Rock       TX       *       *           No     LIHTC     Dec-00    -         -         Jul-01
Williams Run                Dallas           TX       *       *           No     501(c)(3) Dec-00    -         -         Jul-04
                                                   ------                                            --------------------------
Taxable Bonds - Subtotal / Weighted Average           -                                              -         -         Mar-21
                                                   ------                                            --------------------------
Total First Mortgage Bonds                         19,959                                            Jan-15    Jun-10    Dec-30
                                                   ------                                            --------------------------


Other Tax-Exempt Subordinate Bonds
Owned by CharterMac Equity Issuer Trust

Museum Tower(12), (16)      Philadelphia     PA       286     -           No     Subordinate Nov-00  -         Sep-07    Dec-26
Park at Landmark(12)        Alexandria       VA       396     -           No     Subordinate Sep-00  -         Jul-05    Dec-29
                                                   ------                                            --------------------------
Subordinate Bonds - Subtotal / Weighted Average       682                                            -         Jul-07    Oct-28
                                                   ------                                            --------------------------
Total Revenue Bonds                                20,641                                            Jan-15    May-10    Dec-30
                                                   ======                                            ==========================







                                                    LETTER                     EFFECTIVE          MO. UNIT
                            BOND FACE      FAIR       OF     STATED    FUTURE   DATE OF            RENTAL
                              AMOUNT      VALUE(4)  CREDIT  INTEREST  INTEREST  FUTURE   RENTAL     RATES     YEAR 2000
     PROPERTY                  ($)          ($)     PUT(5)   RATE(6)   RATE(7)  RATE(7)  OCCUP.      ($)         DSCR     ENTITY(**)
----------------------------------------------------------------------------------------------------------------------------------
Parks at Westmoreland          455,000      455,000    Yes   9.000%    -         -         *         *           *        Issuer
Princess Anne House            125,000      131,945    Yes   9.500%    -         -         *         *           *        Issuer
Red Hill Villas                400,000      400,000     No   9.500%    -         -         *         *           *        Issuer
Williams Run                   200,000      200,000     -    9.250%    -         -         *         *           *        Issuer
                           -----------  -----------         -------
Taxable Bonds - Subtotal/
   Weighted Average          6,195,000    6,513,056          9.601%
                           -----------  -----------         -------
Total First Mortgage Bonds 876,240,793  829,905,056          7.248%
                           -----------  -----------         -------


OTHER TAX-EXEMPT SUBORDINATE BONDS
Owned by CharterMac Equity Issuer Trust

Museum Tower(12), (16)       6,000,000    6,000,000     -    8.250%    -         -         N/A       N/A         N/A      Equity
Park at Landmark(12)         9,500,000    9,500,000     -    8.750%    -         -         N/A       N/A         N/A      Equity
                           -----------   ----------         -------
Subordinate Bonds-Subtatal
   / Weighted Average       15,500,000   15,500,000          8.556%
                           -----------   ----------         -------
Total Revenue Bonds        891,740,793  845,405,056          7.271%
                           ===========  ===========         =======




Notes:
For further information regarding the bond portfolio and other specifics regarding each bond, please refer to our Company's 10-K and 10-Q filings.

* Not applicable to avoid duplication with another related bond.
** Entity identification:
   "Equity" - CharterMac Equity Issuer Trust
   "Holding" - CharterMac Holding Trust
   "Issuer" - Charter Municipal Mortgage Acceptance Company
   "Orig" - CharterMac Origination Trust
   "Owner" - CharterMac Owner Trust (All revenue bonds are held by the National
     Series, unless the underlying property is located in California, in which case the related revenue bond is held by the California Series).

N/A - Not Applicable

1 Represents the latest year of fully complete construction or rehabilitation. 2 The call date is a call date to the borrower at which point the Company can call the bond due and payable. For those properties past the call date, six months notice must be given by the Company to call the bond due and payable. If no call date is specified, the maturity date is assumed.
3 The earliest date at which the borrower may prepay the underlying mortgage securing the revenue bonds without penalty.
4 The revenue bonds are deemed to be available-for-sale debt securities and, accordingly, are carried at their estimated fair values.
5 The property securing the revenue bond is under construction or undergoing substantial rehabilitation. Such revenue bonds are additionally secured by a letter of credit issued by an investment grade financial institution. In the event the property is not completed in a timely manner, the Company may "put" the revenue bond to the construction lender at par. "Expired" letters of credit indicate that the construction or rehab phase is complete and that the property is in the lease-up stage to stabilization.
6 The stated interest rate represents the coupon rate of the revenue bond, at December 31, 2000, except for the Highpointe revenue bond acquired in July 1986 and the Loveridge revenue bond (See-footnote 10 for further information).
7 Represents a future interest rate, generally after the property is no longer in construction or rehabilitation. In some cases the future rate is date specific and in other cases it is defined as upon completion of construction or rehabilitation.
8 College Park was in lease-up during 2000. As of the date of this prospectus supplement, the property has DSCR greater than 1.00x.
9  The Greenway Chase bond was sold on February 28, 2001.
10 Pursuant to a modification agreement, interest payments are equal to the cash flow from the property.
11 Jubilee Courtyards was in lease-up during 2000. As of the date of this prospectus supplement, the property has DSCR greater than 1.00x.
12 Held as collateral for secured borrowings under the P-FLOATS/RITES(SM)
   securitizations program.
13 Williams Run was purchased in December 2000 and we had no DSCR data for the year.
14 Properties in the construction portfolio include properties still under construction, as well as those recently completed and in the process of lease up to stabilization. Occupancy and rental ranges are presented if the property is in lease-up and/or if units or buildings are completed during phased construction.
15 Rehabilitation is generally performed in phases and thus, properties in the rehabilitation portfolio do not have 100% of their units occupied during the rehabilitation process.
16 The Museum Tower revenue bond, although having a nominal maturity of December
   1, 2026, is subject to mandatory tender on September 15, 2010.

REGULATORY ENVIRONMENT

        We operate in a regulatory environment that is governed primarily by two sections of the Code relating to affordable housing. The first is Section 142(d) of the Code, which governs the issuance of tax-exempt revenue bonds for affordable multifamily housing to be owned by private, for-profit developers and the second is Section 42 of the Code, which authorizes federal LIHTCs for qualifying affordable housing properties.

        Tax-exempt financing
        --------------------

        Section 142(d) of the Code provides for the issuance of tax-exempt revenue bonds, the proceeds of which will be lent to private developers for the new construction or acquisition and rehabilitation of multifamily rental housing. Under the Code, in order to qualify for tax-exempt financing, certain ongoing requirements must be complied with on a continuous basis. The principal such requirement is that the property be operated as a rental property and that during the Qualified Project Period (defined below) at least either (i) 20% of the units must be rented to individuals or families whose income is less than 50% of the area median gross income, or (ii) 40% of the units must be rented to individuals or families whose income is less than 60% of the area median gross income, in each case with adjustments for family size. The Qualified Project Period begins when 10% of the units in the property are first occupied and ends on the latest of the date: (i) which is 15 years after 50% of the units are occupied, (ii) on which all the bonds have been retired, or (iii) on which any assistance provided under Section 8 of the U.S. Housing Act of 1937 terminates. If these requirements are not complied with on a continual basis, interest on the revenue bonds could be determined to be includable in gross revenue, retroactively to the date such bonds were issued. There is no statutory or regulatory limit on the amount of rent that may be charged.

        The availability of tax-exempt financing for affordable multifamily housing to be owned by private, for-profit developers in each state in each calendar year is limited by the statewide volume cap contained in Section 146 of the Code. At the end of last year the volume cap was increased, for the first time since its inception in 1986, by 50% (to be phased-in during 2001 and 2002) and will be indexed for inflation in the future. Bonds issued for affordable multifamily housing properties must compete with all other types of private activity bonds (other than private activity bonds issued for qualifying Section 501(c)(3) organizations) for an allocation of available volume cap.

        Non-profit organizations described in Section 501(c)(3) of the Code whose charitable purpose is to provide low income housing may also avail themselves of tax-exempt financing to construct or acquire and rehabilitate affordable multifamily housing properties. Revenue bonds for such charities are governed by Section 145 of the Code and may be issued without regard to the statewide volume cap that applies to for-profit developers. Under Section 145 of the Code at least 95% of the proceeds of the bond issue must be used in a manner that furthers the charitable purpose of the Section 501(c)(3) organization, or a related purpose. In Revenue Procedure 96-32 the IRS promulgated a safe harbor for Section 501(c)(3) organizations whose mission is to provide affordable housing: if either the 20/50 or 40/60 tests described above are met and, in addition, a total of at least 75% of all units are rented to families whose income does not exceed 80% of area median gross income (adjusted for family size) and the Section 501(c)(3) organization charges tenants "affordable rents", the proceeds of a revenue bond issue will be treated as being used to further the Section 501(c)(3) organization's mission.

        Federal LIHTCs
        --------------

        Section 42 of the Code authorizes federal LIHTCs for affordable multifamily rental housing. Under this program, developers that receive an allocation of volume cap for revenue bonds also are entitled to receive an allocation of federal LIHTCs. The credits, known as 4% credits, provide the owner of an affordable multifamily housing project that has received a federal LIHTC allocation with a dollar for dollar credit against federal income taxes. The credit is taken over a period of 10 years, which can span over an 11 year operating period. The credit amount is based on the qualified basis of each building and the number of units set aside for low income tenants. Purchasers of federal LIHTCs are usually Fortune 500 corporations that have projected long-term positive tax positions. These purchasers generally become limited partners in the developer/owner of the affordable housing project and pay the present value of the projected credits in the form of an up-front equity contribution to the developer. This payment will usually provide between 25% and 35% of the costs of the development. In order to qualify for the federal LIHTC the project must comply with either of the 20/50 or 40/60 tests that apply to tax-exempt bonds. However, in addition, the amount of rent that may be charged to qualifying low income tenants cannot exceed 30% of the "imputed income" for each unit, as determined pursuant to Section 42(g) of the Code. Failure to comply continuously with these requirements could result in a recapture of the federal LIHTCs. In addition, in the event that the rents from the project generate insufficient revenue to pay debt service on the revenue bonds and a default ensues, the initial borrower could lose ownership of the project as the result of foreclosure of the mortgage securing the bonds. In such event, the initial equity investors would no longer be entitled to the federal LIHTCs which would inure to benefit of the foreclosing revenue bond owner. As a result, there is a strong incentive for the federal LIHTC investor to ensure that the development is current on debt service payments by making capital contributions or otherwise.

        With respect to most of the properties which secure our revenue bonds, all the multifamily units are rented to individuals or families at 60% of area median income and, thus, 100% of the qualified basis may be used to determine the amount of the federal LIHTC. This maximizes the amount of equity raised from the purchasers of the federal LIHTCs for each development and creates strong occupancy demand.

RAISING CAPITAL

        In order for us to fund our investments in revenue bonds and facilitate growth, we need access to additional capital. We have primarily used two sources of capital, either directly or through our subsidiaries: securitizations and equity offerings. We use two primary securitization programs: the Private Label Tender Option Program and the P-FLOATs/RITES(SM) program. Securitizations continue to offer the lowest cost of capital, albeit with certain covenants and leverage limits. Pursuant to our trust agreement, we are only able to incur leverage or other financing up to 50% of our total market value; this leverage restriction is generally consistent with or more conservative than leverage covenants on our securitized debt. Our capital structure requires periodic equity offerings to maintain leverage within required limits.

        Whether we raise capital through securitizations or equity offerings, our goal is to raise capital at lower rates than the rates at which we invest that capital. With respect to our securitization programs, we are obligated to pay at short-term floating rates of interest and retain a residual interest in revenue bonds carrying a fixed rate of interest. Our Manager regularly reviews the benefits of hedging our interest rate risk on our variable rate exposure. During the first quarter of 2001, we entered into two interest rate swaps with an aggregate notional amount of $150 million which, as of March 31, 2001, represents approximately 40% of our floating rate exposure in our securitization programs. As of March 31, 2001, the weighted average annual fixed interest rate payable by us on these swaps was 3.75%.

        Our growth has been financed by securitization programs, preferred stock offerings by a subsidiary and our Convertible CRA Share offerings, as well as funds generated from operations in excess of distributions (approximately $4 million in 2000). Our continued growth is expected to be financed through the same sources depending on market conditions and terms of such financing at the relevant times.

        Securitizations
        ---------------

        Private Label Tender Option Program. On May 21, 1998, we commenced our Private Label Tender Option Program in order to raise capital to acquire additional revenue bonds. As of December 31, 2000, we had raised $275 million under the Private Label Tender Option Program, although the maximum amount of capital available under the program is $500 million.

        As of December 31, 2000, we have contributed 53 revenue bonds in the aggregate face amount of approximately $473 million to Charter Mac Origination Trust I, a Delaware business trust (the "Origination Trust"), a wholly-owned, indirect subsidiary of our Company. The Origination Trust then contributed 40 of its revenue bonds, with an aggregate face amount of approximately $326 million, to Charter Mac Owner Trust I, a Delaware business trust (the "Owner Trust"), which is controlled by us through the Origination Trust and our Manager, which is also the Owner Trust's manager. The bonds contributed to the Owner Trust are deposited into specific "Owner Trust Series" in order to segregate revenue bonds issued by governmental entities selected by state of origin. As of December 31, 2000, two such Owner Trust Series were created: a "California only" series that owned 12 revenue bonds secured by properties located in California in the aggregate face amount of approximately $76 million and a "National" (non-state specific) series that owned 28 revenue bonds in the aggregate face amount of approximately $250 million.

        Each Owner Trust Series issues two equity certificates: (i) a senior certificate, which has been deposited into the related "Floater Certificate Trust Series" established under Charter Mac Floater Certificate Trust I, a Delaware business trust (the "Certificate Trust"), which issues and sells "floater certificates" representing proportional interests in the senior certificate to new investors and (ii) a residual certificate representing the remaining beneficial ownership interest in such Owner Trust Series, which has been issued to the Origination Trust in exchange for the contribution of revenue bonds. At December 31, 2000, the California and National Floater Certificate Trust Series had issued floater certificates with face amounts of approximately $70 million and $205 million, respectively.

        The Owner Trust obtained a municipal bond insurance policy from MBIA to credit enhance certificate distributions for the benefit of the holders of the floater certificates and arranged for a liquidity facility, issued by a consortium of foreign banks with a short-term rating of P-1 by Moody's Investors Service as of the date of this prospectus supplement, with respect to the floater certificates. As of December 31, 2000, the revenue bonds not contributed by the Origination Trust to the Owner Trust are pledged as additional collateral for the Owner Trust's obligations to MBIA and the providers of the liquidity facility.

        The effect of the Private Label Tender Option Program structure is that a portion of the interest received by each of the Owner Trust Series on the revenue bonds it holds is distributed through the senior certificate to the holders of floater certificates issued by the related Floater Certificate Trust Series, with the residual interest remitted to the Origination Trust (and thus to the benefit of our Company) as distributions on each residual certificate. The variable rate on the floater certificates issued by the California only Floater Certificate Trust Series and the National Floater Certificate Trust Series is the lowest rate possible that will clear the market at par, as determined weekly by Goldman, Sachs and Co., as remarketing agent. Largely because of certain California taxes, the weekly rate on the California floater certificates has been and is expected to continue to be lower than the weekly rate on the National (non-state specific) floater certificates. Thus, the yield on the California Owner Trust Series residual certificate owned by the Origination Trust is higher than on the National Owner Trust Series residual certificate owned by the Origination Trust.

        The Owner Trust, which we control, is consolidated and is noted on our balance sheet as "minority interest in subsidiary (subject to mandatory redemption)." Our cost of funds relating to the Private Label Tender Option Program (calculated as income allocated to the minority interest plus recurring fees as a percentage of the weighted average amount of the outstanding senior certificate) was approximately 5.40%, 4.50% and 4.90% for the years ended December 31, 2000 and 1999, and for the period May 21, 1998 (inception of the program) through December 31, 1998, respectively.

        P-FLOATs/RITES(SM). Another source of financing for our investments is the securitization of selected revenue bonds through the Merrill Lynch P-FLOATs/RITES(SM) program. Merrill Lynch typically deposits individual revenue bonds purchased from us into a special purpose trust together with a Credit Enhancement Guarantee. Two types of securities are then issued by such trust (1) Puttable Floating Option Tax-Exempt Receipts ("P-FLOATs(SM)"), a short-term senior security which bears interest at a floating rate that is determined weekly by Merrill Lynch as the lowest rate possible that will clear the market at par, and (2) Residual Interest Tax-Exempt Securities ("RITES(SM)"), a subordinate security which receives the remainder of the interest on the revenue bond after payment of interest on the P-FLOATs(SM) and ongoing transaction fees. The P-FLOATs(SM) are sold to third party investors and the RITES(SM) are generally sold back to us. We have the right, upon at least 14 days notice to the trustee, to purchase the outstanding P-FLOATs(SM) issued by the special purpose trust and to withdraw the revenue bond from such trust. When the revenue bonds are deposited into the trust, we receive the proceeds from the sale of the P-FLOATs(SM) less certain transaction costs. In certain other cases, Merrill Lynch may directly buy the revenue bonds from local issuers, deposit them in the trust, sell the P-FLOAT security to third party investors and then sell the RITES(SM) to us.

        As of December 31, 2000, thirteen revenue bonds, with an aggregate face amount of approximately $113 million, have been securitized by Merrill Lynch under the P-FLOATs/RITES(SM) program. In order to facilitate the securitization under the P-FLOATs/RITES(SM) program, we have, as of December 31, 2000, pledged 12 additional revenue bonds as additional collateral for the benefit of the credit enhancer with an aggregate face amount of approximately $120 million. See "--Recent Developments" below.

        For financial reporting purposes, due to our right to repurchase the revenue bonds, we account for the net proceeds received upon transfer of our revenue bonds through the P-FLOATs/RITES(SM) program as secured borrowings (which is reflected on our balance sheet as a liability) and, accordingly, continue to account for our revenue bonds as assets.

        The cost of funds relating to the P-FLOATs/RITES(SM) program (calculated as interest expense as a percentage of the weighted average face amount of the P-FLOATs(SM)) was approximately 5.00% and 4.80%, for the year ended December 31, 2000 and for the period June 29, 1999 (inception of our use of this program) through December 31, 1999, respectively.

        Interest Rate Hedging. Because our securitization programs require us to make payments based on variable interest rates while our revenue bonds generally earn interest at fixed rates, we are exposed to interest rate risk. We manage our interest rate risk through two TBMA-based interest rate swap agreements.

        Under each interest rate swap agreement, we are required to pay Merrill Lynch Capital Services a fixed rate on a notional amount of debt. In return, we are paid a floating rate equivalent to the TBMA

Index, the most widely accepted tax-exempt weekly floating rate index. During the first quarter of 2001 we entered into two swaps, one with a notional amount of $50 million, fixed at an annual rate of 3.98%, which expires in January 2006 and a second with a notional amount of $100 million, fixed at an annual rate of 3.64%, which expires in February 2004. As of March 31, 2001, the combined notional amount of these swaps was $150 million which represented approximately 40% of our floating rate exposure in our securitization programs with a weighted average annual interest rate on the swaps of 3.75%. We continue to analyze the interest rate environment and the costs and risks of such strategies and may execute additional interest rate hedges in the future.

        Equity Offerings
        ----------------

        Preferred Equity Issuances by Subsidiary. One of our subsidiaries, Equity Trust, has completed two offerings of preferred shares to institutional investors in the aggregate amount of $169 million in liquidation amount. The first offering of $90 million of Series A Cumulative Preferred Shares was completed on June 29, 1999 and the second offering of $79 million of Series A-1 Cumulative Preferred Shares and Series B Subordinate Cumulative Preferred Shares was completed on July 21, 2000. We collectively refer to the Series A Cumulative Preferred Shares, Series A-1 Cumulative Preferred Shares and Series B Subordinate Cumulative Preferred Shares as the "Cumulative Preferred Shares". The Equity Trust used the net proceeds from the offerings (after underwriting and other offering expenses) of Cumulative Preferred Shares of approximately $163 million to invest in or acquire additional tax-exempt revenue bonds.

        Attributes of each series of Cumulative Preferred Shares are as follows:



                                                 Liquidation       Total Face
                     Date of       Number of   Amount per Share      Amount           Annual
Preferred Series     Issuance       Shares     ($ in thousands)  ($ in thousands)  Dividend Rate
----------------- --------------- ------------ ----------------- ---------------- ---------------
Series A          June 29, 1999       45            2,000              90,000         6.625%
Series A-1        July 21, 2000       48              500              24,000         7.100%
Series B          July 21, 2000      110              500              55,000         7.600%



        The Cumulative Preferred Shares are not convertible into common shares of the Equity Trust or our common shares. The Cumulative Preferred Shares have an annual preferred dividend payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, but only upon declaration thereof by the Equity Trust's board of trustees and only to the extent of the Equity Trust's tax-exempt income (net of expenses) for the particular quarter. Since inception, all quarterly distributions have been declared at the stated annualized dividend rate for each respective series and all distributions so declared have been paid.

        In connection with the initial offering of Cumulative Preferred Shares, we contributed 100% of our ownership interests in the Origination Trust to the Equity Trust, a newly formed Delaware business trust and an indirectly-owned subsidiary in which we own 100% of the common equity. As a result, the Equity Trust became the direct and indirect owner of all of the revenue bonds held by the Origination Trust and the Owner Trust (see discussion of Private Label Tender Option Program, above). In addition to contributing the ownership of the Origination Trust, we also contributed certain additional revenue bonds to the Equity Trust.

        The Series A and Series A-1 Cumulative Preferred Shares have identical terms except as to the annual preferred dividend rate and the liquidation amount per share. The Equity Trust may not redeem the Series A and Series A-1 Cumulative Preferred Shares before June 30, 2009 and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to their respective per share liquidation amounts plus an amount equal to all distributions accrued but unpaid on the Series A and Series A-1 Cumulative Preferred Shares. Holders of the Series A and Series A-1 Cumulative Preferred Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After that date, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series A and Series A-1 Cumulative Preferred Shares will be required to tender its shares to the Equity Trust for mandatory repurchase on June 30, 2049, unless the Equity Trust decides to remarket the shares on such date.

        The Series A and Series A-1 Cumulative Preferred Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Equity Trust, senior to the Series B Subordinate Cumulative Preferred Shares and all classes or series of common shares of the Equity Trust and, therefore, effectively rank senior to our common shares, our Convertible CRA Shares, and our preferred shares, if any.

        The Equity Trust may not redeem the Series B Subordinate Cumulative Preferred Shares before November 30, 2010 and they are subject to mandatory remarketing and purchase on such date under the same terms as the Series A and Series A-1 Cumulative Preferred Shares. After that date, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series B Subordinate Cumulative Preferred Shares will be required to tender its shares to the Equity Trust for mandatory repurchase on November 30, 2050, unless the Equity Trust decides to remarket the shares on such date.

        The Series B Subordinate Cumulative Preferred Shares effectively rank senior to our common shares, our Convertible CRA Shares, and our preferred shares, if any, and junior to the Series A and Series A-1 Cumulative Preferred Shares.

        The Equity Trust is subject to, among others, the following covenants with respect to the Cumulative Preferred Shares:

        Tax-exempt interest and distributions. The Equity Trust may only acquire new investments that it reasonably believes will generate interest and distributions excludable from gross income for federal income tax purposes. The Equity Trust will dispose of any investment the interest on which becomes includable in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

        Leverage. The Equity Trust will not, and will not permit any of its subsidiaries to, directly or indirectly, incur any obligation except if (i) the Equity Trust is not in default under its trust agreement, (ii) the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Cumulative Preferred Shares, and (iii) after giving effect to the incurrence of the obligation, the leverage ratio on our portfolio is less than 0.6 to 1.0.

        Failure to pay distributions. If the Equity Trust has not paid in full six consecutive quarterly distributions on the Equity Trust preferred shares, the Equity Trust is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to the Equity Trust, us, our Manager or Related Capital.

        Allocation of Taxable Interest Income and Market Discount. The Equity Trust will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where the Equity Trust acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally 1/4 of 1% of a bond's stated redemption price at maturity multiplied by the number of complete years to maturity).

        Limitation on Issuance of Preferred Equity Interests. The Equity Trust may not issue preferred equity interests that are senior to the Series A and A-1 Preferred Shares without the consent of a majority of the holders of the Series A and A-1 Preferred Shares. The Equity Trust may not issue any preferred equity interests that are equal in rank to the Cumulative Preferred Shares unless certain conditions are met, including that the amount of such preferred equity interests is limited, the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Cumulative Preferred Shares to holders, and there is no default or event of default under the Equity Trust's trust agreement.

        Convertible Community Reinvestment Act Preferred Share Offerings. On May 10, 2000, we completed an approximately $27.5 million private placement of Convertible CRA Shares to three financial institutions, comprised of 1,946,000 Convertible CRA Shares priced at $14.13 per share. The offering resulted in net proceeds of approximately $26 million after deduction of the initial purchasers' discount and other related costs. On December 14, 2000, we completed an additional $9 million private placement of Convertible CRA Shares to three other financial institutions, comprised of 644,000 Convertible CRA Shares priced at $14.13 per share. The offering resulted in net proceeds of approximately $8 million after payment of the initial purchasers' discount and other related costs.

        Our Convertible CRA Shares enable financial institutions to receive positive consideration under the Community Reinvestment Act ("CRA") as a "qualified investment". We have developed a proprietary method for specially allocating these CRA "credits" to specific financial institutions that invest in our Convertible CRA Shares. Other than the preferred allocation of CRA credits, the investors receive the same economic benefits as our common shareholders, including receipt of the same dividends per share as those paid to our common shareholders. Other than on matters relating to the terms of our Convertible CRA Shares or to amendments to our trust agreement which would adversely affect the powers, preferences, privileges or rights of our Convertible CRA Shares, our Convertible CRA Shares do not have any voting rights. Our earnings are allocated pro rata among our common shares and our Convertible CRA Shares, and our Convertible CRA Shares rank on parity with the common shares with respect to rights upon liquidation, dissolution or winding up of our Company. The investors, at their option, have the ability to convert their Convertible CRA Shares into common shares at the conversion price specified below. Upon conversion, the investors will no longer be entitled to a special allocation of any CRA credit. The conversion price is the greater of (i) our book value per common share as set forth in our most recently issued annual or quarterly report filed with the Securities and Exchange Commission prior to the respective Convertible CRA Share issuance date or (ii) 110% of the closing price of a common share on the respective Convertible CRA Share's pricing date. The conversion price for each Convertible CRA Share offering is indicated on the following table:


Issuance Date           Conversion Price    Conversion Rate
--------------------   -----------------   ----------------
May 10, 2000                 $15.33              0.9217
December 20, 2000            $14.60              0.9678

        We expect to raise additional equity in the future from similar financial institutions that can utilize the regulatory benefits that have not previously been allocated to other holders of our Convertible CRA Shares. While we expect that these future offerings will be a source of additional equity, it is only one of many potential sources. Furthermore, there is no assurance that we will be able to consummate such transactions at all or on favorable terms. In addition, this potential source of liquidity would be eliminated if the applicable federal regulatory agencies were to determine that an investment in the Convertible CRA Shares did not result in the financial institutions being able to receive these regulatory benefits. We have commenced a program to sell up to 7,000,000 of our Convertible CRA Shares from time to time only to qualified institutional buyers pursuant to Rule 144A utilizing the services of an agent on a best efforts basis.

ENTITY STRUCTURE

        Overview
        --------

        We hold a few investments directly and the vast majority indirectly through our subsidiaries:

               o We own 100% of the common shares in Holding Trust and also directly own all of our taxable investments and revenue bonds as reflected on the chart entitled "Portfolio Statistics" above.

               o Holding Trust owns (i) 100% of the common shares of the Equity Trust and (ii) the four revenue bonds acquired in the merger with American Tax Exempt Bond Trust.

               o The Equity Trust owns (i) 100% of the common shares in the Origination Trust, and (ii) directly owns the revenue bonds as reflected on the chart entitled "Portfolio Statistics" and other tax-exempt investments.

               o The Origination Trust directly owns the revenue bonds as reflected on the chart entitled "Portfolio Statistics" and the Private Label Tender Option Program Residual Certificates. Through the Origination Trust's ownership of the Private Label Tender Option Program Residual Certificates, the Origination Trust controls 100% of the voting rights of the Owner Trust.

               o The Owner Trust Nat-1 Series and the Owner Trust Cal-1 Series own the revenue bonds as reflected on the chart entitled "Portfolio Statistics."

               o The Floater Certificate Trust Nat-1 Series and the Floater Certificate Trust Cal-1 Series own the Nat-1 Senior Certificate and the Cal-1 Senior Certificate issued by the Owner Trust Nat-1 Series and Owner Trust Cal-1 Series, respectively. Each such Floater Certificate Trust Series issues Floater Certificates representing proportional interests in the Senior Certificate it owns to third party investors.

        Diagram
        -------

        The following diagram depicts our relationship with our subsidiaries as of December 31, 2000, each of which is either a pass through entity or disregarded for federal income tax purposes:


                                Entity Structure


                               [GRAPHIC OMITTED]

OUR TRUST AGREEMENT

        The following summary of certain provisions of Delaware law and our trust agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and our trust agreement for its entire terms.

        Our Board of Trustees
        ---------------------

        Our business and affairs are managed by our board of trustees. Our board of trustees consists of not less than three nor more than nine trustees, one-third of which must be independent, which means they may not be officers or employees of our Company, related to our officers nor represent concentrated or family holdings of our voting interests, and who, in the view of our board of trustees, are free from any relationship that would interfere with the exercise of independent judgment with respect to matters relating or pertaining to our affairs. We have annual shareholder meetings to re-elect a portion of our managing trustees, who will generally serve staggered, three-year terms. Election of each managing trustee requires the approval of a plurality of the votes cast by the holders of common shares in person or by proxy at our annual meeting.

        Our board of trustees currently has seven managing trustees, three of whom are independent trustees. Our board of trustees establishes written policies on investments and borrowings and monitors the administrative procedures, investment operations and performance of our Company and our Manager to assure that such policies are carried out. The independent trustees are responsible for reviewing our investment policies not less often than annually and with sufficient frequency to determine that the policies being followed are in the best interests of our shareholders.

        Independent trustees are entitled to receive compensation for serving as managing trustees. Arthur P. Fisch and Peter T. Allen are compensated at the annual rate of (i) $7,500 in cash or common shares having an aggregate value of $7,500, based on the fair market value on the date of issuance; and (ii) common shares having an aggregate value of $10,000, based on the fair market value on the date of issuance, in addition to expense reimbursement. Thomas W. White is compensated at the annual rate of (i) $20,000 in cash or common shares having an aggregate value of $20,000, based on the fair market value on the date of issuance; and (ii) common shares having an aggregate value of $10,000, based on the fair market value on the date of issuance, in addition to expense reimbursement. At the discretion of our board of trustees, independent trustees may be granted additional cash compensation for serving on a committee of our board of trustees.

        Pursuant to the terms of our incentive share option plan, (as described below under "Management--Incentive Share Option Plan"), the compensation committee of our board of trustees may, subject to certain restrictions, grant options to members of our board of trustees to purchase common shares. As of the date of this prospectus supplement, four trustees, Stephen M. Ross, Michael J. Brenner, Stuart J. Boesky and Alan P. Hirmes have been issued options to acquire an aggregate of 90,652 common shares, 5,652 of which are assigned to a third party, at an exercise price of $11.5625 per share.

        A vacancy in our board of trustees created by the death, resignation, or incapacity of a managing trustee (within the limits referred to above) may be filled by the vote of a majority of the remaining managing trustees (with respect to a vacancy created by the death, resignation, or incapacity of an independent trustee, the remaining independent trustees shall nominate a replacement). A vacancy in our board of trustees created by an increase in the number of managing trustees may be filled by a majority vote of the entire board of trustees. Any managing trustee may resign at any time. Our trust agreement provides that, subject to the right of the holders of any class of shares to elect additional managing trustees, managing trustees may be removed by the affirmative vote of a majority of our common shares only for cause prior to October 1, 2001, and with or without cause after such date.

        Wilmington Trust Company, a Delaware banking corporation, is also one of our trustees. Wilmington Trust Company has been appointed as registered trustee solely to satisfy certain requirements of the Delaware Act and its duties and responsibilities with respect to our Company and our shareholders are very limited.

        Additional Classes and Series of Shares
        ---------------------------------------

        Our trust agreement authorizes our board of trustees to classify or reclassify any unissued beneficial interests to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or Series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. We believe that the ability of our board of trustees to issue one or more classes or series of beneficial interests provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other needs which might arise. Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, the additional classes or series, as well as the common shares, will be available for issuance without further action by our shareholders. See "Risk Factors--Possible adverse effect arising from shares available for future sale". Although our board of trustees has no intention at the present time of doing so, it could issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for holders of our common shares or otherwise be in their best interest.

        Advance Notice of Managing Trustee Nominations and New Business
        ---------------------------------------------------------------

        Our bylaws provides that (i) with respect to an annual meeting of common shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by common shareholders may be made only (a) pursuant to our notice of meeting, (b) by our board of trustees, or (c) by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our trust agreement, and (ii) with respect to special meetings of common shareholders, only the business specified in our notice of meeting may be brought before the meeting of common shareholders, and nominations of persons for election to our board of trustees may be made only (a) pursuant to our notice of the meeting, (b) by our board of trustees, or (c) provided that our board of trustees has determined that managing trustees shall be elected at such meeting, by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our trust agreement.

        The advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of common shares or otherwise.

        Term and Dissolution
        --------------------

        We have perpetual existence, but may be dissolved at an earlier date if certain contingencies occur. The contingencies whereby we may be dissolved are as follows:

               o If a management agreement is in effect between our Company and a manager which is an affiliate of Related Capital, and it is prior to the fourth anniversary of the date on which such management agreement was originally executed (October 1, 1997), subject to the provisions of any class or series of shares at the time outstanding, we may be dissolved if the manager recommends dissolution of our Company in writing to our board of trustees, our board of trustees concurs in such recommendation and the dissolution of our Company is approved by the affirmative vote of the holders of more than 50% of our outstanding common shares together with any other class or series of shares entitled to vote on the matter.

               o If a management agreement is in effect between our Company and a manager which is an affiliate of Related Capital and it is after the fourth anniversary of the date on which such management agreement was originally executed, we may be dissolved in one of two ways: (i) we may be dissolved if the manager recommends dissolution of our Company in writing to our board of trustees, our board of trustees concurs in such recommendation and the dissolution is approved by the affirmative vote of the holders of more than 50% of our outstanding common shares together with any other class or series of shares entitled to vote on the matter; or (ii) our board of trustees recommends dissolution of our Company and the dissolution is approved by the affirmative vote of two-thirds of the votes of our shareholders entitled to vote on the matter.

               o If a management agreement referred to above is not in effect, we may be dissolved upon the recommendation of our board of trustees and the affirmative vote of the holders of more than 50% of our outstanding common shares together with any other class or series of shares entitled to vote on the matter.

               o Finally, we may be dissolved by order of a court of competent jurisdiction to judicially dissolve our Company if it is no longer reasonably practicable to continue the business and affairs of our Company as contemplated by our trust agreement.

        Upon dissolution of our Company, our assets will be liquidated and the proceeds of liquidation will be applied first to the satisfaction (whether by payment or reasonable provision for payment thereof) of obligations of our Company to third parties, second to our Manager or its affiliates who are creditors of our Company and third to payment of liquidation expenses. Any remaining proceeds will then be distributed to our shareholders.

        Change of Control; Anti-Takeover Provisions
        -------------------------------------------

        Our trust agreement contains provisions that might have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for our common shares, or otherwise be in the best interest of our shareholders. See "Risk Factors--Risks related to anti-takeover provisions--Manager's Rights Under our Management Agreements" for a discussion of these anti-takeover provisions.

        Voting Rights of Common Shareholders
        ------------------------------------

        Our shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. The common shareholders, as a class, have the right to vote upon:

        a.     the election of our board of trustees;

        b. merger, consolidation or termination and dissolution of our Company;

        c.     sale of all or substantially all of our assets; and

        d. amendment of our trust agreement (except in certain limited circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.

        Amendments to our Trust Agreement
        ---------------------------------

        In general, our trust agreement may be amended by the affirmative vote or written consent of the holders of not less than a majority of the common shares then outstanding and entitled to vote thereon.

        Meetings
        --------

        We will hold annual meetings of our common shareholders to elect managing trustees whose terms have expired. Our board of trustees may at any time call a meeting of common shareholders or call for a vote, without a meeting, of the common shareholders on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of a written request therefor of common shareholders holding 10% or more of the outstanding common shares.

        Borrowing Policies
        ------------------

        Our trust agreement provides that we will be allowed to incur debt or other financing of up to 50% of our total market value (measured as of the date such leverage is incurred).

        Indemnification and Limitation of Liability
        -------------------------------------------

        The Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a business trust, a trustee, when acting in such capacity, shall not be personally liable to any person other than the business trust or a beneficial owner for any act, omission or obligation of the business trust or any trustee thereof. In addition, the Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a business trust, an officer, employee, manager or other person acting on behalf of the business trust, when acting in such capacity, shall not be personally liable to any person other than the business trust or the beneficial owner for any act, omission or obligation of the business trust or any trustee thereof.

        The Delaware Act provides that, subject to such standards and restrictions, if any, as are set forth in the governing instrument of a business trust, a business trust shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

        Our trust agreement requires us to indemnify our present and former trustees, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful. In addition, our trust agreement requires us, as conditions to advancing expenses, to obtain (i) a written affirmation by the trustee of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by our Company as authorized by our trust agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our trust agreement also requires us to provide indemnification and advance of expenses to a present or former trustee who served a predecessor of our Company in such capacity, and to any employee or agent of our Company or a predecessor of our Company.

        We have obtained a liability insurance policy for our trustees (as well as our Manager).

        Liability of Shareholders
        -------------------------

        We are governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Act, our common shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

        In general, stockholders of Delaware corporations are not personally liable for the payment of a corporation's debts and obligations. They are liable only to the extent of their investment in the Delaware corporation. In addition, under the Delaware Act, neither the existence of certain powers in our trust agreement that may be exercised by our shareholders nor the exercise of such powers will cause such shareholders to be deemed to be a trustee of our Company or to be held personally liable for our acts, omissions and obligations.

        The principles of law governing the limitation of liability of beneficial owners of a business trust have not been authoritatively established as to business trusts organized under the laws of one jurisdiction but operating or owning property, incurring obligations or having beneficiaries resident in other jurisdictions. A number of states have adopted legislation containing provisions comparable to the provisions of the Delaware Act. Accordingly, in such states, the limitation of liability of our shareholders provided by the Delaware Act should be respected.

        In those jurisdictions which have not adopted similar legislative provisions, questions exist as to whether such jurisdictions would recognize a business trust, absent a state statute, and whether a court in such jurisdictions would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that the shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.

RECENT DEVELOPMENTS

        Revenue Bond Disposition
        ------------------------

        On February 28, 2001, we sold one of our revenue bonds (Greenway Chase) for its face amount of approximately $13 million, in connection with a sale of the underlying property. Net sales proceeds were sufficient to provide for the payment of accrued and unpaid base tax-exempt interest in the amount of $857,800. We expect to receive payment of additional tax-exempt interest upon final reconciliation of net sales proceeds.

        Revenue Bond Acquisitions
        -------------------------

        On February 28 and March 30, 2001, we acquired an $11 million subordinate revenue bond (Draper Lane) in two installments, in the amount of approximately $9.5 million and $1.5 million, respectively, bearing annual interest at 10.00%, secured by a third mortgage on the underlying property. Although the maturity date for the revenue bond is March 1, 2040, the bond is subject to mandatory tender on March 1, 2006. The underlying property, known as Draper Lane Apartments, is a 406 unit affordable multifamily property located in Silver Spring, MD.

        On April 24, 2001, we acquired a tax-exempt rehabilitation revenue bond, in the amount of $4.1 million, to finance the rehabilitation and permanent financing of a 149 unit affordable multifamily property located in Tampa, FL, known as Sherwood Lake Apartments. The stated interest on the bond is 8.45% during the first 18 months and 7.45% thereafter. Although the maturity date for this revenue bond is September 1, 2037, the obligor may prepay the revenue bond without penalty beginning on November 1, 2017.

        On April 26, 2001, we acquired a tax-exempt new construction revenue bond and a taxable revenue bond, for $12.5 million and $1.0 million, respectively, to finance the construction of a 250 unit affordable multifamily property to be known as Magnolia Arbors in Covington, GA. These revenue bonds bear interest at annual rates of 7.50% and 8.95%, respectively, and their respective maturity dates are April 1, 2043 and July 1, 2018, respectively. Each of these revenue bonds may be prepaid without penalty beginning on April 1, 2008.

        Securitizations
        ---------------

        Since December 31, 2000, we have further accessed the Merrill Lynch P-FLOATs/RITES(SM) program. As of the date of this prospectus supplement, there were 14 revenue bonds with an aggregate face amount of approximately $124.5 million securitized under the program. Further, as of the date of this prospectus supplement, 12 revenue bonds, with an aggregate face amount of approximately $120 million remain pledged under the program as additional collateral for the benefit of the credit enhancer.

                                   MANAGEMENT

        Our Company does not have any employees, and relies on our Manager and its employees for our day-to-day operations.

        Our trustees and officers are as follows:

NAME                 AGE  POSITION HELD WITH OUR COMPANY     POSITION HELD SINCE
----                 ---  --------------------------------   -------------------
Stephen M. Ross      60   Managing Trustee and Chairman of           1999
                          the Board
Peter T. Allen       55   Managing Trustee (Independent              1997
                          Trustee)
Arthur P. Fisch      59   Managing Trustee (Independent              1997
                          Trustee)
Stuart J. Boesky     44   Managing Trustee, President and            1997
                          Chief Executive Officer
Alan P. Hirmes       46   Managing Trustee, Executive Vice           1997
                          President and Secretary
Michael J. Brenner   56   Managing Trustee                           2000

Thomas W. White      64   Managing Trustee (Independent              2000
                          Trustee)
Michael I. Wirth     42   Chief Financial Officer and Chief          2000
                          Accounting Officer

        STEPHEN M. ROSS is the Chairman of our board of trustees and is a Member of the sole general partner of our Manager, Related Charter LLC. Mr. Ross is the founder, Chairman, CEO and Managing General Partner of The Related Companies, L.P. Mr. Ross began his career working for the accounting firm of Coopers & Lybrand in Detroit as a tax attorney. Later, he moved to New York where he worked for two large Wall Street investment banking firms in their real estate and corporate finance departments before founding the group of companies which today operate under the umbrella of The Related Companies, L.P. in 1972. Mr. Ross graduated from the University of Michigan School of Business Administration with a Bachelor of Science degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Law degree in Taxation from New York University School of Law. Mr. Ross endowed the Stephen M. Ross Professor of Real Estate at the University of Michigan. Mr. Ross is also a director of Insignia Financial Group, Inc.

        PETER T. ALLEN is a Managing Trustee and President of Peter Allen & Associates, Inc., a real estate development and management firm, in which capacity he has been responsible for the leasing, refinancing and development of major commercial properties. Mr. Allen has also been an Adjunct Professor of the Graduate School of Business at the University of Michigan since 1981. Mr. Allen received a Bachelor of Arts degree in history/economics from DePauw University and a Master's degree in Business Administration with Distinction from the University of Michigan. Mr. Allen has been an Independent Trustee since 1997 and is a member of the Audit and Compensation Committees. Mr. Allen also serves on the board of directors of Aegis Realty, Inc. ("Aegis") and on the board of trustees of American Mortgage Acceptance Company ("AMAC"), both of which are advised by affiliates of our Manager.

        ARTHUR P. FISCH is a Managing Trustee and an attorney in private practice specializing in real property and securities law since October 1987, with Arthur P. Fisch, P.C. and Fisch & Kaufman. From 1975-1987, Mr. Fisch was employed by E.F. Hutton & Company, serving as First Vice President in the Direct Investment Department from 1981-1987 and associate general counsel from 1975-1980 in the legal department. As First Vice President, he was responsible for the syndication and acquisition of residential real estate. Mr. Fisch received a B.B.A. from Bernard Baruch College of the City University of New York and a Juris Doctor degree from New York Law School. Mr. Fisch is admitted to practice law in New York and Pennsylvania. Mr. Fisch has been an Independent Trustee since 1997 and is a member of the Audit and Compensation Committees. Mr. Fisch also serves on the board of directors of Aegis and the board of trustees of AMAC.

        STUART J. BOESKY is a Managing Trustee, the President and Chief Executive Officer of our Company, the Equity Trust and the Origination Trust, and is the President, Chief Executive Officer and Member of Related Charter LLC. Mr. Boesky is also a Partner and Senior Managing Director of Related Capital where he is primarily responsible for the creation, design and implementation of Related Capital's debt and equity finance programs. Prior to joining Related Capital in 1986, Mr. Boesky practiced real estate and tax law with the law firm of Shipley & Rothstein and the Boston office of Stroock & Stroock & Lavan. Previously, Mr. Boesky was a consultant at the accounting firm of Laventhol & Horwath. Mr. Boesky received a Bachelor of Arts degree with high honors from Michigan State University, a Juris Doctor degree from Wayne State University School of Law and a Master of Law degree in Taxation from Boston University School of Law. Mr. Boesky also serves on the board of directors of Aegis and the board of trustees of AMAC.

        ALAN P. HIRMES is a Managing Trustee, the Executive Vice President and the Secretary of our Company, the Equity Trust and the Origination Trust and is a Senior Vice President and a Member of Related Charter LLC. Mr. Hirmes is also a Partner and a Senior Managing Director of Related Capital, where he is responsible for overseeing the finance, accounting and portfolio management departments and the joint venture development program. Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Prior to joining Related Capital in October 1983, Mr. Hirmes was employed by Weiner & Co., certified public accountants. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree. Mr. Hirmes also serves on the board of directors of Aegis.

        MICHAEL J. BRENNER is a Managing Trustee of our Company, and is the Executive Vice President and Chief Financial Officer of The Related Companies, L.P. Prior to joining The Related Companies, L.P. in 1996, Mr. Brenner was a partner with Coopers & Lybrand, having served as managing partner of its Industry Programs and Client Satisfaction initiatives from 1993-1996, managing partner of the Detroit group of offices from 1986-1993 and Chairman of its National Real Estate Industry Group from 1984-1986. Mr. Brenner graduated summa cum laude from the University of Detroit with a Bachelor's degree in Business Administration and from the University of Michigan with a Master of Business Administration degree, with distinction. Mr. Brenner also serves on the board of directors of Aegis.

        THOMAS W. WHITE is a Managing Trustee of our Company. Mr. White retired as a Senior Vice President of Fannie Mae in the multifamily activities department, where he was responsible for the development and implementation of policies and procedures for all Fannie Mae multifamily programs, including the delegated underwriting and servicing program, prior approval program and negotiated swap and negotiated cash purchases product lines. He was also responsible for asset management of multifamily loans in portfolio or mortgage-backed securities. Mr. White joined Fannie Mae in November 1987 as director of multifamily product management. He was elected Vice President for multifamily and acquisition in November 1998 and assumed the Senior Vice President position in

November 1990. Prior to joining Fannie Mae, he served as an investment banker with Bear Stearns, Inc. He was also the executive vice president of the National Council of State Housing Agencies; chief underwriter for the Michigan State Housing Development Authority; and served as a state legislator in the state of Michigan.

        MICHAEL I. WIRTH is the Chief Financial Officer and Chief Accounting Officer of our Company and is a Senior Vice President and Chief Financial Officer of Related Charter LLC. Mr. Wirth is also a Senior Vice President of Related Capital. Mr. Wirth joined Related Capital in August 2000. Prior to joining Related Capital, Mr. Wirth was a Vice President in the Real Estate Group at CGA Investment Management where he was responsible for the underwriting, investment and management of commercial real estate debt investments and credit enhancement products. Prior to CGA, Mr. Wirth spent 4 years as a senior manager at Deloitte & Touche in the Realty Consulting Group and 5 years as a senior manager and national director to the financial services industry at The Roulac Real Estate Consulting Group of Deloitte & Touche. Mr. Wirth received a Bachelor's degree in Business Administration from Georgia State University. He has been a Certified Public Accountant since 1986.

OUR MANAGER

        Management Team
        ---------------

        Our Manager's senior management team has an average of 12 years of experience with Related Capital and its affiliates and an average of 20 years of experience in the real estate industry.

        Our Manager's sole general partner is Related Charter LLC. The directors and executive officers of Related Charter LLC are set forth below. These officers may also provide services to us on behalf of our Manager.

NAME                   AGE                       OFFICES HELD
----                   ---                       ------------
Stuart J. Boesky       44      Member, President, and Chief Executive Officer
Alan P. Hirmes         46      Member, Senior Vice President
Stephen M. Ross        60      Member
Michael I. Wirth       42      Senior Vice President and Chief Financial Officer
James D. Spound        40      Senior Vice President
Bruce H. Brown         47      Senior Vice President
Denise L. Kiley        41      Senior Vice President
Marc D. Schnitzer      40      Senior Vice President
Mark J. Schlacter      50      Vice President
Max E. Schlopy         64      Vice President
Gary Parkinson         52      Controller
John Sorel             40      Vice President
Teresa Wicelinski      35      Secretary

        Biographical information with respect to Messrs. Ross, Boesky, Hirmes and Wirth is set forth above.

        JAMES D. SPOUND is a Senior Vice President of Related Charter LLC with primary responsibility for revenue bond acquisitions. He joined Related Capital from First Union Capital

Markets, in February 1998, where he was a Vice President specializing in affordable housing finance. From 1992 to 1996, Mr. Spound served as an investment banker in the Housing Finance Department at Merrill Lynch, where he was a Vice President at the time of his departure. Since 1992, Mr. Spound has been responsible for the structuring and execution of over $2.1 billion of mortgage revenue bond transactions encompassing a wide range of credit enhanced and non-credit enhanced structures. Previously, Mr. Spound was also a Senior Consultant at Kenneth Leventhal & Company where he focused on debt restructurings in the real estate industry. In addition, he served for three years as a Project Manager at New York City's Economic Development Corporation where he was responsible for underwriting and administering incentive loans to support the City's economic development goals. Mr. Spound received a Bachelor of Arts degree from Brown University and a Master of Science in Management from the Sloan School at MIT.

        BRUCE H. BROWN is a Senior Vice President of Related Charter LLC and Related Capital and is the Director of Related Capital's Portfolio Management Group. He is responsible for overseeing the administration of the firm's portfolio of debt and equity investments, encompassing the regular monitoring of the financial performance of each entity and each investment as it relates to each portfolio's investment objectives. He is also responsible for all of Related Capital's mortgage loan servicing activities with respect to the firm's $975 million loan portfolio which includes tax-exempt bonds, taxable loans, second mortgage loans and FHA/GNMA insured and co-insured loans. Prior to joining Related Capital in 1987, Mr. Brown was an officer in the real estate and corporate lending division at the United States Trust Company of New York and previously held management positions in the hotel and resort industry with Helmsley-Spear and Westin Hotels. Mr. Brown graduated from Colgate University with a Bachelor of Arts degree.

        DENISE L. KILEY is a Senior Vice President of Related Charter LLC. Ms. Kiley is also a Managing Director of Related Capital and is the Director of Related Capital's underwriting and asset management group. Ms. Kiley is responsible for overseeing the investment underwriting and approval of all multifamily residential properties invested in Related Capital sponsored corporate, public and private equity and debt funds. Prior to joining Related Capital in 1990, Ms. Kiley had experience acquiring, financing and managing the assets of multifamily residential properties. From 1981 through 1985 she was an auditor with a national accounting firm. Ms. Kiley holds a Bachelor of Science degree in Accounting from Boston College and is a Member of the Affordable Housing Roundtable.

        MARC D. SCHNITZER is a Senior Vice President of Related Charter LLC. Mr. Schnitzer is a Managing Director of Related Capital and is the Director of Related Capital's Tax Credit Acquisitions Group. Mr. Schnitzer received a Master of Business Administration degree from The Wharton School of The University of Pennsylvania in December 1987, and joined Related Capital in January 1988. From 1983 to 1986, Mr. Schnitzer was a Financial Analyst in the Fixed Income Research Department of The First Boston Corporation in New York. Mr. Schnitzer received a Bachelor of Science degree, summa cum laude, in Business Administration from the School of Management at Boston University.

        MARK J. SCHLACTER is a Vice President of Related Charter LLC. Mr. Schlacter is a Vice President of Retail acquisitions of Related Capital, and has been with Related Capital since June 1989. Prior to joining Related Capital, Mr. Schlacter garnered 16 years of direct real estate experience covering retail and residential construction, single and multifamily mortgage origination and servicing, commercial mortgage origination and servicing, property acquisition and financing, and mortgage lending program underwriting and development. He was a Vice President with Bankers Trust Company from 1986 to June 1989, and held prior positions with Citibank, Anchor Savings Bank and the Pyramid Companies covering the 1972-1986 period. Mr. Schlacter holds a Bachelor of Arts degree in Political Science from

Pennsylvania State University and periodically teaches multifamily underwriting at the New York University School of Continuing Education, Real Estate Institute.

        MAX E. SCHLOPY is a Vice President of Related Charter LLC. An attorney, Mr. Schlopy practiced corporate and commercial real estate law in Buffalo, New York for many years, where he was a partner with the law firm of Duke, Holzman, Yeager and Schlopy. He served as Vice President - General Counsel for Marc Equity Corporation, a diversified real estate development company with operations in several states and later as a Vice President of the general partner for the Summit Tax Exempt Bond Funds, a predecessor fund of our Company. More recently, Mr. Schlopy was President of MK Industries, Inc., an Orlando, Florida-based company involved in the research and development of high technology military and biomedical products and processes. He presently practices law and offers consulting services to the real estate industry from his offices in Park City, Utah. Mr. Schlopy was educated at Cornell and San Francisco State Universities, and received his Juris Doctor degree, cum laude, from the School of Law, State University of New York at Buffalo.

        GARY PARKINSON is the Controller of Related Charter LLC. Mr. Parkinson has been a Certified Public Accountant in New York since 1987. Prior to joining Related Capital in September 2000, Mr. Parkinson was employed by American Real Estate Partners, L.P. from July 1991 to September 2000, Integrated Resources, Inc. from August 1988 to July 1991, and Ernst and Young from September 1984 to August 1988. Mr. Parkinson graduated from Northeastern University and The Johnson Graduate School of Business at Cornell University.

        JOHN SOREL is a Vice President of Related Charter LLC and is a Vice President of Related Capital. Mr. Sorel is responsible for overseeing construction risk management for our Company. Prior to joining Related Capital in November 1999, Mr. Sorel was a Vice President for BankBoston in their real estate department from 1993-1999, where he originated and managed over $150 million of corporate and construction loan facilities for the low income housing tax credit industry. From 1991-1993, Mr. Sorel worked as an Assistant Vice President for Recoll Management. Mr. Sorel holds a Bachelor of Arts degree in Economics from Syracuse University.

        TERESA WICELINSKI is the Secretary of Related Charter LLC. Ms. Wicelinski joined Related Capital in June 1992, and prior to that date was employed by Friedman, Alprin & Green, certified public accountants. Ms. Wicelinski graduated from Pace University with a Bachelor of Arts Degree in Accounting.

        Related Capital's Experience
        ----------------------------

        Our Manager has subcontracted with Related Capital to provide the services to be provided by our Manager for us and our subsidiaries, under management agreements.

        The predecessor to The Related Companies, L.P. was founded in 1972 by Stephen M. Ross to engage in the business of providing real estate based financial, acquisition, development and management services. Its real estate related products include affordable multifamily properties, luxury apartments, commercial office properties and retail centers located in 45 states and nearly every major market place in the U.S. and Puerto Rico.

        Through Related Capital, which is one company in its Financial Services Division, The Related Companies, L.P. and its affiliates have sponsored 22 public and 240 private real estate investment programs that have raised nearly $5 billion from more than 106,000 investors. The Related Companies, L.P. believes it is one of the nation's largest sponsors of real estate investment programs for retail and institutional investors. It also believes that Related Capital has become the nation's leading non-agency financier of affordable multifamily housing. These programs have accounted for the acquisition of over 1,200 properties with a valuation, at cost, of over $11 billion. The Related Companies, L.P. portfolio, in aggregate, consists of approximately 160,860 residential apartment units, 31 shopping centers and 5 regional malls. Related Capital provides asset monitoring services for the properties within its portfolio, which include the weekly review of occupancies, regular site visits, monitoring of financial and operating reports, regulatory compliance checks and independent periodic analysis of local marketplace conditions.

        The Related Companies, L.P.'s Development Division is a leading developer and acquirer of luxury housing, government-assisted housing, entertainment-enhanced retail, commercial and mixed-use properties. The development division operates through seven principal business units, organized by geographic market and product type. To date, the development division as a whole has developed or acquired over 40,000 market rate and affordable housing units and 4,600,000 square feet of commercial and retail space, and remains one of the country's most active developers. The Related Companies, L.P. currently has over $2.4 billion of properties under development in New York City, consisting of over 2,100 housing units, 600 hotel rooms, 850,000 square feet of retail space, and 1,500,000 square feet of office space. In Florida, The Related Companies, L.P. has $500 million of residential properties under development, consisting of 3,200 housing units. And in California, The Related Companies, L.P. has $250 million of properties under development, consisting of 2,200 housing units.

        The Related Companies L.P.'s Property Management Division provides property management services. It directly manages approximately 19,000 residential units and 1.3 million square feet of commercial and retail space from its New York offices.

        Information Regarding Other Companies Managed by affiliates of our Manager. On or about February 8, 2001, a complaint was filed in the New York Supreme Court, County of New York, against the external advisor of Aegis Realty, Inc. ("Aegis"). Aegis is a public company which, like us, is externally advised by affiliates of our Manager. Also named as defendants in the suit were certain affiliates of Aegis' advisor and Messrs. Boesky, Hirmes, Ross, Brenner, Allen and Fisch, each of whom is a trustee of our Company. Aegis was also named as a nominal defendant. The action is entitled Paul v. The Related Companies, L.P., et al., Index No. 01-600669, and is purportedly a class and derivative action. On or about March 23, 2001 a second action, entitled Schnipper v. Aegis Realty, Inc., et al., Case No. 219736-V, was filed in the Circuit Court for Montgomery County, Maryland against Aegis and each of Aegis's five directors (Messrs. Boesky, Brenner, Hirmes, Allen and Fisch). Schnipper is purportedly brought as a class action. On or about April 2, 2001 a third action, entitled Opportunity Partners, L.P. v. Stuart J. Boesky, et al., Civ. No. 24-C-01-001579, was filed in the Circuit Court for Baltimore County, Maryland against, among others, Aegis, each of its five directors, and Aegis' external advisors, which are affiliates of our Manager. Opportunity Partners is purportedly a class and derivative action.

        Each of these three actions challenges Aegis' proposed acquisition of a property portfolio and development business owned by a third party, which transaction also involves the termination by Aegis of its external advisory agreements with affiliates of our Manager and the purchase by Aegis of various assets owned by those external advisors. Each suit alleges that the defendants breached their fiduciary duties to the Aegis stockholders by, among other things, committing Aegis to pay unwarranted fees and other consideration to affiliates of our Manager. All three actions seek money damages, injunctive and declaratory relief and attorneys' fees. The transaction at issue in each suit, however, was approved by Aegis' independent directors (Messrs. Allen and Fisch), who first obtained legal advice and two fairness opinions from nationally recognized investment banking firms before approving those transactions. Additionally, the transaction at issue is subject to Aegis stockholder approval after proxy materials describing that transaction are disseminated to the Aegis stockholders. The defendants have advised us that they intend to defend all three actions vigorously. The defendants filed motions to dismiss the complaint in Paul on or about April 16, 2001. Not all of the defendants have been served yet in Schnipper and Opportunity Partners and the time to answer for the defendants that have been served has not yet expired.

        Management Agreements
        ---------------------

        Although each board of trustees of our Company and our subsidiaries has continuing exclusive authority over the management of each respective entity, the conduct of each such entity's affairs and the management and disposition of such entity's assets, the board of trustees of each such entity has delegated to our Manager (in accordance with such entity's management agreement subject to the supervision and review of each such entity's board of trustees and consistent with the provisions of such entity's trust agreement), the power and duty to: (i) manage the day-to-day operations of such entity; (ii) acquire, retain or sell such entity's assets; (iii) seek out, present and recommend investment opportunities consistent with such entity's investment policies and objectives, and negotiate on behalf of our Company with respect to potential investments or the dispositions thereof; (iv) when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of such entity and in that capacity hold escrow on behalf of mortgagors in connection with the servicing of mortgages; (v) obtain for such entity such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of such entity, paying the debts and fulfilling the obligations of such entity, and handling, prosecuting and settling any claims of such entity, including foreclosing and otherwise enforcing mortgages and other liens securing investments; (vi) obtain for our Company such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio of our Company; (vii) evaluate, structure and negotiate prepayments or sales of such entity's investments; (viii) monitor operations and expenses of our Company; and (ix) from time to time, or as requested by our board of trustees, make reports to such entity as to its performance of the foregoing services.

        The original term of each management agreement will terminate on October 1, 2001, thereafter each management agreement will be renewed, subject to evaluation of the performance of our Manager by the relevant entity's board of trustees. Each management agreement may be terminated (i) without cause by our Manager, or (ii) for cause by a majority of such entity's independent trustees, in each case without penalty and each upon 60 days prior written notice to the non-terminating party. Neither our Company nor our subsidiaries may terminate its respective management agreement prior to October 1, 2001 other than for cause. If our Manager terminates an entity's management agreement, such entity may not be able to find an adequate replacement manager.

        Our Manager may engage in other business activities related to real estate, mortgage investments or other investments whether similar or dissimilar to those made by us and our subsidiaries or act as manager to any other person or entity having investment policies whether similar or dissimilar to those of us and our subsidiaries. Before our Manager, the officers and directors of our Manager and all persons controlled by our Manager and its officers and directors may take advantage of an opportunity for their own account or present or recommend it to others, they are obligated to present such investment opportunity to us and our subsidiaries if (i) such opportunity is of a character which could be taken by us and our subsidiaries, (ii) such opportunity is compatible with investment objectives and policies of us and our subsidiaries, and (iii) we and our subsidiaries have the financial resources to take advantage of such opportunity.

        Each management agreement provides that each such entity will indemnify our Manager and its affiliates under certain circumstances.

        Our Manager has subcontracted its obligations under these management agreements to Related Capital and uses the resources of Related Capital and Related Capital's real estate and investment expertise to advise our Company. The management team that provides investment advice to us and our subsidiaries has an average of 12 years of experience with our Manager and/or Related Capital and an average of 20 years of experience in the real estate industry.

        Fees
        ----

        Pursuant to the terms of the management agreements, our Manager is entitled to receive, in the aggregate, from us and our subsidiaries (and in certain instances, the borrowers) the following:


   FEE/COMPENSATION*                                          AMOUNT
   -----------------                                          ------

Bond Selection Fee                 2.00% of the face amount of each tax-exempt
                                   revenue bond or other tax-exempt instrument invested in or acquired by us or our subsidiaries.

Special Distributions              0.375% per annum of the total invested assets
                                   of us or our subsidiaries.

Bond Servicing Fee                 0.25% per annum based on the outstanding face
                                   amount of revenue bonds owned by us or our subsidiaries.

Operating Expense Reimbursement    For direct expenses incurred by our Manager
                                   in an amount not to exceed $432,365 per annum
                                   (subject to increase based on increases in our and our subsidiaries' assets and to annual increases based upon increases in the Consumer Price Index).

Incentive Share Options            Our Manager may receive options to acquire
                                   additional shares of our Company pursuant to our incentive share option plan only if our distributions in any year exceed $0.9517 per common share (i.e., the 1996 pro forma distributions per share set forth in our solicitation statement dated as of June 15,
                                   1997), and the compensation committee of our board of trustees determines to grant such options.

Liquidation Fee                    1.5% of the gross sales price of the assets
                                   sold by us in connection with a liquidation of our assets.

----------
* A bond placement fee of 1.0% to 1.5% of the face amount of each revenue bond or other tax-exempt instrument invested in or acquired by us or our subsidiaries is payable to our Manager by the borrower, and not by us or our subsidiaries.


        Affiliates of our Manager may provide certain financial guarantees to the owner (or partners of the owners) of the underlying properties securing revenue bonds held by us and our subsidiaries for which they could be paid market rate fees.

        Our Manager is also permitted to earn miscellaneous compensation, which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is generally limited to the then market rate for the services being performed.

        Incentive Share Option Plan
        ---------------------------

        We have adopted an incentive share option plan, the purpose of which is to (i) permit our Company and our Manager to attract and retain qualified persons as trustees and officers and (ii) to provide incentive and to more closely align the financial interests of our Manager and its employees and officers with the interests of the shareholders by providing our Manager with substantial financial interest in our success. The compensation committee of our board of trustees administers our incentive share option plan. Pursuant to the incentive share option plan, if our distributions per common share in the immediately preceding calendar year exceed $0.9517 per common share, the compensation committee has the authority to issue options to purchase, in the aggregate, that number of common shares which is equal to three percent of the common shares outstanding as of December 31 of the immediately preceding calendar year, provided that the compensation committee may only issue, in the aggregate, options to purchase a maximum number of common shares over the life of the incentive share option plan equal to 10% of the common shares outstanding on October 1, 1997 (2,058,748 common shares).

        Subject to the limitations described in the preceding paragraph, if the compensation committee does not grant the maximum number of options in any year, then the excess of the number of authorized options over the number of options granted in such year will be added to the number of authorized options in the next succeeding year and will be available for grant by the compensation committee in such succeeding year.

        All options granted by the compensation committee will have an exercise price equal to or greater than the fair market value of the common shares on the date of the grant. The maximum option term is ten years from the date of grant. All common share options granted pursuant to the incentive share option plan may vest immediately upon issuance or in accordance with the determination of the compensation committee. For the years ended December 31, 1997 and 1998 we did not grant any options since our distributions per common share did not exceed the minimum threshold of $0.9517 per common share. In 2000 and 1999, we distributed $1.070 and $0.995 per common share, respectively, thus enabling our compensation committee, at its discretion, to issue options.

        On May 1, 2000, options to purchase 297,830 common shares were granted to our officers and certain employees of an affiliate of our Manager, none of whom are employees of our Company. The exercise price of these options is $11.5625 per share. The term of each option is ten years. The options will vest in equal installments on May 1, 2001, 2002 and 2003.


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


                        FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain of the federal income tax considerations which may be material to a typical shareholder who is a United States person and is based upon the Code, judicial decisions, final, temporary and proposed treasury regulations and administrative rulings and pronouncements of the IRS. No attempt has been made to comment on all federal income tax matters affecting our Company or our shareholders. The discussion does not purport to deal with federal income or other tax consequences applicable to an investment by certain categories of shareholders, including, without limitation, tax-exempt organizations, dealers in securities, banks, insurance companies, Subchapter S corporations, regulated investment companies, real estate investment trusts and persons who are not citizens or residents of the United States, and is not to be construed as tax advice.

        No ruling on the federal, state or local tax considerations relevant to the issuance of the common and preferred shares, the debt characterization of the revenue bonds, the tax-exempt character of interest on certain of the revenue bonds or other bond-related investments, the classification of our Company as a partnership, or any other issue relevant to this offering has been, or will be, requested from the IRS or from any other tax authority. Moreover, no assurance can be given that the conclusions reached by Paul Hastings will be accepted by the IRS or, if challenged by the IRS, sustained in court.

        This summary is based on current legal authority and there is no assurance that legislative or administrative changes or court decisions will not occur which could significantly modify the statements and opinions expressed herein, possibly with retroactive effect.

             YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE
        FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES TO YOU
                PRIOR TO PURCHASING OUR COMPANY'S COMMON SHARES.

GENERAL

        Entity status of our Company and our subsidiaries. Each holder of our shares will agree to treat our shares as a partnership interest for federal income tax purposes. Based upon representations from us, Paul Hastings has rendered its opinion that, although the issue is not free from doubt, we have been and are properly treated as a partnership, and not as a publicly traded partnership or association taxable as a corporation, for federal income tax purposes. Accordingly, our shareholders, subject to the discussion regarding publicly traded partnerships below, will be partners in such partnership for federal income tax purposes, and the allocations of tax-exempt income by us to the shareholders will be excludable from gross income for purposes of federal income taxation.

        Our common shares are publicly traded. In order for us not to be treated as a publicly traded partnership taxable as a corporation, 90% or more of our gross income each year must consist of interest and other types of passive income. Interest earned by our Company may only be included for purposes of this test if (a) the interest does not depend on the income or profits of any person and (b) the interest is not derived in the conduct of a financial business. We have represented that, in the current taxable year and future taxable years, we anticipate that income described in clause (a) will, together with any other non-qualifying income, constitute less than 10% of its gross income. There is no definitive guidance as to the level of activity that may, for purposes of clause
(b), cause us to be treated as if we were engaged in a financial business. There is no assurance that the IRS will not successfully contend that our Company is engaged in a financial business or earns more than 10% of our gross income from such a business and, therefore, is a publicly traded partnership taxable as a corporation.

        If our Company in any taxable year were taxable as a corporation for federal income tax purposes, our income and deductions would be reported only on our tax return rather than being passed through to our shareholders and we would be required to pay income tax at corporate rates on any portion of our income that did not constitute tax-exempt income. In this regard, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. The imposition of any such tax would reduce the amount of cash available to be distributed to our shareholders. In addition, distributions from our Company to our shareholders would be ordinary dividend income to such shareholders to the extent of our earnings and profits, which would include our tax-exempt income as well as any other taxable income we might have. Payments of such distributions would not be deductible by our Company.

CERTAIN INCOME TAX CONSIDERATIONS RELATING TO OUR COMPANY AND OUR SHAREHOLDERS

        Taxation of our Company and our shareholders. A partnership is not subject to federal income tax. Assuming we are classified as a partnership for tax purposes and not a publicly traded partnership taxable as a corporation, our Company will not be subject to federal income tax and each shareholder will be required to report on their income tax return their distributive share of our income, gain, loss, deduction and items of tax preference and will be subject to tax on their distributive share of our taxable income, regardless of whether any portion of that income is, in fact, distributed to such shareholder in the shareholder's taxable year within which or with which our taxable year ends. Thus, shareholders may be required to accrue income, without the current receipt of cash, if our Company does not make cash distributions while generating taxable income. Consequently, although it is not anticipated, a shareholder's tax liability with respect to its share of our taxable income may exceed the cash actually distributed in a given taxable year. Our taxable year is generally determined by the taxable years of our shareholders. We currently use the calendar year as our taxable year.

        We will file a federal tax return on Form 1065 and will provide information as to each shareholder's distributive share of our income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such shareholder after the close of our fiscal year. In preparing such information, we will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each shareholder's allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expenses to our Company and our shareholders as a result of contesting such contentions, as well as an increase in tax liability to shareholders as a result of adjustments to their allocable share of our income, gain, loss and deduction. See "--Tax returns, audits, interest and penalties."

        Tax-Exempt Income. We expect that a substantial portion of our interest income will constitute tax-exempt income. There are risks that certain amounts of interest income that our Company will report as tax-exempt may not qualify for such treatment. See "Risk Factors--The value of our common, our Convertible CRA Shares, and our preferred shares, if any, and our ability to make distributions of tax-exempt income depends upon the application of tax laws--Tax exemption of our revenue bonds" and "--Taxable income." In addition, if the intended tax treatment of any of our subsidiaries were successfully challenged by the IRS, all or a part of the income derived by such subsidiaries may be subject to tax.

        Capital gain upon sale of our assets. We may, from time to time, sell, dispose of or otherwise be treated as disposing of, certain of its assets. Such sale or disposition may result in taxable capital gain.

        Shareholder's basis in common shares. Your adjusted basis in our common shares is relevant in determining the gain or loss on the sale or other disposition of our common shares and the tax consequences of a distribution from our Company. See "--Treatment of cash distributions to our shareholders from our Company." In addition, you are entitled to deduct on your income tax return, subject to the limitations discussed below, your distributive share of our net loss, if any, to the extent of your adjusted basis in your common shares.

        Your initial basis in common shares will be the purchase price for the common shares, increased by your share of items of our income (including tax-exempt interest) and gain, and reduced, but not below zero, by (a) your share of items of Company loss and deduction (including any nondeductible expenses), and (b) any cash distributions you have received from our Company.

        Treatment of cash distributions to our shareholders from our Company. Cash distributions made to our shareholders will generally be treated as a non-taxable return of capital and will not generally increase or decrease your share of taxable income or loss from our Company. A return of capital generally does not result in any recognition of gain or loss for federal income tax purposes but would reduce your adjusted basis in your shares. Distributions of cash in excess of your adjusted basis in your common shares will result in the recognition of gain to the extent of such excess.

        Limitations on deductibility of losses. In the event you are allocated losses, you generally will be entitled to deduct your distributive share of any losses of our Company to the extent of your tax basis of your common shares at the end of the year in which such losses occur. However, shareholders who are individuals, trusts, estates, personal service companies and certain closely held C corporations may be subject to additional limitations on deducting losses of our Company.

        Limitation on the deductibility of interest expense. The Code disallows any deduction for interest paid by any taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a shareholder's allocable portion of any interest paid by our Company on our borrowings, and any interest paid by a shareholder on indebtedness incurred to purchase our common shares, should be viewed in whole or in part as incurred to enable such shareholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such shareholder should be disallowed in whole or in part. We do not expect to incur any significant amount of indebtedness for tax purposes to purchase or carry tax-exempt obligations.

        In the absence of direct evidence linking debt with purchasing or carrying tax-exempt obligations (for example, the tax-exempt obligations secure the debt), there is an exception to the interest disallowance rule if the taxpayer holds only an insubstantial amount of tax-exempt obligations. This exception does not apply to banks, certain other financial institutions, or dealers in tax-exempt securities. However, to the extent that an investor's debt would be allocated to purchasing or carrying its shares, such shares should only be treated as tax-exempt obligations for purposes of the interest disallowance rule in the same proportion as the assets of our Company comprise tax-exempt obligations (based on their adjusted tax basis or perhaps capital account value). We will report to shareholders at the end of each year the average percentage of our assets (based on adjusted tax basis and capital account value) that were invested in obligations we believe were tax-exempt each year. It is uncertain whether an annual average or more frequent adjustments should be used.

        Assuming interest on indebtedness is otherwise deductible, the deductibility of a non-corporate taxpayer's "investment interest" expense is further limited to the amount of such taxpayer's "net investment income."

        Alternative minimum tax. Except for qualified Section 501(c)(3) bonds, or certain revenue bonds that are grandfathered, interest on the revenue bonds generally is an item of tax preference for purposes of the alternative minimum tax. To the extent interest on any of the revenue bonds we own is such an item of tax preference, a portion of the income allocable to a shareholder also will be a tax preference item. Substantially all of our annual interest income is expected to constitute a tax preference item. This preference item may be reduced, but not below zero, by interest expense and other expenses that could not be deducted for regular tax purposes because the expenses were related to tax-exempt income generated by such preference bonds. To the extent interest on any of the revenue bonds owned by our Company is not a tax preference item, any corporation subject to the alternative minimum tax must nevertheless take such tax-exempt interest into account in determining its adjusted current earnings for purposes of computing its alternative minimum tax liability.

        Other federal income tax considerations. The Code contains certain provisions that could result in other tax consequences as a result of the ownership of revenue bonds by our Company or the inclusion in certain computations including, without limitation, those related to the corporate alternative minimum tax, of interest that is excluded from gross income.

        Ownership of tax-exempt obligations by our Company may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of our common shares should consult their own tax advisors as to the applicability of any such collateral consequences.

        Company expenses. We have incurred or will incur various expenses in connection with our ongoing administration and operation. Payment for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. We anticipate that a substantial portion of our ordinary expenses will be allocable to tax-exempt interest income. The Code prohibits the deduction of any expense otherwise allowable under Code Section 212 which is allocable to tax-exempt interest income. We allocate our expenses in proportion to the amount of tax-exempt income and taxable income that we receive. Shareholders generally will not be permitted to deduct the portion of our expenses related to tax-exempt income in calculating their federal income tax liability. Borrowers pay certain fees they incur in connection with obtaining financing from us directly to our Manager. We treat these fees as earned directly by our Manager for services our Manager renders to the borrowers or as allocable to our Manager with respect to its interest in a subsidiary. It is possible that IRS could contend such fees should be treated as additional taxable income to us and additional expense. If such position were asserted and upheld, it would result in us recognizing additional taxable income, but all or a substantial portion of the additional expense would be disallowed. In addition, depending on the amount of such income relative to our other income, it could result in us being treated as a publicly traded partnership taxable as a corporation.

        The IRS may not agree with our determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciated over a period of years. If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, our taxable income would be increased or our losses would be reduced.

        Section 754 election. We have not elected under Section 754 of the Code to adjust the basis of partnership property on the transfer of shares, by the difference between the transferee's basis for his shares and the transferee's allocable share of the basis of all property of our Company, but may do so in the future. Any such election would not apply to the contribution of cash to our Company in exchange for our shares.

        Backup withholding. Distributions to shareholders whose common shares are held on their behalf by a "broker" may constitute "reportable payments" under the federal income tax rules regarding "backup withholding." Backup withholding, however, would apply only if the shareholder (i) failed to furnish its Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the "broker") or (ii) furnished an incorrect Social Security number or taxpayer identification number. If "backup withholding" were applicable to a shareholder, we would be required to withhold 31% of each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder.

        Issuance of additional shares. We may issue new shares to additional investors to finance the acquisition of additional investments. On any issuance of additional shares, we expect that we will adjust the capital accounts of the existing shareholders to reflect a revaluation of our property (based on their then fair market value, net of liabilities to which they are then subject).

        Tax returns, audits, interest and penalties. We will supply Schedule K-1 to IRS Form 1065 to each shareholder of record as of the last day of each month during a taxable year after the end of each calendar year. We are not obligated to provide tax information to persons who are not shareholders of record.

        Any shareholder who sells or exchanges a common share will be required to notify our Company of such transaction in writing within 30 days of the transaction (or, if earlier, by January 25 of the calendar year after the year in which the transaction occurs). The notification is required to include (i) the names and addresses of the transferor and the transferee; (ii) the taxpayer identification number of the transferor and, if known, of the transferee; and
(iii) the date of the sale or exchange. A shareholder will not be required to notify our Company of a sale or exchange of a common share if an information return is required to be filed by a broker with respect to such sale or exchange. Any transferor who fails to notify our Company of a sale or exchange may be subject to a $50 penalty for each such failure. We will treat any transferor shareholder who provides all of the information requested of the transferor on the depositary receipt as having satisfied this notification requirement.

        In addition, we must file a return notifying the IRS of any sale or exchange of a common share of which we have notice and report the name and address of the transferee and the transferor who were parties to such transaction, along with all other information required by applicable temporary and proposed treasury regulations, including the fair market value of the selling shareholder's allocable share of unrealized receivables (including depreciation recapture, if any). If we do not know the identity of the beneficial owner of the common share, the record holder of such common share may be treated as the transferor or transferee, as the case may be.

        State, local and foreign income taxes. In addition to the federal income tax consequences described above, shareholders should consider potential state, local and foreign tax consequences of an investment in us and are urged to consult their individual tax advisors in this regard. The rules of some states, localities and foreign jurisdictions for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes is generally subject to state taxes, except in the state in which the property securing our investment and the bond issuer are located. All the bonds and interest income thereon may be subject to taxation by localities and foreign jurisdictions. An investment in our common shares could also require our shareholders to file tax returns in various jurisdictions, although we are not aware of any current filing obligations.

        Under the tax laws of certain states, we may be subject to state income or franchise tax or other taxes applicable to our Company. Such taxes may decrease the amount of distributions available to our shareholders. Shareholders are advised to consult with their tax advisors concerning the tax treatment of our Company, and the effects under the tax laws of the states applicable to us and our shareholders.

        The summary tax consequences set forth above is for general information only and does not address the circumstances of any particular shareholder. You should consult your own tax advisors as to the specific tax consequences of the purchase, ownership and disposition of our common shares including the application of state, local and foreign tax laws.



                                  UNDERWRITING

        We, and the underwriters for this offering named below, have entered into an underwriting agreement concerning the common shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of common shares indicated in the following table. UBS Warburg LLC is the representative of the underwriters.

                                                       NUMBER OF
UNDERWRITER                                              SHARES
--------------------                                  -----------
UBS Warburg LLC...............................

First Union Securities, Inc...................

Legg Mason Wood Walker, Incorporated..........

                                                      -----------
Total.........................................         6,000,000
                                                      ===========



        If the underwriters sell more common shares than the total number set forth in the table above, the underwriters have a 30-day option to buy up to 900,000 common shares at the public offering price less the underwriting discounts and commissions, to cover these sales. If any common shares are purchased under this option, the underwriters will severally purchase common shares in approximately the same proportion as set forth in the table above.

        The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

                                  ------------  -----------------------  ----------------------
                                   Per Share     No exercise of           Full exercise of
                                                 over-allotment option    over-allotment option
--------------------------------- ------------  -----------------------  ----------------------
Public Offering Price              $             $                        $
Underwriting Discount              $             $                        $

Proceeds, before expenses, to us   $             $                        $



        We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $__________.

        Common shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any common shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.__ per share from the public offering price. Any of these securities dealers may resell any common shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.___ per share from the public offering price. If all the common shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

        We have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, without the prior written consent of UBS Warburg LLC. Our executive officers and directors have also agreed to these restrictions. Notwithstanding the forgoing, we may continue to market and sell our Convertible CRA Shares. See "Our Company--Raising Capital--Equity Offerings--Convertible Community Reinvestment Act Preferred Share Offerings".

        In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional common shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of common shares in the open market after pricing that could adversely affect investors who purchase in this offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the American Stock Exchange or otherwise.

        We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

OTHER RELATIONSHIPS

        Our underwriters have from time to time performed, and may continue to perform in the future, various investment banking, financial advisory and other commercial services for us and our affiliates, for which they received, and may in the future receive, customary compensation. In particular, UBS Warburg LLC has acted as an advisor to affiliates of Related Capital with respect to financing certain multifamily properties in New York, NY, and Legg Mason Wood Walker, Incorporated, was an initial purchaser of the Equity Trust's Series A Cumulative Preferred Shares offering. An affiliate of First Union Securities, Inc. is the letter of credit provider on a significant portion of our new construction revenue bonds and also owns Convertible CRA Shares.


                                  LEGAL MATTERS

        Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York, and Richards, Layton & Finger, P.A., Wilmington, Delaware. Greenberg Traurig, LLP Philadelphia, Pennsylvania has acted as special bond counsel to our Company. Certain legal matters will be passed upon for the underwriters by Brown & Wood LLP, New York, New York.


                                     EXPERTS

        Our consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           FORWARD-LOOKING INFORMATION

        This prospectus supplement and the accompanying prospectus contain forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the respective dates of this prospectus supplement and the accompanying prospectus.

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

================================================================================
PROSPECTUS

                                  $250,000,000

                  CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY
                  ---------------------------------------------

                    Common Shares of Beneficial Interest and
                     Preferred Shares of Beneficial Interest

      We are Charter Municipal Mortgage Acceptance Company, a Delaware business trust organized under the Delaware Business Trust Act. This prospectus relates to the public offer and sale of our common and preferred shares of beneficial interest which we may offer from time to time in one or more series, with an aggregate public offering price of up to $250,000,000. Our shares may be offered, separately or together, in separate series and in amounts, at prices and on terms to be determined at the time of the offering of our shares.

      The specific terms of our shares in respect of which this prospectus is being delivered will be set forth in one or more supplements to this prospectus and will include, in the case of preferred shares, the number of preferred shares, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any public offering price, and in the case of common shares, the number of common shares and the terms of the offering and sale. The supplement to this prospectus will also contain information, where appropriate, about the risk factors and federal income tax considerations relating to, and any listing on a securities exchange of, our shares.

      Our shares may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth in the applicable supplement to this prospectus. See "Plan of Distribution". No shares may be sold without delivery of the applicable supplement to this prospectus describing the method of distribution and terms of such shares.

      Our common shares are traded on the American Stock Exchange under the symbol "CHC".




                        -------------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                        -------------------------------

                  The date of this prospectus is April 6, 2001

================================================================================

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

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

OUR COMPANY..................................................................1

DESCRIPTION OF OUR SHARES....................................................2

USE OF PROCEEDS..............................................................8

PLAN OF DISTRIBUTION.........................................................8

RATIO OF EARNINGS TO COMBINED FIX CHARGES AND PREFERENCE DIVIDENDS...........9

EXPERTS.....................................................................10

LEGAL MATTERS...............................................................10

WHERE YOU CAN FIND MORE INFORMATION.........................................10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................11

                             FORWARD-LOOKING INFORMATION

      Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our Company include, but are not limited to those set forth under the heading "Risk Factors" in any supplement to which this prospectus relates. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

      Throughout this prospectus, the terms "Company," "we" and "us," are all used in reference to Charter Municipal Mortgage Acceptance Company. The term "Manager" refers to Related Charter LP, and the term "Related" refers to Related Capital Company. Lastly, the term "shares" is used in reference to our common and preferred shares of beneficial interest to which this prospectus, and any supplement thereto relates.

                                  OUR COMPANY

      Our Company, created in October 1997, invests primarily in participating and non-participating multifamily housing revenue bonds, which we also refer to as revenue bonds, and other investments that produce interest or distributions which are excluded from gross income for purposes of federal income taxation, although a small portion of our investments are revenue bonds, first or second amortgage loans and other investments which produce taxable income. We hold substantially all of our investments indirectly through our subsidiaries. Our common shares trade on the American Stock Exchange under the symbol "CHC."

     We select our investments based upon investment advice provided by our Manager, Related Charter LP, pursuant to management agreements between our Manager and us, and our Manager and each of our subsidiaries. Our Manager, which is an affiliate of Related, has subcontracted its obligations under these management agreements to Related and uses Related's resources and real estate and investment expertise to advise us. The management team that provides us with investment advice has an average of 12 years of experience with our Manager and/or Related and an average of 20 years experience in the real estate industry.


      Our Company, formed under the laws of the State of Delaware, is a business trust classified as a partnership for federal income tax purposes and, thus, is not subject to federal corporate income taxation. See "Risk Factors - Publicly traded partnership status" and "Federal Income Tax Considerations" in the supplement relating to this prospectus.

      Investing in our shares involves various risks. In considering whether to purchase our shares, you should carefully consider the matters discussed under "Risk Factors" in the supplement relating to this prospectus.

      The principal executive offices of our Company, our Manager and Related are located at 625 Madison Avenue, New York, New York 10022. Our phone number is
(212) 421-5333.

                           DESCRIPTION OF OUR SHARES

      The following description of our shares does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our trust agreement and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part. See "Where you can find more information."

                                    Overview

      This prospectus relates to the offer and sale from time to time of common shares and/or preferred shares, which may be issued in one or more series, with an aggregate public offering price of up to $250,000,000, in amounts, at prices and on terms to be determined at the time of the offering.

      Our trust agreement authorizes our board of trustees to issue 50,000,000 shares of beneficial interest (common, preferred and otherwise), to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms.

      As of the date of this prospectus, our Company's issued and outstanding shares of beneficial interest consist of common shares and Community Reinvestment Act preferred shares. One of our subsidiaries, the Charter Mac Equity Issuer Trust, has also issued preferred equity. See "Description of our Outstanding Preferred Shares" below.

      Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, we may issue shares from time to time in one or more series, generally without shareholder approval, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are permitted by Delaware law and as established by our board of trustees.

      The following description sets forth certain general terms and provisions of our shares to which a supplement to this prospectus may relate. The particular terms of the shares being offered and the extent to which such general provisions may apply will be described in the applicable supplement to this prospectus relating to such shares. If so indicated in the applicable supplement to this prospectus, the terms of any series of shares may differ from the terms set forth below, except those terms required by our trust agreement and bylaws. The statements below describing our shares are subject to and qualified by reference to the applicable provisions of our trust agreement and bylaws.

General Description of our Common Shares

      General. Unless otherwise provided for in the applicable supplement to this prospectus, our common shares have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

      Distributions. Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds. Distributions will be made at such rates and on such dates as will be set forth in the applicable supplement to this prospectus.

      Voting Rights. Our common shareholders have no right to participate in the control of our Company's business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. Holders of our common shares, as a class, have the power to vote on all matters presented to our shareholders, except as otherwise provided by Delaware law. Pursuant to our trust agreement, our common shareholders are entitled to one vote per common share on all matters voted on by shareholders and, except as provided in our trust agreement in respect of any other class or series of beneficial interests, the holders of such common shares exclusively possess all voting power and have been granted the right to vote upon: (i) the election of our board of trustees, (ii) merger, consolidation or termination and dissolution of our Company, (iii) sale of all or substantially all of our Company's assets and (iv) amendment of our trust agreement (except in certain limited circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.

      Registrar and Transfer Agent. The registrar and transfer agent for our common shares will be set forth in the applicable supplement to this prospectus.

General Description of our Preferred Shares

      General. Subject to limitations prescribed by Delaware law and our trust agreement, our board of trustees is authorized to fix the number of shares constituting each series of preferred shares and the designations and terms, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, distributions, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of our board of trustees or a duly authorized committee thereof. The preferred shares will, when issued, be fully paid and non assessable and, if so provided in a supplement to this prospectus, will have no preemptive rights. As of the date of this prospectus, the only preferred shares issued and outstanding are the preferred shares described below under the subheading "Description of our Outstanding Preferred Shares".

      Reference is made to any supplement to this prospectus relating to the preferred shares offered thereby for specific items, including:

            o     The title and stated value of such preferred shares;

            o The number of shares of such preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

            o The distribution rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

            o The date from which distributions on such preferred shares shall accumulate, if applicable;

            o The procedures for any auction and remarketing, if any, for such preferred shares;

            o The provisions for a sinking fund, if any, for such preferred shares;

            o The provision for redemption, if applicable, of such preferred shares;

            o Any listing of such preferred shares on any securities exchange;

            o The terms and conditions, if applicable, upon which such preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

            o A discussion of federal income tax considerations applicable to such preferred shares;

            o The relative ranking and preferences of such preferred shares as to distribution rights (including whether any liquidation preference as to the preferred shares will be treated as a liability for purposes of determining the availability of assets for distributions to holders of shares ranking junior to the preferred shares as to distribution rights) and rights upon our liquidation or winding up of affairs;

            o Any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs; and

            o Any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

      Rank. Unless otherwise indicated in the applicable supplement to this prospectus, our preferred shares rank, with respect to payment of distributions and rights upon liquidation, dissolution or winding up of our Company, and allocation of our Company's earnings and losses:

            o senior to all classes or series of common shares, and to all equity securities ranking junior to such preferred shares; with respect to distribution rights or rights upon our liquidation, dissolution or winding up;

            o on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred shares with respect to distribution rights or rights upon our liquidation, dissolution or winding up; and

            o junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred shares with respect to distribution rights or rights upon our liquidation, dissolution or winding up.

      Distributions. Subject to any preferential rights of any outstanding shares or series of shares, our preferred shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds, and share pro rata based on the number of preferred shares, common shares and other parity equity securities outstanding. Distributions will be made at such rates and on such dates as will be set forth in the applicable supplement to this prospectus.

      Voting Rights. Unless otherwise indicated in the applicable supplement to this prospectus, holders of our preferred shares do not have any voting rights.

      Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares ranking junior to the preferred shares in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred shares are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of our Company, the legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares and the corresponding amounts payable on all of our shares of other classes or series of equity security ranking on a parity with the preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the preferred shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      If the liquidating distributions are made in full to all holders of preferred shares, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred shares upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

      Conversion Rights. The terms and conditions, if any, upon which shares of any series of preferred shares are convertible into common shares will be set forth in the applicable supplement to this prospectus. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

      Redemption. If so provided in the applicable supplement to this prospectus, our preferred shares will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus.

      Registrar and Transfer Agent. The registrar and transfer agent for our preferred shares will be set forth in the applicable supplement to this prospectus.

Description of our Outstanding Preferred Shares

      Community Reinvestment Act Preferred Shares
      -------------------------------------------

      Our Company has issued and may in the future issue series of preferred shares called the Convertible Community Reinvestment Act Preferred Shares, also referred to as our "CRA Preferred Shares". Our Company believes that an investment in these shares will enable banks and similar institutions to obtain credit under the Community Reinvestment Act. The Community Reinvestment Act, enacted in 1977, encourages banks and similar institutions insured by the Federal Deposit Insurance Corporation to invest in projects that promote community development, particularly in low and moderate income neighborhoods. The Community Reinvestment Act does this by awarding such banks and similar institutions, "credits" based upon the amount of funds they invest in "qualifying" projects. Examples of qualifying projects include, among others, those investments that provide affordable housing for low or moderate income individuals, or fund activities that revitalize or stabilize low or moderate income areas. Our Company invests in revenue bonds that fund these types of investments. We believe that an investment in our Company through our CRA Preferred Shares will qualify for credits under the Community Reinvestment Act. Each CRA preferred shareholder may be entitled to an allocation of these credits based upon the aggregate amount of their investment in our Company, for Community Reinvestment Act purposes.

      Our Company does not, and does not expect to, register our CRA Preferred Shares under the Securities Act of 1933 ("Securities Act"). As a result, offers and sales of our CRA Preferred Shares have historically been restricted to "qualified institutional buyers" (as defined in Rule 144A of the Securities
Act).

      Our CRA Preferred Shares rank on parity (pro rata based on the number of CRA Preferred Shares, common shares and other parity equity securities) with our common shares with respect to the distributions made by our Company, our earnings and losses, and rights upon liquidation, dissolution or winding up, and junior to all equity securities issued by our Company whose terms specifically provide, other than with respect to allocation of CRA credits, that they rank senior to the CRA Preferred Shares. In this regard, in the event of (i) the payment of distributions payable in our common shares or securities convertible into our common shares, (ii) the issuance to all holders of our common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share, and (iii) all other distributions to the holders of our common shares or evidences of indebtedness or assets of our Company, our CRA preferred shareholders will receive for each CRA Preferred Share held, the same payment, issuance or distribution payable for each common share held. For example, if our Company pays a distribution to our common shares or to securities convertible into our common shares, and common shareholders are entitled to receive two common shares for each common share they hold, the CRA preferred shareholders will also receive two common shares for each CRA Preferred Share they hold. In connection with the foregoing payments, issuances or distributions, our Company will take whatever actions it considers to be advisable in order that both our common and CRA preferred shareholders will be treated the same for federal income tax purposes.

      Our CRA Preferred Shares were previously issued in two private placements pursuant to Rule 144A under the Securities Act of 1933, as amended. These CRA Preferred Shares are convertible into our common shares at two different conversion rates of .9217 under the first private placement and .9678 under the second private placement. As of December 31, 2000, our Company had 2,590,000 CRA Preferred Shares outstanding, which are convertible into 2,416,891 common shares.

      The Charter Mac Equity Issuer Trust--Preferred Shares
      -----------------------------------------------------

      Series A and Series A-1 Preferred Shares. One of our subsidiaries, the Charter Mac Equity Issuer Trust, which we refer to as the Equity Trust, previously completed preferred equity offerings in which it issued (i) 45 Series A Preferred Shares which were purchased by Merrill Lynch, McDonald Investments, Inc. and Legg Mason Wood Walker, Incorporated and (ii) 48 Series A-1 Preferred Shares which were purchased by Merrill Lynch. After each offering, the initial purchasers sold the Series A and Series A-1 Preferred Shares to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act). The Equity Trust was organized to create a vehicle which generates 100% tax-exempt income that would be attractive to institutional investors.

      The Series A and Series A-1 Preferred Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Equity Trust, senior to all classes or series of common shares of the Equity Trust, and senior to the Equity Trust's Series B Preferred Shares (as described below under "--Series B Preferred Shares"). All of the common shares of the Equity Trust are owned by our Company.

      The Series A and Series A-1 Preferred Shares have an annual preferred dividend rate of 6 5/8% and 7.10%, respectively through June 30, 2009, payable quarterly in arrears on January 31, April 30, July

31 and October 31 of each year, payable upon the declaration by the Equity Trust's board of trustees, but only to the extent of the Equity Trust's tax-exempt income, net of expenses, for the particular quarter. The Series A and Series A-1 Preferred Shares are subject to mandatory tender by their holders for remarketing and purchase on June 30, 2009 and each remarketing date thereafter at a price equal to the $2,000,000 per Series A Preferred Share and $500,000 per Series A-1 Preferred Share plus, to the extent of the Equity Trust's quarterly net income, an amount equal to all distributions accrued but unpaid on the Series A and Series A-1 Preferred Shares.

      Holders of the Series A and A-1 Preferred Shares may elect to retain their Series A and Series A-1 Preferred Shares upon a remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. Each holder of the Series A and Series A-1 Preferred Shares will be required to tender its Series A and Series A-1 Preferred Shares to the Equity Trust for mandatory repurchase on June 30, 2049, unless the Equity Trust decides to remarket our shares on such date. The Equity Trust may not redeem the Series A and Series A-1 Preferred Shares before June 30, 2009. After that date, all or a portion of the Series A and Series A-1 Preferred Shares may be redeemed. The Series A and Series A-1 Preferred Shares are not convertible into common shares of the Equity Trust.

      Series B Preferred Shares. The Equity Trust also completed a preferred equity offering in which it issued 110 Series B Preferred Shares which were purchased by Merrill Lynch. Merrill Lynch then sold the Series B Preferred Shares to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act).

      The Series B Preferred Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Equity Trust, senior to all classes or series of common shares of the Equity Trust, and junior to the Equity Trust's Series A and Series A-1 Preferred Shares.

      The Series B Preferred Shares have an annual preferred dividend rate of 7.60% through November 30, 2010 payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, commencing October 31, 2000 and payable upon the declaration by the Equity Trust's board of trustees, but only to the extent of the Equity Trust's tax-exempt income, net of expenses, for the particular quarter. The Series B Preferred Shares are subject to mandatory tender by their holders for remarketing and purchase on November 30, 2010 and each remarketing date thereafter at a price equal to the $500,000 per Series B preferred share plus, to the extent of the Equity Trust's quarterly net income, an amount equal to all distributions accrued but unpaid on the Series B Preferred Shares.

      Holders of the Series B Preferred Shares may elect to retain their Series B Preferred Shares upon a remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. Each holder of the Series B Preferred Shares will be required to tender its Series B Preferred Shares to the Equity Trust for mandatory repurchase on November 30, 2050, unless the Equity Trust decides to remarket the shares on such date. The Equity Trust may not redeem the Series B Preferred Shares before November 30, 2010. After that date, all or a portion of the Series B Preferred Shares may be redeemed. The Series B Preferred Shares are not convertible into common shares of the Equity Trust.

      Covenants with respect to the Equity Trust Preferred Shares. The Equity Trust is subject to, among others, the following covenants with respect to the Series A Preferred Shares, the Series A-1 Preferred Shares and the Series B Preferred Shares, which we collectively refer to as the "Equity Trust Preferred Shares":

      Tax-exempt interest and distributions. The Equity Trust may only acquire new investments that it reasonably believes will generate interest and distributions excludible from gross income for federal income tax purposes. The Equity Trust will dispose of any investment the interest on which becomes includible in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

      Leverage. The Equity Trust will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any obligation except if (i) the Equity Trust is not in default under its trust agreement, (ii) the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Equity Trust Preferred Shares, and (iii) after giving effect to the incurrence of the obligation, the leverage ratio is less than .6 to 1.0.

      Failure to pay distributions. If the Equity Trust has not paid in full six consecutive quarterly distributions on the Equity Trust Preferred Shares, the Equity Trust is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to the Equity Trust, our Company, our Manager or Related.

      Allocation of taxable interest income and market discount. The Equity Trust will specially allocate taxable interest income and market discount that is taxable as ordinary income to our Company. Market discount, if any, may arise where the Equity Trust acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally 1/4 of 1% of a bond's stated redemption price at maturity multiplied by the number of complete years to maturity).

      Limitation on issuance of preferred equity interests. The Equity Trust may not issue preferred equity interests that are senior to the Series A and A-1 Preferred Shares without the consent of a majority of the holders of the Series A and A-1 Preferred Shares. The Equity Trust may not issue any preferred equity interests that are equal in rank to the Equity Trust Preferred Shares unless certain conditions are met, including that the amount of such preferred equity interests is limited, the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Equity Trust Preferred Shares to holders, and there is no default or event of default under the Equity Trust's trust agreement.


                                 USE OF PROCEEDS

      Unless otherwise described in a supplement to this prospectus, we expect to use the net proceeds of the sale of our shares primarily to acquire additional revenue bonds that are expected to produce tax-exempt income, which may include short-term highly-rated floating rate revenue bonds, in each case, as described in detail in the prospectus supplement depending upon the circumstances at the time of the related offering, and for other general trust purposes. Any specific allocation of the net proceeds of an offering of shares to a specific purpose will be determined at the time of such offering and will be described in the related supplement to this prospectus.

                              PLAN OF DISTRIBUTION

      We may sell our shares in or outside the United States to or through underwriters or dealers, through agents or directly to other purchasers. The applicable supplement to this prospectus with respect to our shares, will set forth the terms of the offering of our shares, including the name or names of any underwriters, dealers or agents, the public offering price, any underwriting discounts and other items constituting underwriters compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

      Our shares may be sold directly by us or through agents designated by us from time to time at fixed prices, which may be changed, or at varying prices determined at the time of a sale of our shares. Any agent involved in the offer or sale of our shares will be named, and any commissions payable by us to such agent will be set forth, in the supplement to this prospectus relating thereto.

      In connection with the sale of our shares, underwriters or agents may receive compensation from us or from purchasers of our shares, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our shares may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of our shares they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our shares will be subject to conditions precedent and the underwriters will be obligated to purchase all our shares if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Any common shares sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the American Stock Exchange.

      Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of our shares may be entitled by us, to indemnification against and contribution toward certain liabilities, including liabilities under the Securities Act.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

      In order to comply with the securities laws of certain states, if applicable, our shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.


      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

      The following table sets forth our historical ratio of earnings to combined fixed charges and preference dividends for the periods indicated:


Year Ended December 31,
---------------------------------------------------------------------

     1996          1997         1998         1999         2000
     ----          ----         ----         ----      -----------
     N/A           24:1         7:1           3:1          3:1
=====================================================================


      For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using income before minority interests adding back total fixed charges less preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense, minority interest in income of subsidiary, recurring fees and amortization of capitalized costs related to indebtedness and preference security dividend requirements of consolidated subsidiaries. There are no periods in which earnings were insufficient to cover combined fixed charges and preference dividends.

                                     EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our annual report on Form 10-K for the fiscal year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

      Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York, and Greenberg Traurig, LLP, Philadelphia, Pennsylvania. The validity of the shares will be passed upon for us by Richards, Layton and Finger, P.A., Wilmington, Delaware.


                         WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 under the Securities Act to register the common shares offered by this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding our Company. You may access the SEC's web site at http://www.sec.gov.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Judiciary Plaza, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common shares are listed on the American Stock Exchange under the symbol "CHC."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

      o     Our Annual Report on Form 10-K for the fiscal year ended
            December 31, 2000, filed with the SEC on March 30, 2001 (SEC File No. 001-13237);

      o Our Quarterly Report on Form 10-Q for the period ended September 30, 2000, filed with the SEC on November 14, 2000 (SEC File No. 001-13237);

      o Our Quarterly Report on Form 10-Q for the period ended June 30, 2000, filed with the SEC on August 14, 2000 (SEC File No. 001-13237);

      o Our Amended Quarterly Report on Form 10-Q/A-1 for the period ended March 31, 2000, filed with the SEC on August 2, 2000 (SEC File No. 001-13237);

      o Our Definitive Proxy Statement dated April 26, 2000 on Schedule 14A prepared in connection with our Annual Meeting of Shareholders held on June 14, 2000 (SEC File No. 001-13237);

      o Our Current Report on Form 8-K filed with the Commission on November 29, 2000 (SEC File No. 001-13237); and

      o Registration Statement on Form 10 and Form 10/A dated July 31, 1997 and filed on August 1, 1997; and as amended and filed on September 23, 1997 (SEC File No. 001-13237).

      You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

                  Charter Municipal Mortgage Acceptance Company
                               625 Madison Avenue
                            New York, New York 10022
                               Attn: Brenda Abuaf
              Telephone requests may be directed to (212) 421-5333.

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

      Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

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



================================================================================




                               $250,000,000 SHARES


                                CHARTER MUNICIPAL
                           MORTGAGE ACCEPTANCE COMPANY

                                  COMMON SHARES

                        --------------------------------

                              PROSPECTUS SUPPLEMENT

                        --------------------------------





                                         , 2001






================================================================================